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As filed with the Securities and Exchange Commission on August 20, 2002

Registration No. 333-90800

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

divine, inc.
(Exact name of registrant as specified in its charter)

Delaware	7379	36-4301991
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1301 NORTH ELSTON AVENUE
CHICAGO, ILLINOIS 60622
773-394-6600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

JUDE M. SULLIVAN, ESQ.
Senior Vice President, Secretary and General Counsel
divine, inc.
1301 North Elston Avenue
Chicago, Illinois 60622
773-394-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

JEFFREY R. PATT, ESQ. LINDA J. WIGHT, ESQ. Katten Muchin Zavis Rosenman 525 West Monroe, Suite 1600 Chicago, Illinois 60661-3693 312-902-5200	ISSAC J. VAUGHN, ESQ. MICHAEL S. DORF, ESQ. Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, California 94304-1050 650-493-9300

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement and all other conditions to the merger of a wholly-owned subsidiary of divine, inc. into Viant Corporation have been satisfied or waived.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated August 20, 2002

PROXY STATEMENT/PROSPECTUS

The information contained in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities and filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

The Proposed divine/Viant Merger—Your Vote Is Very Important divine, inc. has agreed to acquire Viant Corporation in a merger transaction. If we complete the merger, divine will issue to Viant stockholders a total number of shares of divine class A common stock equal to the lesser of:

  •
  $8.6 million divided by the volume weighted average closing share price of divine class A common stock for the 10-day trading period ending two trading days prior to the closing of the merger, which for purposes of this calculation will not be less than $2.0325 nor more than $2.9675; or

  •
  19.99% of the number of shares of divine class A common stock issued and outstanding as of the closing of the merger.

        In the event that under the above formula divine issues only 19.99% of its shares of class A common stock outstanding as of the closing date, the cash value of the shares of divine class A common stock that divine is unable to issue as a result of the limitation will be added to the Viant cash distribution.

        Assuming that approximately 49,770,831 shares of Viant common stock are issued and outstanding as of the second business day prior to the closing of the merger, which is based upon the 49,186,458 shares of Viant common stock issued and outstanding as of August 15, 2002 and 584,373 shares of Viant common stock estimated to be issued as a result of the acceleration and net exercise of outstanding in-the-money Viant stock options prior to the closing of the merger, Viant stockholders could receive between .05823 and .08151 of a share of divine class A common stock for each share of Viant common stock that they then own.

        In addition, immediately prior to the closing of the merger, Viant will make a cash distribution to its stockholders equal to $72.5 million, plus:

  •
  an amount, if any, equal to $8.6 million less the aggregate value, based upon the volume weighted average closing share price for the 10-day trading period ending two trading days prior to the closing of the merger, which for purposes of this calculation will not be less than $2.0325 per share nor more than $2.9675 per share, of the shares of divine class A common stock issued to the Viant stockholders in the transaction; and

  •
  any cash proceeds that Viant receives from the exercise of any employee stock options after July 23, 2002.

        divine class A common stock is traded on the Nasdaq National Market under the symbol "DVIN". From May 29, 2002 until June 25, 2002, divine was traded under the symbol "DVIND". On August     , 2002, the closing price of divine class A common stock was $        per share.

        We cannot complete the merger unless Viant stockholders approve and adopt the merger agreement, as amended, and approve the merger. Therefore, Viant has called a special meeting of its stockholders to obtain this approval. The board of directors of Viant has approved the merger agreement, the amendments to the merger agreement, and the merger, and recommends that its stockholders vote FOR the proposal described in the attached materials. The special meeting of Viant stockholders shall be held at 10:00 a.m., local time, on September    , 2002, at Viant's offices located at 89 South Street, Boston, Massachusetts 02111.

        The proposed merger is a complex transaction and is discussed in detail in this proxy statement/prospectus. Please carefully read this document in its entirety, particularly the "Risk Factors" section beginning on page 29, which discusses the potential risks involved in the merger, in the operation of the combined company and in owning divine class A common stock. Whether or not you plan to attend the special meeting, please take the time to vote. You may grant a proxy to vote your shares (1) by completing and mailing the enclosed proxy card, (2) by telephone or (3) over the Internet. You may also vote in person if you choose to attend the special meeting.

Andrew J. Filipowski Chairman and Chief Executive Officer divine, inc.	Robert L. Gett Chairman and Chief Executive Officer Viant Corporation

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the divine class A common stock to be issued in connection with the merger as described in this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated August     , 2002 and is first being mailed to Viant stockholders on or about August     , 2002.

Viant Corporation
89 South Street
Boston, Massachusetts 02111

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To our stockholders:

        We will hold a special meeting of stockholders of Viant Corporation at 10:00 a.m., local time, on September     , 2002 at our offices located at 89 South Street, Boston, Massachusetts 02111. At the special meeting, we will ask you to vote on:

  •
  a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of April 5, 2002, by and among divine, inc., DVC Acquisition Company, a wholly-owned subsidiary of divine, and Viant, as amended by the amendments to Agreement and Plan of Merger and Reorganization, dated as of July 23, 2002 and August 2, 2002, by and among divine, DVC and Viant, and approve the merger of DVC with and into Viant, as a result of which Viant will become a wholly-owned subsidiary of divine and the outstanding shares of Viant common stock will be converted into the right to receive an aggregate number of shares of divine class A common stock equal to the lesser of $8.6 million divided by the volume weighted average closing share price of divine class A common stock for the 10-day trading period ending two trading days prior to the closing of the merger, which for purposes of this calculation will not be less than $2.0325 per share nor more than $2.9675 per share, or 19.99% of the number of shares of divine class A common stock issued and outstanding as of the closing date.

        In the event that divine is unable to issue the entire consideration in shares of divine class A common stock as a result of the 19.99% limitation, the cash distribution by Viant will be increased by the value of the shares of divine common stock that could not be issued in the transaction.

        The proposed merger is described in the attached proxy statement/prospectus, which we urge you to read carefully.

        We have fixed the close of business on August 15, 2002 as the record date for determining stockholders entitled to notice of, and to vote at, this special meeting (including any adjournment or postponement thereof). A list of these stockholders will be available at the special meeting and will also be available for inspection by stockholders of record during normal business hours for ten days prior to the special meeting at our corporate headquarters located at 89 South Street, Boston, Massachusetts 02111.

        After careful consideration, your board of directors unanimously approved the merger agreement, the amendments to the merger agreement, with one director absent as to the approval of the second amendment, and the merger and recommends that you vote in favor of the proposal to approve and adopt the merger agreement, as amended, and approve the merger. Approval and adoption of the merger agreement, as amended, and approval of the merger requires the affirmative vote of a majority of the shares of Viant's common stock outstanding on the record date for the special meeting.

        Your vote is very important, regardless of the number of shares you own. Please sign and promptly return the proxy card in the enclosed prepaid envelope marked "Proxy," whether or not you expect to attend the special meeting. You may also vote by telephone or over the Internet instead of by mailing your proxy card. You can revoke your proxy at any time before it has been voted at the special meeting. If your shares are held in the name of a bank, broker or other fiduciary, you should direct that person how to vote your shares. If you wish to change this vote prior to the special meeting, you must instruct that person to change your vote. Please note that if you abstain, do not vote or do not instruct your broker how to vote any shares your broker holds for you in its name, this will have the same effect as voting against the approval and adoption of the merger agreement, as amended, and the approval of the merger.

        You should not send Viant stock certificates with your proxy card. After we complete the merger, the exchange agent will send you written instructions for exchanging Viant stock certificates for divine stock certificates.

By order of the board of directors,

Issac J. Vaughn Assistant Secretary
August , 2002 Boston, Massachusetts

ADDITIONAL INFORMATION

        divine has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to divine, and Viant has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Viant.

        This proxy statement/prospectus incorporates important business and financial information about divine and Viant that is not included in, or delivered with, this proxy statement/prospectus.

        You may obtain documents that divine has filed with the SEC and incorporated by reference into this document, without charge, by making an oral or written request to divine as follows:

  divine, inc.
  Attn: Investor Relations
  1301 North Elston Avenue
  Chicago, Illinois 60622
  Telephone: (773) 394-6600
  Facsimile: (773) 394-6604
  email:   ir@divine.com

        You may obtain documents that Viant has filed with the SEC and incorporated by reference into this document without charge, by making an oral or written request to Viant as follows:

  Viant Corporation
  Attn: Investor Relations
  89 South Street
  Boston, Massachusetts 02111
  Telephone: (617) 531-3700
  Facsimile: (617) 531-3803
  email:   ir@viant.com

        You may also obtain all documents of divine and Viant that each party has filed with the SEC by making an oral or written request to the exchange agent, Computershare Trust Company of New York, as follows:

  Computershare Trust Company of New York
  Attn: Tod Shafer
  2 North LaSalle Street
  Chicago, Illinois 60602
  Telephone: (312) 588-4746
  Facsimile: (312) 601-4357
  email:   tod.shafer@computershare.com

        In order to receive timely delivery of these documents in advance of the Viant special meeting, please make your request by September     , 2002, which is five business days before the date of the Viant special meeting.

        For a more detailed discussion of the information about divine and Viant incorporated into this proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 113.

        You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated August     , 2002. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date or, in the case of documents incorporated by reference, the date of the referenced document, and neither the mailing of this proxy statement/prospectus to you nor the issuance of divine class A common stock in connection with the merger shall create any implication to the contrary.

        In this proxy statement/prospectus, all references to divine common stock are to divine class A common stock along with the right to purchase divine series A junior participating preferred stock under divine's stockholders' rights plan, and all references to Viant common stock include the right to purchase Viant's series A participating preferred stock under Viant's stockholders' rights plan.

        divine is a trademark of divine, inc. and Viant is a trademark of Viant Corporation. This proxy statement/prospectus also contains trademarks that are the property of other companies.

i

Dissenters' Rights	83
THE MERGER AGREEMENT	84
The Merger	84
No Fractional Shares Will Be Issued	86
Viant Stock Certificate Exchange Procedures	86
Treatment of Outstanding Viant Stock Options	86
Issuance of divine Stock Options to Viant Employees	86
Termination of Viant Employee Stock Purchase Plans	87
Representations and Warranties	87
Covenants	88
Conditions to the Merger	91
Termination of the Merger Agreement	93
Termination Fee	94
Amendments	95
Expenses	95
THE VOTING AGREEMENTS	96
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	97
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	102
COMPARISON OF RIGHTS OF DIVINE STOCKHOLDERS AND VIANT STOCKHOLDERS	104
Stockholder Rights Plan	111
STOCKHOLDER PROPOSALS	111
LEGAL MATTERS	112
EXPERTS	112
WHERE YOU CAN FIND MORE INFORMATION	113
ANNEX A AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
ANNEX B-1 AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
ANNEX B-2 SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
ANNEX C OPINION OF SG COWEN SECURITIES CORPORATION

ii

QUESTIONS AND ANSWERS
ABOUT THE MERGER

Q.
Why are the two companies proposing to merge?

A.
The products and services offered by the companies are generally complementary. divine expects that the proposed acquisition of Viant will provide divine with enhanced expertise in the media and entertainment, financial services and healthcare/pharmaceuticals industries; a more diversified client base; a broader geographic presence in the Northeast and stronger presence in Los Angeles; an increased portfolio of products and services offerings; and a balance sheet that will contribute to divine's ability to satisfy its current liquidity needs. Viant believes that the proposed merger could increase its product and service offerings, provide it with a greater competitive advantage than it could achieve on its own, provide it with access to a larger client base and allow it access to a large, experienced sales organization. divine and Viant believe that the merger will deliver significant value to the stockholders of both companies. Achieving these anticipated benefits, however, is subject to certain risks discussed in "Risk Factors" beginning on page 29. To review the reasons for the proposed merger in greater detail, see "The Merger—The Companies' Reasons for the Merger" on page 62, "The Merger—divine's Reasons for the Merger" on page 62 and "The Merger—Viant's Reasons for the Merger and Recommendation of Viant's Board of Directors" on page 64.

Q.
What will I receive in the merger?

A.
If we complete the merger, divine will issue to Viant stockholders an aggregate number of shares of divine common stock equal to the lesser of $8.6 million divided by the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, which for purposes of this calculation will not be less than $2.0325 nor more than $2.9675, or 19.99% of the number of shares of divine common stock issued and outstanding as of the closing date. In the event that the aggregate number of shares of divine common stock to be issued to Viant stockholders does not have a value of $8.6 million as a result of the 19.99% limitation, Viant stockholders will receive cash in an amount equal to the difference between $8.6 million and the value of the shares of divine common stock issued to the Viant stockholders, which shares of divine common stock for purposes of this calculation will not be valued at less than $2.0325 per share nor more than $2.9675 per share.

  Assuming that (1) divine has 20,295,133 shares of common stock issued and outstanding as of the closing of the merger and (2) approximately 49,770,831 shares of Viant common stock are issued and outstanding as of the second business day prior to the closing of the merger, which is based upon the 49,186,458 shares of Viant common stock issued and outstanding as of August 15, 2002, and 584,373 shares of Viant common stock estimated to be issued as a result of the acceleration and net exercise of outstanding in-the-money Viant stock options prior to the closing of the merger, Viant stockholders could receive between .05823 and .08151 of a share of divine common stock for each share of Viant common stock that they then own. In the event that divine is unable to issue the entire consideration in shares of divine common stock as a result of the 19.99% limitation, the cash distribution by Viant will be increased by the value of the shares of divine common stock that could not be issued in the transaction.

  The following examples are based in part on the assumptions set forth below, each as of the closing of the merger:

    •
    Viant's outstanding shares of common stock on the second business day prior to the closing of the merger, would equal 49,770,831, which is based upon the 49,186,458 issued and outstanding shares of Viant common stock as of August 15, 2002 and 584,373 shares of Viant common stock estimated to be issued as a result of the acceleration and net exercise of outstanding in-the-money Viant stock options prior to the closing of the merger;

    •
    the market value of divine common stock is equal to the 10-day volume weighted average closing price;

    •
    divine's outstanding shares of common stock would equal 20,295,133, and 19.99% of the outstanding shares of divine common stock would equal 4,056,997 shares; and

    •
    You own 1,000 shares of Viant common stock.

  Example 1:

  If the volume weighted average closing share price of divine common stock equals $2.50, then the fraction of a share of divine common stock per share payable to you would equal:

  ($8,600,000/$2.50)/49,770,831= 0.0691168

  You would be entitled to 69 shares of divine common stock and cash for the fractional share as described below. The market value of the aggregate number of shares of divine common stock issued in this Example 1 would be greater than $8,600,000, and, as a result, divine would have issued all of the consideration in stock and the cash distribution by Viant would not be increased.

  Example 2:

  If the volume weighted average closing share price of divine common stock is between $2.0325 and $2.12, the number of shares of divine common stock that would be issued as determined by the formula would be greater than 19.99% of the outstanding shares of divine common stock. As a result, the fraction of a share of divine common stock per share payable to you would equal:

  4,056,997/49,770,831 = 0.0815135

  You would be entitled to 81 shares of divine common stock and cash for the fractional share as described below. In addition, because the value of the stock consideration is less than $8,600,000, Viant stockholders would receive cash for each share of Viant common stock in an amount equal to the amount by which $8,600,000 exceeds the value of the stock consideration. For example, if the volume weighted average closing share price of divine common stock is $2.10, you would receive cash for each share of Viant common stock that you own in an amount equal to:

  ($8,600,000-(4,056,997×$2.10))/49,770,831 = $0.0016135

  You would be entitled to an additional aggregate cash distribution of approximately $1.61.

  Example 3:

  If the volume weighted average closing share price of divine common stock is at or below $2.0325, the number of shares of divine common stock that would be issued as determined by the formula would be greater than 19.99% of the outstanding shares of divine common stock. As a result, the fraction of a share of divine common stock payable to you would equal:

  4,056,997/49,770,831= 0.0815135

  You would be entitled to 81 shares of divine common stock and cash for the fractional share as described below. In addition, because the value of the stock consideration is less than $8,600,000, Viant stockholders would receive cash for each share of Viant common stock in an amount equal to the amount by which $8,600,000 exceeds the value of the stock consideration, up to an aggregate of $354,194.30 (based upon 4,056,977 shares of divine common stock at a value of $2.0325). If the volume weighted average closing share price of divine common stock is at or below $2.0325, you would receive cash for each share of Viant common stock that you own in an amount equal to:

  ($8,600,000-(4,056,997×$2.0325))/49,770,831 = $0.0071165

  You would be entitled to an additional aggregate cash distribution of approximately $7.12.

  Example 4:

  If the volume weighted average closing share price of divine common stock is $2.9675 or above, the fraction of a share of divine common stock per share payable to you would equal:

  ($8,600,000/$2.9675)/49,770,831= 0.0582281

  You would be entitled to 58 shares of divine common stock and cash for the fractional share as described below. The market value of the aggregate number of shares of divine common stock issued in this Example 4 would be greater than $8,600,000, and, as a result, divine would have issued all of the consideration in stock and the cash distribution by Viant would not be increased.

  Viant intends to issue a press release announcing the anticipated number of shares of divine common stock that you will receive in the merger for each share of Viant common stock that you own.

  In addition to the stock consideration, immediately prior to the closing of the merger, Viant will make a cash distribution to its stockholders equal to $72.5 million, plus

  •
  an amount, if any, by which $8.6 million exceeds the aggregate value, based upon the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, which for purposes of this calculation will not be less than $2.0325 per share nor more than $2.9675 per share, of the shares of divine common stock issued to the Viant stockholders in the merger, and

  •
  any cash proceeds that Viant receives from the exercise of any employee stock options after July 23, 2002.

  The cash distribution will not be paid if the merger does not close. The cash distribution of at least $72.5 million will be paid by Viant on a pro rata basis based upon the aggregate number of shares of Viant common stock issued and outstanding on the record date for the cash distribution.

  Assuming that approximately 49,770,831 shares of Viant common stock are issued and outstanding as of the record date for the distribution, which is based upon the 49,186,458 shares of Viant common stock issued and outstanding as of August 15, 2002 and 584,373 shares of Viant common stock estimated to be issued as a result of the acceleration and net exercise of outstanding in-the-money Viant stock options prior to the closing of the merger, and assuming a cash distribution of $72.5 million, each share of Viant common stock would entitle its holder to receive approximately $1.46 in cash with respect to the distribution.

  Viant intends to issue a press release announcing the anticipated per share amount of the cash distribution on the third trading day prior to the Viant special meeting. Approximately 15 days prior to the closing date of the merger, Viant intends to provide a toll-free number for its stockholders to call and receive an exchange ratio and per share cash distribution based upon then-current share counts, share prices and option proceeds.

Q.
How will Viant stock options be treated in the merger?

A.
When the merger is completed, no Viant stock options will be assumed or substituted by divine. Instead, all outstanding Viant stock options will accelerate and become fully vested and exercisable. Viant stock option holders may exercise their options and receive in respect of their shares their pro rata share of the stock consideration and the cash distribution. Viant will give notice to holders of Viant stock options at least 18 days prior to the anticipated closing date of the merger that they will have 15-day in which to exercise their existing options. All Viant stock options must be exercised at or prior to the end of the 15-day exercise period or they will terminate. The parties have agreed to take all actions necessary to allow for the exercise of the options on a net basis. If you choose to exercise your stock options and the merger is subsequently terminated, you will remain a stockholder of Viant.

Q.
What happens as the market price of divine common stock fluctuates?

A.
The exchange ratio is based upon the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger. Therefore, the number of shares of divine common stock that you will receive in the merger will adjust if the price of divine common stock increases or decreases within the range of $2.0325 and $2.9675. If the volume weighted average closing share price of divine common stock is greater than $2.9675, Viant stockholders will not receive any fewer shares and the actual value of the stock consideration may be greater than $8.6 million. In the event that the aggregate number of shares of divine common stock to be issued to the Viant stockholders does not have a value of $8.6 million, Viant stockholders will receive cash in an amount equal to the difference between $8.6 million and the value of the shares of divine common stock issued to the

  Viant stockholders, which shares of divine common stock for purposes of this calculation will not be valued at less than $2.0325 per share nor more than $2.9675 per share. However, if the volume weighted average closing share price of divine common stock is equal to or less than $2.0325, or is a price that would result in the issuance of more than 19.99% of the outstanding divine common stock, Viant stockholders will not receive any additional shares and the actual value of the stock consideration may be less than $8.6 million. You should obtain a current market quotation for divine common stock before voting on the merger.

Q.
Will divine issue fractional shares in the merger?

A.
divine will not issue fractional shares in the merger. Instead, you will receive a cash payment for any fractional share based on the closing sale price of a share of divine common stock on the trading day immediately prior to the effective date of the merger.

Q.
What do I need to do now?

A.
After carefully reading and considering the information contained and incorporated by reference into this proxy statement/prospectus, please vote your shares by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at the special meeting. You may also vote by telephone or over the Internet instead of by mailing your proxy card or by attending the special meeting in person. The special meeting will take place on September     , 2002. The board of directors of Viant recommends that Viant stockholders vote in favor of the merger proposal.

Q.
Should I send in my stock certificates now?

A.
No. After we complete the merger, the exchange agent will send you written instructions for exchanging your stock certificates for certificates representing divine common stock.

Q.
How do I vote my shares by telephone or over the Internet?

A.
To vote by telephone or over the Internet, you will be required to have the control number appearing on your proxy card available in order to submit your vote. A properly completed telephone or Internet vote has the same effect as if you marked, signed and returned the proxy card by mail. See the instructions on the proxy card for a detailed description of the telephone and Internet voting procedures.

Q.
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A.
Your broker will only vote your shares with respect to the merger proposal if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares with respect to the merger proposal, your shares will not be voted by your broker, which will have the same effect as voting against the proposed merger.

Q.
What if I do not vote by proxy, by phone, over the Internet or at the special meeting, I abstain or I do not indicate how my executed proxy should be voted?

A.
If you fail to return a proxy card, do not vote by phone or over the Internet, do not vote at the special meeting or submit your proxy and abstain from voting, it will have the same effect as a vote against the proposed merger. If you send in your executed proxy card but do not indicate how you want to vote on the merger proposal, the proxy will be counted as a vote in favor of the proposal.

Q.
What vote is required to approve the merger?

A.
The affirmative vote of a majority of the shares of Viant common stock outstanding as of the record date for the Viant special meeting is required to approve and adopt the merger agreement, as amended, and approve the merger.

Q.
Will I be able to change my vote?

A.
Yes. If you are a stockholder of record you may change your vote in any of the following ways:

•
by sending a written notice to the secretary of Viant prior to the special meeting, stating that you would like to revoke your proxy;

•
by completing, signing, dating and mailing another proxy card and having it received by Viant prior to the special meeting;

•
by telephone or via the Internet, prior to the special meeting, by following the instructions provided on your proxy card; or

•
by attending the special meeting and voting in person.

  If your shares are held in the name of a bank, broker or other fiduciary and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

Q.
Who is the exchange agent?

A.
Computershare Trust Company of New York is the exchange agent for the merger.

Q.
When do you expect to complete the merger?

A.
We are working toward completing the merger as quickly as possible after the special meeting. However, in addition to obtaining Viant stockholder approval, divine and Viant must also satisfy other conditions before we can complete the merger. Therefore, we cannot predict exactly when we will complete the merger.

Q.
Will I be able to sell the divine common stock that I receive in the merger?

A.
Yes. The shares of divine common stock to be issued in connection with the merger will be registered and freely transferable under the Securities Act. However, persons who are affiliates of Viant on the date of the Viant special meeting will be required to comply with Rule 145 under the Securities Act when they sell their shares of divine common stock received in the merger. divine common stock is publicly traded on the Nasdaq National Market under the symbol "DVIN".

Q.
Am I entitled to dissenters' or appraisal rights?

A.
No. You are not entitled to dissenters' or appraisal rights in connection with the merger.

Q.
Will the rights of Viant stockholders change as a result of the merger?

A.
Yes. While your rights as a stockholder will remain governed by Delaware law, you will become a divine stockholder as a result of the merger and will have rights after the merger that are governed by divine's certificate of incorporation, certificates of designations, preferences and rights of the series B and series B-1 convertible preferred stock, and bylaws. For more information, see "Comparison of Rights of divine Stockholders and Viant Stockholders" on page 104.

Q.
What are the tax consequences of the merger and the cash distribution?

A.
You generally should not recognize gain or loss for U.S. federal income tax purposes on the exchange of Viant common stock for divine common stock in the merger, except to the extent any cash is paid by divine for fractional shares.

  You will also not recognize any income on your share of the portion of the cash distribution from Viant up to your respective adjusted tax basis in your Viant common stock. Instead, this portion of the cash distribution will be treated as a non-taxable return of capital that will reduce your adjusted tax basis in your Viant common stock. You will recognize gain on your share of the cash distribution from Viant in excess of your respective adjusted tax basis in your Viant common stock. This gain will be treated as gain from the sale or exchange of stock. Any such gain you recognize from the cash distribution from Viant generally will be long-term capital gain if you have held the shares of Viant common stock for more than one year at the time the cash distribution from Viant is made. The cash distribution from Viant will have no direct tax consequences to Viant or divine.

  To review these tax consequences in greater detail, see "Material United States Federal Income Tax Consequences" beginning on page 79. The tax consequences to each particular Viant stockholder will depend on that stockholder's specific situation. Therefore, each you should consult your tax advisor for an understanding of the tax consequences to you that result from the merger.

Q.
What will happen if the merger is not completed?

A.
If the merger is not completed for any reason, Viant may be subject to a number of other material risks. For example, under the terms of the merger agreement, as amended, Viant may be required under certain circumstances to pay divine a termination fee of $2,680,000. In addition, significant merger-related costs incurred by Viant, such as legal, accounting and financial advisor fees, must be paid by Viant even if the merger is not completed. Also, the prices of Viant common stock may change to the extent that their current market prices reflect a market assumption that the merger will be completed.

Q.
What if I receive more than one proxy card?

A.
It may mean that your shares are registered in different ways or are in more than one account. Please provide voting instructions for all proxy cards you receive to ensure that all of your shares are voted at the meeting.

Q.
What if I have additional questions?

A.
If you have any additional questions about the merger, the special meeting or how to submit or revoke your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact one of the following:

Computershare Trust Company of New York Attn: Tod Shafer 2 North LaSalle Street Chicago, Illinois 60602 Telephone:(312) 588-4746 Facsimile: (312) 601-4357 email: tod.shafer@computershare.com	Viant Corporation Attn: Investor Relations 89 South Street Boston, Massachusetts 02111 Telephone: (617) 531-3700 Facsimile: (617) 531-3803 email: ir@viant.com

SUMMARY

        For your convenience, we have provided a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the documents incorporated by reference and the documents attached to this proxy statement/prospectus as annexes. To find out how to receive those documents that we are incorporating by reference, you should see "Where You Can Find More Information" beginning on page 113. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in the summary.

The Companies

  divine

        divine, inc. provides a combination of professional services, Web-based technology and managed applications capabilities designed to allow clients to rapidly deploy advanced enterprise Web solutions that are integrated with their business strategies and existing infrastructures. divine's enterprise Web solutions offer businesses the ability to improve collaboration, interaction and knowledge sharing through their entire value chain, including suppliers, partners, employees and customers. divine provides these solutions for the extended enterprise through its three principal business groups: Professional Services, Software Services and Managed Services. divine maintains its principal offices at 1301 North Elston Avenue, Chicago, Illinois 60622, telephone (773) 394-6600.

  Viant

        Viant is a professional services firm that helps global companies identify and solve complex business problems with digital solutions. Viant creates value by deploying integrated teams of strategists, creative designers and technologists to work closely with the client to develop and implement solutions that address challenges facing businesses today. Viant focuses upon service offerings related to collaboration networks, knowledge portals and the leverage of intellectual property as a way to assist its clients in improving business process and increasing revenue productivity. Viant maintains its principal offices at 89 South Street, Boston, Massachusetts 02111, telephone (617) 531-3700.

  DVC Acquisition Company

        DVC Acquisition Company is a wholly-owned subsidiary of divine. If the merger is completed, DVC will be merged with and into Viant and its separate corporate existence will cease. As a result, Viant will become a wholly-owned subsidiary of divine. DVC was incorporated by divine in Delaware in March 2002 with minimal capitalization and has conducted no business since its incorporation other than executing the merger agreement and the amendments to the merger agreement.

Recommendation of the Board of Directors

        The board of directors of Viant has unanimously approved the merger agreement, the amendments to the merger agreement, with one director, Jenne Britell, absent from the meeting during which the second amendment was approved, and the merger and recommends that Viant stockholders vote FOR the approval and adoption of the merger agreement, as amended, and the approval of the merger.

Fairness Opinion

        SG Cowen Securities Corporation, Viant's financial advisor, delivered its opinion to the Viant board of directors that as of July 23, 2002 and based upon and subject to the assumptions made, matters considered and limitations on review as set forth in SG Cowens' written opinion, the total consideration to be received (the shares of divine common stock and the cash distribution of at least $72.5 million) in the transaction was fair, from a financial point of view, to Viant stockholders.

        The full text of the written opinion of SG Cowen is attached as Annex C and is incorporated by reference herein. Viant stockholders are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. SG Cowen's analyses and opinion were prepared for and addressed to the Viant board and are directed only to the fairness, from a financial point of view, of the total consideration to be received (the shares of divine common stock and the cash distribution of at least $72.5 million) in the transaction, and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger. The total consideration to be received was determined through negotiations between Viant and divine and not pursuant to recommendations of SG Cowen.

The Special Meeting

        The special meeting is scheduled to be held at 10:00 a.m., local time, on September     , 2002 at Viant's offices located at 89 South Street, Boston, Massachusetts 02111. The purpose of the special meeting is to vote on a proposal to approve and adopt the merger agreement, as amended, and approve the merger. Only stockholders of record at the close of business on August 15, 2002 are entitled to vote at the special meeting.

Stockholder Approval

        The affirmative vote of a majority of the outstanding shares of Viant common stock outstanding as of the record date is required to approve and adopt the merger agreement, as amended, and approve the merger. As of the close of business on the record date, Viant's directors and executive officers (together with their respective affiliates) beneficially owned approximately 9.4% of the 49,186,458 shares of Viant common stock outstanding and entitled to vote at the special meeting. All of the executive officers and directors of Viant and the spouse of an executive officer have entered into voting agreements with divine in which they agreed to vote all of their shares of Viant common stock in favor of the adoption and approval of the merger agreement, as amended, and the approval of the merger.

The Merger

        The merger agreement is attached as Annex A and the amendments to the merger agreement are attached as Annex B-1 and Annex B-2 to this proxy statement/prospectus. We encourage you to read the merger agreement, as amended, because it is the legal document that governs the merger. If the holders of a majority of the shares of Viant common stock outstanding as of the record date approve and adopt the merger agreement, as amended, and approve the merger, and all other conditions to the merger are satisfied or waived, DVC

Acquisition Company will be merged with and into Viant and its separate corporate existence shall cease. As a result, Viant will become a wholly-owned subsidiary of divine.

  What Viant Stockholders Will Receive (page 84)

        If we complete the merger, the actual number of shares of divine common stock that you will receive in the merger for each share of Viant common stock that you own, and the actual amount of cash that you will receive from Viant in the cash distribution immediately prior to the closing of the merger will be determined by the number of shares of divine common stock and Viant common stock issued and outstanding prior to the closing date, the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, and the cash proceeds that Viant receives from the exercise of any employee stock options after July 23, 2002.

        The aggregate number of shares of divine common stock to be issued to Viant stockholders will equal the lesser of $8.6 million divided by the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, which for purposes of this calculation will not be less than $2.0325 nor greater than $2.9675, or 19.99% of the number of shares of divine common stock issued and outstanding as of the closing date. If the 10-day volume weighted average closing share price is greater than $2.9675, then the aggregate value of the stock consideration to be received in the merger by Viant stockholders may be greater than $8.6 million. In the event that the aggregate number of shares of divine common stock to be issued to the Viant stockholders does not have a value of $8.6 million as a result of the 19.99% limitation, Viant stockholders will receive cash in an amount equal to the difference between $8.6 million and the value of the shares of divine common stock issued to the Viant stockholders, which shares of divine common stock for purposes of this calculation will not be valued at less than $2.0325 per share nor more than $2.9675 per share. However, if the volume weighted average closing share price of divine common stock is equal to or less than $2.0325, or is a price that would result in the issuance of more than 19.99% of the outstanding divine common stock, Viant stockholders will not receive any additional shares and the actual value of the stock consideration may be less than $8.6 million.

        Assuming that (1) divine has 20,295,133 shares of common stock issued and outstanding as of the closing of the merger and (2) approximately 49,770,831 shares of Viant common stock are issued and outstanding as of the second business day prior to the closing of the merger, which is based upon the 49,186,458 shares of Viant common stock issued and outstanding as of August 15, 2002 and 584,373 shares of Viant common stock estimated to be issued as a result of the acceleration and net exercise of outstanding in-the-money Viant stock options prior to the closing of the merger, Viant stockholders could receive between .05823 and .08151 of a share of divine common stock for each share of Viant common stock that they then own.

        Assuming that 20,295,133 shares of divine common stock are issued and outstanding as of the closing of the merger, divine will issue an aggregate of not less than 2,898,062 and not more than 4,056,977 shares of divine common stock to holders of Viant common stock following the consummation of the merger. Accordingly, Viant stockholders collectively will hold between 10.73% and 14.40% of the shares of divine common stock after giving effect to the merger, assuming (1) the conversion of the 22,941 shares of series B convertible preferred stock issued in the first round of a private placement into 3,823,499 shares of divine common stock (assuming a conversion price of $6.00 per share), (2) that prior to the closing of the merger, none of the outstanding options or warrants to acquire divine common stock have been exercised, and (3) that prior to the closing of the merger, all outstanding in-the-money options to acquire Viant common stock have been exercised on a net basis. Additionally, if the second round of the private placement is closed, divine will issue up to 38,659 shares of series B-1 convertible preferred stock, which are convertible into an aggregate of 15,463,600 shares of divine common stock, assuming a conversion price of $2.50 per share, as a result of which Viant stockholders collectively would hold between 6.82% and 9.30% of the shares of divine common stock after giving effect to the merger.

        In addition to the stock consideration, immediately prior to the closing of the merger, Viant will make a cash distribution to its stockholders equal to $72.5 million, plus

  •
  an amount, if any, by which $8.6 million exceeds the aggregate value, based upon the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger which for purposes of this calculation will not be less than $2.0325 nor more than $2.9675, of the shares of divine common stock issued to the Viant stockholders in the merger, and

  •
  any cash proceeds that Viant receives from the exercise of any employee stock options after July 23, 2002.

        The cash distribution will not be paid if the merger does not close. The cash distribution of at least $72.5 million will be paid on a pro rata basis based upon the aggregate number of shares of Viant common stock issued and outstanding on the record date for the distribution.

        Assuming that approximately 49,770,831 shares of Viant common stock are issued and outstanding as of the record date for the distribution, which is based upon the 49,186,458 shares of Viant common stock issued and outstanding as of August 15, 2002 and 584,373 shares of Viant common stock estimated to be issued as a result of the acceleration and net exercise of outstanding in-the-money Viant stock options prior to the closing of the merger, and assuming a cash distribution of $72.5 million, each share of Viant common stock would entitle its holder to receive approximately $1.46 in cash with respect to the distribution. Viant intends to issue a press release announcing the anticipated per share amount of the cash distribution on the third trading day prior to the special meeting of Viant.

        Viant intends to issue a press release announcing the anticipated per share amount of the cash distribution on the third trading day prior to the Viant special meeting. Approximately 15 days prior to the closing date of the merger, Viant intends to provide a toll-free number for its stockholders to call and receive an exchange ratio and per share cash distribution based upon then-current share counts, share prices and option proceeds.

  Treatment of Outstanding Viant Stock Options

        When the merger is completed, no Viant stock options will be assumed or substituted by divine. Instead, all outstanding Viant stock options will accelerate and become fully vested and exercisable. Viant stock option holders may exercise their options and receive in respect of their shares their pro rata share of the stock consideration and the cash distribution. Viant will give notice to holders of Viant stock options at least 18 days prior to the anticipated closing date of the merger that they will have 15 days in which to exercise their existing options. All Viant stock options must be exercised at or prior to the end of the 15-day exercise period or they will terminate. The parties agreed to take all actions necessary to allow for the exercise of the options on a net basis. If you choose to exercise your stock options and the merger is subsequently terminated, you will remain a stockholder of Viant.

  Issuance of divine Stock Options to Viant Employees

        No less than 10 business days after the merger is completed, divine will grant to each Viant employee who continues as an employee of divine options to purchase a number of shares of divine common stock under the divine option plans equal to the number of divine options that would be granted to a divine employee with a salary equal to the salary of the continuing Viant employee immediately prior to the completion of the merger, multiplied by the number of whole years the continuing employee has been employed by Viant. Such option grants shall be in compliance with divine's option guidelines in effect on July 23, 2002, the date the merger agreement was first amended. The exercise price of such options will be equal to the closing sale price of divine common stock on the Nasdaq National Market on the date of grant. The shares of divine common stock issuable upon exercise of the options are registered under a registration statement on Form S-8 previously filed by divine with the SEC.

  Conditions to the Merger (page 91)

        The completion of the merger depends on the satisfaction or waiver of a number of conditions, including:

  •
  the approval and adoption of the merger agreement, as amended, and the approval of the merger by Viant stockholders;

  •
  divine's and Viant's satisfaction in all material respects of its respective agreements and covenants in the merger agreement, as amended, including, that at the closing, Viant's cash and cash equivalents must be no less than the sum of $100 million and any cash proceeds received by Viant as the result of the exercise of employee stock options after July 23, 2002; and

  •
  the appointment of Robert Gett, Chairman of the board of directors and Chief Executive Officer of Viant, to the divine board of directors.

  Termination of the Merger Agreement (page 93)

        divine and Viant may jointly terminate the merger agreement, as amended, at any time before completing the merger. Either divine or Viant may terminate the merger agreement, as amended, if the merger is not completed by September 30, 2002, or in certain other circumstances, including Viant's ability to terminate the merger agreement, as amended, to allow it to accept a company superior proposal.

  Expenses and Termination Fee (page 94)

        In general, the fees and expenses incurred in connection with the merger will be paid by the party incurring the expenses. However, the merger agreement, as amended, provides for the payment of $2,680,000 and the reimbursement of reasonable out-of-pocket expenses following a termination of the merger agreement under certain circumstances, and the payment of such reasonable out-of-pocket expenses by Viant in the event that the Viant stockholders fail to approve the merger proposal.

  Viant Prohibited from Soliciting Other Offers (page 90)

        Viant has agreed not to solicit, initiate or intentionally encourage any third-party proposal to acquire a majority interest in Viant or to engage in any such negotiations or discussions. In the event that Viant receives an unsolicited third-party proposal to acquire a majority interest in Viant that the Viant board of directors determines in good faith is or may reasonably be expected to be superior to the terms of the merger with divine, Viant may, after giving divine written notice of its intention to do so, engage in negotiations and discussions with the third party. Viant has agreed to keep divine informed of all material terms and conditions of the third-party proposal.

  Interests of Certain Persons in the Merger (page 77)

        Stockholders should be aware that certain members of the Viant board of directors and management have interests in the merger that are different from, or are in addition to, the interests of other Viant stockholders that may make them more likely to approve and adopt the merger agreement, as amended, and approve the merger.

        The merger agreement, as amended, provides that rights to indemnification, found in Viant's certificate of incorporation and bylaws, benefiting Viant's directors and officers, will survive the closing of the merger.

        In addition, certain executive officers of Viant are parties to change of control severance agreements that could be triggered if they are terminated prior to or following the merger; Mr. Gett will be appointed to divine's board of directors upon consummation of the merger; and certain executive officers of Viant may continue as employees of divine and may receive options to purchase divine common stock following the merger.

  Material United States Federal Income Tax Consequences (page 79)

        Stockholders generally should not recognize gain or loss for U.S. federal income tax purposes on the exchange of Viant common stock for divine common stock in the merger, except to the extent any cash is paid by divine for fractional shares.

        Stockholders will also not recognize any income on their share of the portion of the cash distribution from Viant up to their respective adjusted tax basis in their Viant common stock. Instead, this portion of the cash distribution will be treated as a non-taxable return of capital that will reduce the stockholders' adjusted tax basis in their Viant common stock. Stockholders will recognize gain on their share of the cash distribution from Viant in excess of their respective adjusted tax basis in their Viant common stock. This gain will be treated as gain from the sale or exchange of stock. Any such gain recognized by a stockholder from the cash distribution from Viant generally will be long-term capital gain if the stockholder has held the shares of Viant common stock for more than one year at the time the cash distribution from Viant is made. The cash distribution from Viant will have no direct tax consequences to Viant or divine.

        The tax consequences to each particular stockholder will depend on that stockholder's specific situation. Therefore, each stockholder should consult his, her or its own tax advisor for an understanding of the tax consequences to that stockholder resulting from the merger.

  Dissenters' Rights

        Viant stockholders are not entitled to dissenters' rights or appraisal rights under the Delaware General Corporation Law in connection with the merger.

  Accounting Treatment

        divine will account for the merger using the purchase method of financial reporting in accordance with U.S. generally accepted accounting principles. This method assumes that for financial reporting purposes, divine will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of financial reporting, divine will record the fair value of Viant's net assets on its consolidated financial statements, with the remaining purchase price in excess of the fair value of Viant's net assets recorded as goodwill.

  Regulatory Matters (page 82)

        Viant's and divine's obligations to complete the merger are subject to their receipt of all necessary approvals and the expiration of all applicable waiting periods required by U.S. law, if any.

divine's Recent Developments

  Oak Private Placement

        On May 29, 2002, divine entered into a securities purchase agreement with Oak Investment Partners X, Limited Partnership, and certain other investors named therein, including Andrew Filipowski, divine's Chairman and Chief Executive Officer. On May 31, 2002 and June 6, 2002, divine closed the first of two rounds of a $61.6 million private placement. In this first closing, divine issued and sold to the investors an aggregate of 22,941 shares of its series B convertible preferred stock for an aggregate purchase price of approximately $22.9 million. The shares of series B convertible preferred stock are initially convertible into an aggregate of 3,823,499 shares of divine common stock, subject to adjustment for certain antidilution events. However, unless divine stockholder approval is obtained, divine will not convert the shares of series B convertible preferred stock into more than an aggregate of 3,823,500 shares of divine common stock. The holders of the shares of series B convertible preferred stock are entitled to vote on an as-converted basis with the holders of divine common stock on all matters submitted for a vote of the holders of divine common stock. However, the holders of the series B convertible preferred stock will not be entitled to more than 19.99% of divine's aggregate voting power unless stockholder approval is obtained. Additionally, under the terms of the securities purchase agreement, divine increased the size of its board of directors from 9 to 11 and granted the holders of the series B convertible preferred stock the right to elect a nominee appointed by Oak Investment Partners, to fill one of the vacancies created by the increase. For a discussion of the participation rights, liquidation preferences, redemption rights and other preferences and rights of the series B convertible preferred stock, please see "Comparison of Rights of divine Stockholders and Viant Stockholders" beginning on page 104.

        As market conditions changed since the date the securities purchase agreement was originally signed, Oak Investment Partners requested that the conversion price of the preferred stock to be sold in the second round of the private placement be lowered to reflect the current market price of divine common stock, and divine agreed. As a result, on July 16, 2002, the parties agreed to a first amended and restated securities purchase agreement, and then, on July 24, 2002, the parties agreed to a second amended and restated securities purchase agreement. The second amended and restated securities purchase agreement created a second series of convertible preferred stock to be issued at the second closing, the series B-1 convertible preferred stock, that has a conversion price that is different than the conversion price of the series B convertible preferred stock issued at the first closing, and eliminated the warrants to purchase 9,667 shares of series B convertible preferred stock that were to be issued at the second closing under the original securities purchase agreement. If the second round of the private placement closes, divine would issue to the investors, for an aggregate purchase price of approximately $38.7 million, 38,659 shares of series B-1 convertible preferred stock. The initial conversion price of the series B-1 convertible preferred stock will equal the volume weighted average price of divine common stock for the 10-day trading period ending on the third trading day prior to the date divine stockholder approval is obtained for certain matters relating to the private placement; provided that such volume weighted average price will be no less than $1.50 per share and no greater than $5.00 per share. Assuming a conversion price of $2.50 per share, these shares would be convertible into 15,463,600 shares of divine common stock. Following the second closing, the series B and series B-1 convertible preferred stock, voting together as a single class, would be entitled to elect a second nominee, appointed by Oak Investment Partners, to divine's board of directors to fill the other vacancy created by the increase in the size of the divine board discussed above. Conditions to the consummation of the second round of the private placement include, but are not limited to, divine stockholder approval and the occurrence of no redemption triggering events, as set forth in the second amended and restated securities purchase agreement, all of which may be waived by the investors. For a discussion of the participation rights, liquidation preference, redemption rights and other preferences and rights of the series B-1 convertible preferred stock, please see "Comparison of Rights of divine Stockholders and Viant Stockholders" beginning on page 104.

        divine agreed to prepare and file with the SEC one or more registration statements covering the resale of the shares of common stock issuable upon conversion of the shares of series B convertible preferred stock and series B-1 convertible preferred stock. If any of the registration statements are not declared effective by the SEC by the deadline set forth for such registration statement in the registration rights agreement or if, after being declared effective, sales of the divine common stock covered by such registration statement cannot be made due to a failure by divine to disclose information necessary for sales to be made under such registration statement (subject to certain allowable grace periods), divine is required to pay to the holders of the preferred stock, or the holders of shares of divine common stock issued upon conversion of the preferred stock, covered by such registration statement, an amount in cash equal to 2% of the purchase price attributable to such shares for each 30 day period, or pro rata portion thereof, that the applicable registration statement is not effective or available.

        A special meeting of the stockholders of divine has been scheduled for August 27, 2002 to obtain approval of certain matters relating to the transactions contemplated by the private placement.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Selected Historical Financial Data of divine

        You should read carefully divine's consolidated financial statements, including the related notes, and divine's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in divine's Annual Report on Form 10-K, as amended on Form 10-K/A filed with the SEC on May 9, 2002, for its fiscal year ended December 31, 2001, and divine's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2002, for the six month period ended June 30, 2002, which are incorporated by reference into this proxy statement/prospectus. The selected data in this section is not intended to replace divine's consolidated financial statements. divine has derived its consolidated statement of operations data for the period from May 7, 1999, its inception, to December 31, 1999, the year ended December 31, 2000 and the year ended December 31, 2001 and its consolidated balance sheet data as of December 31, 2000 and 2001 from its audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. divine has derived its consolidated balance sheet data as of December 31, 1999 from its audited consolidated financial statements that are not incorporated by reference into this proxy statement/prospectus. divine's consolidated financial statements were audited by KPMG LLP, independent certified public accountants. divine derived its consolidated statement of operations data for the six-month periods ended June 30, 2002 and 2001 and its consolidated balance sheet data as of June 30, 2002 from its unaudited interim consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. In the opinion of divine's management, those unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read along with the audited financial statements and the related notes. divine's operating results for the six months ended June 30, 2002 are not necessarily indicative of the results divine may achieve for the entire year ending December 31, 2002. On May 29, 2002, divine effected a 1 for 25 reverse stock split. All share and per share data in the selected historical financial data of divine give effect to the reverse stock split.

	Six Months Ended June 30, 2002 (unaudited)	Six Months Ended June 30, 2001 (unaudited)	Years Ended December 31,		Period from May 7, 1999 (inception) through December 31, 1999
			2001	2000
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$309,886	$71,038	$199,598	$44,079	$1,037
Total operating expenses	430,597	157,791	531,270	346,621	10,465
Net loss applicable to common stockholders	(122,111)	(104,132)	(369,824)	(528,182)	(12,927)
Basic and diluted net loss per share applicable to common stockholders	$(6.67)	$(18.65)	$(51.59)	$(195.94)	$(114.76)
Shares used in computing basic and diluted net loss per share	18,312	5,584	7,169	2,696	113
	As of June 30, 2002 (unaudited)	As of December 31,
		2001	2000	1999
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents, net of restricted cash	$29,866	$104,480	$252,533	$162,841
Working capital	(50,234)	79,907	254,228	138,280
Total assets	722,182	874,711	420,181	238,872
Long-term obligations	65,601	101,294	7,777	281
Total stockholders' equity	199,273	251,759	367,883	205,234

Selected Historical Financial Data of Viant

        We are providing the following Viant selected historical consolidated financial information to aid you in your analysis of the financial aspects of the merger. The following information is only a summary and should be read together with Viant's audited consolidated financial statements, including the related notes, and the discussion contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Viant's Annual Report on Form 10-K filed with the SEC on April 1, 2002, as amended on Form 10-K/A filed with the SEC on April 30, 2002, for its fiscal year ended December 31, 2001, and Viant's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2002, for the six month period ended June 30, 2002, which are incorporated by reference into this proxy statement/prospectus. Viant derived its consolidated statement of operations data for the fiscal years ended December 31, 1999, 2000 and 2001 and its consolidated balance sheet data as of December 31, 2000 and 2001 from its audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. Viant has derived its consolidated statement of operations data for the fiscal years ended December 31, 1997 and January 1, 1999 and its consolidated balance sheet data as of December 31, 1997, January 1, 1999 and December 31, 1999 from its audited consolidated financial statements that are not incorporated by reference into this proxy statement/prospectus. Viant's consolidated financial statements for the years ended December 31, 1997, January 1, 1999, December 31, 1999, 2000 and 2001 were audited by PricewaterhouseCoopers LLP, independent accountants. Viant derived its consolidated statement of operations data for the six-month periods ended June 30, 2002 and 2001 and its consolidated balance sheet data as of June 30, 2002 from its unaudited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. In the opinion of Viant's management, those unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read along with the audited financial statements and the related notes. Viant's operating results for the six months ended June 30, 2002 are not necessarily indicative of the results Viant may achieve for the entire year ending December 31, 2002.

			Years Ended
	Six Months Ended June 30, 2002 (unaudited)(1)	Six Months Ended June 30, 2001 (unaudited)	December 31, 2001	December 31, 2000	December 31, 1999	January 1, 1999	December 31, 1997
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues before expense reimbursements	$10,291	$23,801	$34,606	$127,162	$61,332	$20,043	$8,808
Total operating expenses before expense reimbursements	25,307	65,947	111,442	133,655	61,657	26,368	12,986
Net income (loss)	(13,855)	(39,467)	(71,992)	(2,463)	1,411	(6,487)	(4,080)
Net income (loss) per share—
Basic	$(0.28)	$(0.79)	$(1.44)	$(0.05)	$0.05	$(0.88)	$(0.59)
Diluted	$(0.28)	$(0.79)	$(1.44)	$(0.05)	$0.04	$(0.88)	$(0.59)
Shares used in computing net income (loss) per share—
Basic	49,071	50,185	49,944	48,049	27,208	7,362	6,936
Diluted	49,071	50,185	49,944	48,049	31,904	7,362	6,936
	As of
	June 30, 2002 (unaudited)	December 31, 2001	December 31, 2000	December 31, 1999	January 1, 1999	December 31, 1997
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term investments, net of restricted cash	$109,389	$137,759	$185,387	$188,176	$18,811	$6,174
Working capital	104,870	114,988	178,519	187,084	17,622	4,517
Total assets	125,746	154,100	231,682	214,226	29,753	10,318
Capital lease obligations, net of current portion	17	114	855	1,533	2,237	670
Total stockholders' equity	110,657	124,255	197,683	193,079	19,665	6,006

(1)
On January 1, 2002, Viant adopted EITF Issue 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred". Viant began to report all reimbursements for out-of-pocket expenses as revenue and the corresponding amount of reimbursable expenses as cost of services. As disclosed in Viant's Quarterly Report on Form 10-Q, filed on August 14, 2002, total revenues and operating expenses for the period June 30, 2002, were $11.1 million and $26.1 million, respectively.

Unaudited Selected Pro Forma Condensed Combined Financial Information

        The following unaudited selected pro forma condensed combined financial information describes the pro forma effect of divine's proposed acquisition of Viant on the:

  •
  statements of operations for the year ended December 31, 2001 and the six months ended June 30, 2002 of divine; and

  •
  balance sheet as of June 30, 2002 of divine.

The following unaudited selected pro forma condensed combined financial information also describes the pro forma effect of divine's acquisition of RoweCom Inc. ("RoweCom") and divine's private placement with a group of investors led by Oak Investment Partners X ("Oak") as described below.

        On November 6, 2001, divine completed its acquisition of RoweCom, a leading global provider of sophisticated tools and client services for managing the acquisition of magazines, newspapers, journals and e-journals, books, and other knowledge resources. On May 29, 2002, divine entered into a securities purchase agreement with Oak and certain other investors (collectively, "the investors") named therein, as amended and restated by a second amended and restated securities purchase agreement dated as of July 24, 2002. On May 31, 2002 and June 6, 2002, divine received an aggregate of approximately $22.9 million in the first of two rounds of a $61.6 million private placement of convertible preferred stock from the investors. The investors have agreed to purchase approximately $38.7 million of series B-1 convertible preferred stock in the second round of the private placement. divine's receipt of the $38.7 million is subject to a number of customary closing conditions, including approval of divine stockholders, all of which may be waived by the investors. The series B convertible preferred stock was originally not included in stockholders' equity because the investors had the ability to redeem their investment in the event that the Company had not terminated a potential $50,000,000 obligation under its Alliance Agreement with Microsoft Corporation. However, in July 2002, the Company terminated that Alliance Agreement and signed a new Alliance Agreement with Microsoft, which eliminated the $50,000,000 obligation mentioned above. Consequently, the Company is classifying the series B convertible preferred stock as equity in its unaudited consolidated balance sheet as of June 30, 2002.

        Because the RoweCom acquisition occurred during 2001, the assets and liabilities of RoweCom are already included in divine's historical balance sheet as of June 30, 2002, and the results of operations of RoweCom are already included in divine's historical statement of operations for the six months ended June 30, 2002. As such, RoweCom is not included separately in the unaudited selected pro forma condensed combined financial information as of June 30, 2002 or for the six months ended June 30, 2002. In addition, in the pro forma condensed combined financial information for the year ended December 31, 2001, the historical financial data presented within the separate column for RoweCom reflects the operating activity of RoweCom for the period from January 1, 2001 through the closing date of divine's acquisition of RoweCom because activity subsequent to that date is reflected in divine's historical financial information for the year ended December 31, 2001.

        divine has prepared the unaudited selected pro forma condensed combined financial information using the purchase method of accounting for the RoweCom and Viant transactions. Because the unaudited selected pro forma condensed combined financial information is based upon the financial condition and operating results, as applicable, of

RoweCom and Viant during periods when they were not under the control, influence, or management of divine, the information presented may not be indicative of the results that would have actually occurred had the acquisitions been completed as of January 1, 2001 for RoweCom and as of January 1, 2001 or June 30, 2002, as appropriate, for Viant nor is it indicative of future financial or operating results of the combined entity. divine has incurred, and expects to further incur, reorganization and integration expenses and increased operating efficiencies as a result of the acquisition of RoweCom. divine expects to also incur reorganization and integration expenses and potential operating efficiencies as a result of the acquisition of Viant. The unaudited selected pro forma condensed combined financial information does not give effect to any synergies that may occur due to the integration of RoweCom and Viant with divine.

        On January 1, 2002, Viant adopted EITF Issue 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred". Accordingly, in Viant's historical statement of operations for the six months ended June 30, 2002, reimbursable expenses are included in revenues and operating expenses.

        In May 2002, divine effected a 1 for 25 reverse stock split. All references in the unaudited pro forma condensed combined financial information and the notes thereto to historical divine share and per share amounts give effect to the reverse stock split.

        The unaudited selected pro forma condensed combined financial information should be read along with the historical financial statements of divine, Viant and RoweCom, and the related notes, incorporated by reference into this document.

Unaudited Selected Pro Forma Condensed Combined Financial Information
as of June 30, 2002

(in thousands)

	divine, inc.	Oak		divine/Oak Pro Forma Combined	Viant	Viant Pro Forma Adjustments	divine/Oak/Viant Pro Forma Combined
Cash, cash equivalents, and short-term investments, net of restricted cash	$29,866	$38,459	(a)	$68,325	$109,389	$(74,250)	$103,464
Working capital	(50,234)	$38,459	(a)	(11,775)	104,870	(73,690)	19,405
Total assets	722,182	$38,459	(a)	760,641	125,746	(80,373)	806,014
Long-term debt and capital leases	81,274	—		81,274	365	—	81,639
Total stockholders' equity (deficit)	199,273	$38,459	(a)	237,732	110,657	(79,813)	268,576

(a)
Reflects the assumed issuance of 38,659 shares of divine's convertible preferred stock to the investment group led by Oak in exchange for $38,459,000, net of assumed offering costs of $200,000. Based on the closing price of divine common stock on August 7, 2002, there is no beneficial conversion feature associated with the convertible preferred stock issued in the Oak private placement.

Unaudited Selected Pro Forma Condensed Combined Statement of Operations
for the year ended December 31, 2001

(in thousands, except share and per share data)

	divine	RoweCom	RoweCom Pro Forma Adjustments	divine/ RoweCom Pro Forma Combined	Viant	Viant Pro Forma Adjustments	divine/ RoweCom/ Viant Pro Forma Combined
Revenues	$199,598	$336,329	$—	$535,927	$34,606	—	$570,533
Total operating expenses	531,270	350,226	(3,799)	877,697	111,442	—	989,139
Net loss from continuing operations	(381,856)	(18,877)	2,878	(397,855)	(71,992)	(3,107)	(472,954)
Basic and diluted net loss per share from continuing operations	$(53.26)			$(52.95)			$(45.42)
Shares used in computing basic and diluted net loss per share	7,168,989			7,514,097			10,412,159

Unaudited Pro Forma Condensed Combined Statement of Operations
for the six months ended June 30, 2002

(in thousands, except share and per share data)

	divine, inc.	Viant	Viant Pro Forma Adjustments	divine/ Viant Pro Forma Combined
Revenues	$309,886	$11,117	—	$321,003
Total operating expenses	430,597	26,133	—	456,730
Net loss from continuing operations	(124,590)	(13,855)	(710)	(139,155)
Basic and diluted net loss per share from continuing operations	$(6.80)			$(6.56)
Shares used in computing basic and diluted net loss per share	18,311,538			21,209,600

Comparative Per Share Data

        We have summarized below certain comparative historical per share data of divine and Viant. Also included below is unaudited pro forma per share information for divine as if the RoweCom merger and the Oak private placement occurred on January 1, 2001. In addition, we have provided certain combined per share data on an unaudited pro forma basis giving effect to the RoweCom merger and the Oak private placement together, and the RoweCom and Viant mergers together with the Oak private placement, as if they each occurred on January 1, 2001.

        On May 29, 2002, divine effected a 1 for 25 reverse stock split. The historical and pro forma per share data below have been adjusted to reflect the reverse stock split. This data should be read along with the selected historical consolidated financial data of divine and Viant included in this proxy statement/prospectus and the historical consolidated financial statements of divine, Viant and RoweCom, and the related notes, incorporated herein by reference. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations for future periods or the results that actually would have occurred had the entities been a single entity during the periods presented.

	Year Ended December 31, 2001	Six Months Ended June 30, 2002
HISTORICAL PER SHARE DATA
Basic and diluted net loss per common share from continuing operations:
divine	$(53.26)	$(6.80)
Viant	(1.44)	(0.28)
Book value per common share at period end (1):
divine	$17.20	$10.79
Viant	2.54	2.25
PRO FORMA PER SHARE DATA
divine/RoweCom/Oak/Viant pro forma per share data
Pro forma combined loss per common share from continuing operations (2)
Basic and diluted:
Per divine share	$(45.42)	$(6.56)
Per equivalent Viant share (3)	(2.64)	(0.38)
Pro forma combined book value per common share at period end (4):
Per divine share	N/A	$12.57
Per equivalent Viant share (3)	N/A	0.73

(1)
Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.

(2)
The Oak private placement does not affect the pro forma weighted average shares outstanding used to calculate the pro forma combined loss per common share from continuing operations because the shares sold in the Oak private placement are convertible preferred stock.

(3)
The unaudited equivalent Viant pro forma per share amounts are calculated by multiplying the unaudited combined pro forma per divine share amounts by an assumed exchange ratio of 0.05823 of a share of divine common stock for each outstanding share of Viant common stock. The exchange ratio is calculated by dividing the number of shares of divine common stock assumed to be issued (assuming a 10-day volume weighted average closing price of $2.9675) by the number of shares of Viant common stock assumed to be outstanding on July 31, 2002 after adjusting for the anticipated effect of the net exercise of outstanding in-the-money Viant stock options prior to the closing of the merger.

(4)
divine/RoweCom/Oak/Viant pro forma combined book value per common share is computed by dividing pro forma stockholders' equity by the number of shares of divine common stock outstanding at the end of the period plus the shares of divine common stock assumed to be issued in connection with the Viant acquisition.

Comparative Market Price Data

        The following table sets forth the last sale prices per share of Viant common stock and divine common stock on the Nasdaq National Market on April 4, 2002, the last full trading day prior to the public announcement of the proposed merger, on July 22, the last full trading day prior to the public announcement of the revised merger terms, and on August 19, 2002, the most recent date for which prices were practicably available prior to the date of this proxy statement/prospectus. The table also sets forth the equivalent per share price of Viant common stock on these dates, which is equal to the value of the divine common stock that a Viant stockholder would have received for one share of Viant common stock, assuming that the merger had taken place on those dates, both with and without giving effect to the cash distribution of at least $72.5 million that will be paid by Viant to its stockholders immediately prior to the closing of the merger. These numbers have been calculated by multiplying the last sale price per share of divine common stock on those dates by an assumed exchange ratio of .05823 and assuming a per share cash distribution equal to approximately $1.46 as of August 15, 2002. The actual value of the divine common stock or the amount of the per share cash distribution that a Viant stockholder will receive on the date of the merger may be higher or lower than the prices set forth below. We urge you to obtain current market quotations for divine common stock and Viant common stock before making any decision on the merger.

	Last sale price of Viant common stock	Last sale price of divine common stock	Viant equivalent per share price	Viant equivalent per share price, including cash distribution by Viant
April 4, 2002	$1.30	$12.00	$0.70	$2.16
July 22, 2002	1.09	2.47	0.14	1.60
August 19, 2002	1.53	2.93	0.17	1.63

        divine common stock has been traded on the Nasdaq National Market under the symbol "DVIN" since its initial public offering in July 2000, except for the period following the reverse stock split from May 29, 2002 to June 25, 2002, when divine was traded under the symbol "DVIND."As of August 1, 2002, divine's common stock was held by 3,380 holders of record. divine has not paid any cash dividends during the periods presented and does not anticipate paying cash dividends in the foreseeable future.

        The following table sets forth for the periods indicated quarterly high and low sale prices reported on the Nasdaq National Market for divine common stock, which prices have been adjusted to reflect the 1 for 25 reverse stock split effected by divine on May 29, 2002.

	High	Low
Fiscal Year Ending December 31, 2002:
Third Quarter (through August 19, 2002)	$3.80	$2.00
Second Quarter	12.50	2.87
First Quarter	23.75	12.28
Fiscal Year Ended December 31, 2001:
Fourth Quarter	$21.25	10.50
Third Quarter	53.75	13.75
Second Quarter	71.25	27.25
First Quarter	51.50	25.00
Fiscal Year Ended December 31, 2000:
Fourth Quarter	$106.25	$25.00
Third Quarter (beginning July 12, 2000)	311.00	90.50

        Viant common stock has been traded on the Nasdaq National Market under the symbol "VIAN" since its initial public offering in June 1999. As of August 15, 2002, Viant's common stock was held by 270 holders of record. Viant has not paid any cash dividends during the periods presented. In connection with the merger, Viant will distribute an aggregate of at least $72.5 million in cash to Viant stockholders immediately prior to the closing of the merger. Assuming that approximately 49,770,831 shares of Viant common stock are issued and outstanding as of the record date for the distribution, which is based upon the 49,186,458  shares of Viant common stock issued and outstanding as of August 15, 2002 and 584,373 shares of Viant common stock estimated to be issued as a result of the acceleration and net exercise of outstanding in-the-money Viant stock options prior to the closing of the merger, and assuming a cash distribution of $72.5 million, each share of Viant common stock would receive approximately $1.46 in cash with respect to the distribution.

        Viant intends to issue a press release announcing the anticipated per share amount of the distribution on the third trading day prior to the Viant special meeting. Approximately 15 days prior to the closing date of the merger, Viant intends to provide a toll-free number for its stockholders to call and receive an exchange ratio and per share cash distribution based upon then-current share counts, share prices and option proceeds.

        The following table sets forth for the periods indicated quarterly high and low sale prices reported on the Nasdaq National Market for shares of Viant common stock, which prices have been adjusted to reflect Viant's 2-for-1 stock split in the form of a 100% stock dividend issued to stockholders of record on February 8, 2000.

	High	Low
Fiscal Year Ending December 31, 2002:
Third Quarter (through August 19, 2002)	$1.58	$0.97
Second Quarter	1.82	0.97
First Quarter	1.68	1.16
Fiscal Year Ended December 31, 2001:
Fourth Quarter	$1.72	$1.11
Third Quarter	1.81	1.13
Second Quarter	2.65	1.48
First Quarter	4.94	2.31
Fiscal Year Ended December 31, 2000:
Fourth Quarter	$7.00	$2.97
Third Quarter	42.69	5.13
Second Quarter	36.00	16.14
First Quarter	60.25	31.00

RISK FACTORS

        In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the following factors in evaluating the merger proposal to be voted on at the Viant special meeting and the acquisition of divine common stock. References to "we," "us" and "our" refer to the combined divine/Viant entity and its subsidiaries following the completion of the merger. We have separated the risks into three groups: risks relating to the proposed merger, risks relating to the combined entity and risks relating to ownership of divine common stock.

Risks Relating to the Proposed Merger

        We may be unable to successfully integrate our operations and personnel, which could prevent us from realizing the expected benefits of the merger and materially harm our business.

        If we cannot integrate divine and Viant smoothly, quickly, successfully or at all, we may not realize any expected benefits from the merger and the distraction of management and our employees may harm our business. The successful combination of two independent companies requires significant effort, managerial resources, time and expense on the part of both divine and Viant. We have different systems and procedures in many operational areas that must be rationalized and integrated. Integration also may be difficult because divine is based in Chicago, Illinois and Viant is based in Boston, Massachusetts. While we integrate operations, the diversion of management's attention from ongoing business concerns, existing integration challenges from divine's recent acquisitions, employees' uncertainty about their role with the combined company and a lack of employee focus due to distractions of the merger may disrupt operations. As often occurs with mergers of technology/services companies, during the pre-merger and integration phases, competitors may intensify their efforts to recruit key employees. Employee uncertainty regarding the effects of the merger could further increase turnover. Failure to quickly and effectively accomplish the integration of our operations and personnel could prevent us from realizing the expected benefits of the merger and harm our business.

        If we are unable to successfully integrate our services, products and technologies on a timely basis, we may not be able to operate efficiently or realize the expected benefits of the merger.

        We may not successfully integrate the services, products and technologies of Viant with divine or those of our acquired companies. This integration may be difficult and unpredictable because divine's and Viant's products and services are complex and were developed independently and without regard to this integration. Successful integration will require the coordination of previously independent development and engineering teams, as well as sales and marketing efforts and personnel. In addition, integration of our respective services, products and technologies may take longer than expected, and we may need to expend more resources on this integration than we anticipated. The need to expend additional time and money on this integration would reduce the resources that would otherwise be available to develop new products and technologies. If we cannot integrate our services, products and technologies successfully and on a timely basis, we may not be able to operate efficiently or realize the expected benefits of the merger.

        Our customers may react unfavorably to the merger, which could have an adverse effect on our results of operations.

        The merger may disrupt our customer relationships. Uncertainty regarding the merger and our ability to effectively integrate our operations, personnel, services, products and technologies without a significant reduction in the quality of product and service offerings may cause some of our customers to retain other service providers or defer making purchasing decisions as they evaluate the potential benefits to them, if any, of the combined company. Any delay or loss of business from customers could have a material adverse effect on our results of operations.

        The value of shares of divine common stock that Viant stockholders will receive in the merger may fluctuate based on the price of divine common stock.

        If we complete the merger, the actual number of shares of divine common stock that you will receive in the merger for each share of Viant common stock that you own, and the actual amount of cash that you will receive from Viant in the cash distribution immediately prior to the closing of the merger will be determined by the number of shares of divine common stock and Viant common stock issued and outstanding prior to the closing date, the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, and the cash proceeds that Viant receives from the exercise of any employee stock options after July 23, 2002.

        The aggregate number of shares of divine common stock to be issued to Viant stockholders will equal the lesser of $8.6 million divided by the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, which for purposes of this calculation will not be less than $2.0325 nor more than $2.9675, or 19.99% of the number of shares of divine common stock issued and outstanding as of the closing date. In the event that the aggregate number of shares of divine common stock to be issued to Viant stockholders does not have a value of $8.6 million as a result of the 19.99% limitation, Viant stockholders will receive cash in an amount equal to the difference between $8.6 million and the value of the shares of divine common stock issued to the Viant stockholders, which shares of divine common stock for purposes of this calculation will not be valued at less than $2.0325 per share nor more than $2.9675 per share. This means that the number of shares of divine common stock that Viant stockholders will receive in the merger will not be increased or decreased if the 10-day volume weighted average closing price of divine common stock is below $2.0325, or at a price that would result in the issuance of more than 19.99% of the outstanding divine common stock on the closing date, or above $2.9675. Therefore, the actual value of the divine common stock that Viant stockholders receive in the merger will depend on the market price of divine common stock at the time of completion of the merger, which price may be less than the price as of July 23, 2002, the date the amendment to the merger agreement was signed, the date you submit your proxy or the date of the Viant special meeting. A decline in the market price of the divine common stock could cause the aggregate per share value of the divine common stock that Viant stockholders will receive in the merger plus the per share amount of the cash distribution to be paid by Viant, as of the closing of the merger, to be less than (1) the per share value of that aggregate consideration as of July 22, 2002, the last full trading day prior to the announcement of the revised terms of the merger (as described under "Comparative Market Price Data" on page 26), or (2) Viant's estimated range of liquidation values of approximately $1.54-$1.61 per share, assuming the company was to cease operations and liquidate its assets as of October 31, 2002, as calculated by SG Cowen on July 22, 2002, based upon information provided by Viant management, which included Viant's actual cash balance as of June 30, 2002 and estimates, as of July 18, 2002, of what the costs and expenses Viant would incur or have to fund during the winding up of its operations. The price of divine common stock has been volatile, and we cannot assure you what the market price of the divine common stock will be at the time of the merger. We advise you to obtain recent market quotations for the respective stocks before making any decision about the merger.

        Some of the executive officers and directors of Viant have interests that could have affected their decision to support or approve the merger.

        Some of Viant's executive officers and directors have interests in the merger that are different from, or in addition to, interests of Viant stockholders in general. These interests could have affected the decision of these persons to support or approve the merger. These interests, which include indemnification, appointment to divine's board of directors, severance payments, potential grants of divine stock options, and continued health coverage, are described in more detail under the caption "Interests of Certain Persons in the Merger" beginning on page 77.

        divine's liquidity is limited.

        Market conditions have been difficult, and the ability to demonstrate financial viability is critically important to our sales and marketing efforts. divine has never generated positive cash flows from operations. divine's current liquidity and capital resources are limited. In the second quarter of 2002, divine implemented a salary reduction program for employees and received approximately $22.9 million in the first of two rounds of a $61.6 million private placement of convertible preferred stock in order to help address these limitations. divine expects that the private placement and the merger will significantly contribute to divine's ability to satisfy its current liquidity needs. If divine does not receive the additional $38.7 million in the second round of the private placement and complete the merger, each of which are subject to numerous closing conditions, divine may not be able to meet its ongoing operating obligations and it may be required to obtain alternative sources of financing, the terms of which may substantially dilute your interest in divine. divine's ability to obtain additional financing may be limited by the terms of the convertible preferred stock issued in the private placement. divine's inability to obtain alternative financing could lead it to explore alternative transactions or other alternatives which may include the initiation of bankruptcy proceedings. Even if divine does complete the merger, it may not realize the benefits the merger is expected to bring to its balance sheet and cash position if divine's and Viant's rates of cash consumption are not reduced, if the contingencies or commitments of divine and/or Viant are greater than expected, or if integration costs incurred as a result of the merger are greater than expected.

        Failure to complete the merger could harm Viant's stock price and future business and operations.

        If the merger is not completed, Viant may be subject to the following material risks, among others:

  •
  customers or employees may experience uncertainty and terminate their relationship with Viant;

  •
  the cash distribution of at least $72.5 million to be paid by Viant to its stockholders will not be paid;

  •
  the price of Viant common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

  •
  Viant's ongoing cash burn may cause the price of Viant common stock to decline;

  •
  costs incurred by Viant related to the merger, such as legal, accounting and financial advisory fees, must be paid by Viant; and

  •
  a termination fee may be required to be paid to divine.

In addition, if the merger agreement is terminated and Viant's board of directors decides to seek another merger or business combination, it is not certain that Viant will be able to find another party willing to pay a purchase price equivalent to, or greater than, that which divine has agreed to pay in the merger after giving effect to the cash distribution. For example, Viant's ongoing cash burn may reduce the price that Viant may be able to receive in any future acquisition that Viant may enter into if the merger agreement is terminated.

Risks Relating to the Combined Entity

        divine has incurred significant losses in the past, and we expect to incur additional losses in the future.

        divine has incurred net losses applicable to common stockholders of approximately $12,927,000 for the period from inception on May 7, 1999 through December 31, 1999, approximately $528,182,000 for the year ended December 31, 2000, approximately $369,824,000 for the year ended December 31, 2001 and approximately $122,111,000 for the six month period ended June 30, 2002. The majority of these losses in 1999 and 2000 were related to the consolidated operations of divine's associated companies and charges divine took to reduce the carrying values of these associated companies. The majority of divine's losses in 2001 and all of the losses for the first six months of 2002, were related to the operation of its business and its operation of businesses it has acquired. divine does not expect to be profitable until the first quarter of 2003, at the earliest. In addition, changes to our business strategy, operating plans and product lines, and any restructuring activity, may cause us to incur additional expenses. Our financial results also will be affected by our operation of businesses that we may acquire in the future, some of which may have incurred substantial losses. For example, Viant incurred net losses of approximately $2,463,000 for the year ended December 31, 2000, approximately $71,992,000 for the year ended December 31, 2001 and approximately $13,855,000 for the six month period ended June 30, 2002.

        Our operating plan depends on us achieving significant increases in revenue and cash receipts and significant decreases in expenses. There is a substantial risk, however, that our revenue and cash receipts will not grow at a sufficient rate and that we will not be able to reduce our expenses to keep them in line with our revenue. If we are unable to meet our revenue and expense management goals, we will need to significantly reduce our workforce, sell certain of our assets, enter into strategic relationships or business combinations, discontinue some or all of our operations, or take other similar restructuring actions. While we expect that these actions would result in a reduction of recurring costs, they also may result in a reduction of recurring revenues and cash receipts. It is also likely that we would incur substantial non-recurring costs to implement one or more of these restructuring actions.

        divine has been in business for only three years, has little operating history and has a new business strategy that may continue to change, which makes it difficult to evaluate the combined entity's business.

        divine was formed in May 1999 and began operations as an Internet holding company engaged in business-to-business e-commerce through a community of associated companies. divine announced a new strategy to focus on enterprise Web solutions in February 2001. Because divine has only been operating under this new business strategy for just over one year, there is limited data upon which you can evaluate our prospects. As we continue to analyze business plans and internal operations in light of market developments, we may decide to make further substantial changes in our business plan and organization. These changes in business strategy may include moving into areas in which we have little or no experience. Furthermore, our future business strategy will depend on our ability to successfully acquire and integrate other businesses as we continue to seek to expand our portfolio of products and services. We are, and will remain for the foreseeable future, subject to risks, expenses and uncertainties frequently encountered by young companies, and it will continue to be difficult to evaluate our business and its likelihood of success.

        Our overall performance and quarterly operating results may continue to fluctuate and will be affected by the revenues generated from the products and services of businesses divine has recently acquired and fluctuations in the sales of these products and services.

        We expect the revenues of businesses divine has recently acquired to comprise a significant portion of our revenues in the future. In particular, we expect the revenues of RoweCom, a provider of knowledge resources that divine acquired in November 2001, to represent a significant portion of our revenues. Fluctuations in the revenues generated from our offering of customer interaction management, or CIM, solutions, content management, knowledge resources, and professional services will likely impact our overall performance, and risks relating to our CIM solutions, content management, knowledge resources and professional services may affect our success as a whole.

        Because RoweCom's cash flow is seasonal in nature, RoweCom periodically will have to rely on financing from us and third parties to support its working capital needs. RoweCom has an established practice of paying publishers 30 to 60 days before receipt of its customers' funds. Consequently, RoweCom will make substantial expenditures in the fourth quarter of each year, while receiving the majority of its cash receipts relating to those purchases late in the first quarter of the following year. Given these seasonal cash flow imbalances, if RoweCom has an unexpected demand for liquid capital, and we are unable to provide financing or RoweCom cannot obtain financing from third parties on commercially reasonable terms, or at all, when needed, it could have a material adverse effect on our future results of operations and financial condition.

        Moreover, divine's and Viant's revenues and results of operations have varied substantially from quarter to quarter. We expect large fluctuations in our future quarterly operating results due to a number of factors, including:

  •
  the completion of acquisitions and the increased revenues and expenses associated with the acquired businesses;

  •
  the success of, and costs associated with, acquisitions, joint ventures or other strategic relationships;

  •
  losses or charges incurred by associated companies that may include significant write-downs, write-offs and impairment charges;

  •
  the level of product and price competition;

  •
  the length of our sales and implementation process;

  •
  the size and timing of individual transactions;

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  seasonal trends;

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  the mix of products and services sold;

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  software defects and other product quality problems;

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  the timing of new product introductions and enhancements by us and our competitors;

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  customer order deferrals in anticipation of enhancements or new products to be offered by us and our competitors;

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  changes in foreign currency exchange rates;

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  customers' fiscal constraints; and

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  general economic conditions.

        If we do not successfully implement our acquisition strategy or address the risks associated with acquisitions, our growth and ability to compete may be impaired.

        Our business strategy includes the acquisition of other businesses that are complementary to ours, including other providers of enterprise software products, professional services or managed applications. We may not be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate desired acquisitions or successfully integrate any acquired businesses into our operations. Acquisitions, including divine's recently completed acquisitions of eshare communications, Inc., Open Market, Inc., RoweCom, Eprise Corporation, Data Return Corporation and Delano, involve a number of special risks and challenges, including:

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  diversion of management's attention;

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  expenses incurred to effect the transactions;

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  assimilation of the operations and personnel of acquired companies;

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  inability to eliminate redundant expenses;

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  incorporation of acquired products into existing product lines;

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  adverse short-term effects on reported operating results;

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  assumption of the liabilities (known or unknown) of acquired companies;

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  loss of acquired customers;

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  adverse reaction by our customers, vendors, and the capital markets if we are unable to consummate announced acquisitions;

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  possible loss of key employees; and

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  difficulty of presenting a unified corporate image.

For example, as a result of divine's recent acquisitions of Open Market, eshare, Data Return and RoweCom, divine has assumed the potential liability related to securities class action lawsuits filed against these acquired companies for actions taken during each company's public offering and, as to Open Market, a claim of fraud as to certain sales of Open Market stock by certain officers of Open Market. Several securities class action lawsuits have also been filed against Viant and certain of Viant's current and former officers and directors with respect to its public offerings. If we are unable to successfully implement our acquisition strategy or address the risks associated with acquisitions, our growth and ability to compete may be impaired.

        If we engage in future acquisitions, we might finance these acquisitions with available cash, the proceeds from possible debt financing or the issuance of additional equity securities (common or preferred stock), or a combination of the foregoing. We may not be able to arrange adequate financing on acceptable terms. Additionally, the terms of our preferred stock limit the types of equity securities that we could issue. If we proceed with one or more significant future acquisitions, we may use a substantial portion of our available cash to consummate the acquisitions. If we consummate one or more significant acquisitions, including the merger, by issuing additional equity securities, the market price of our common stock could decline and stockholders could suffer significant dilution of their interests in us. Furthermore, sellers may be reluctant to accept divine common stock as consideration, in which case, our ability to complete further acquisitions could be significantly limited.

        For most of the businesses that we may acquire, we will likely have to record significant goodwill and other intangible assets, and generally accepted accounting principles may require us to recognize substantial amortization charges on the other intangible assets, reducing our future reportable earnings. We will also have to periodically test our goodwill and other intangible assets for impairment. If we determine that the value of the goodwill and/or the intangible assets have been impaired, we will be required to recognize substantial charges that would adversely affect our operating results. In addition, these acquisitions could involve significant non-recurring acquisition-related charges, such as the write-off or write-down of software development costs or other intangible items.

        Our failure to retain key personnel may negatively affect our business.

        Our success depends on our ability to retain senior executives and other key employees who are critical to the continued advancement, development and support of our products and services and ongoing sales and marketing efforts. The loss of any key personnel or any significant group of employees could negatively affect our future business and prospects. If our management does not succeed in their roles, or we are not able to effectively allocate management responsibilities and cause our officers and senior managers to operate effectively as a group, our business could be negatively affected.

        Employee morale and our ability to attract and retain qualified employees may also be adversely affected by divine's recent salary reduction for employees in the second quarter of 2002 and the decline and substantial fluctuation in the market price of divine common stock since its initial public offering, because many divine employees hold options with exercise prices far higher than our current stock price.

        Revenues from our professional services division are difficult to predict because they are derived from project-based engagements.

        For the year ended December 31, 2001 and the six month period ended June 30, 2002, divine derived approximately 77% and 24%, respectively, of its revenues from professional services. Almost all of these revenues were from project-based client engagements, which vary in size and scope. As a result, the revenues of our professional services division are difficult to predict because a client that accounts for a significant portion of these revenues in one period may not generate a similar amount of revenues, if any, in subsequent periods. Because many of our professional services engagements involve sequential stages, each of which may represent a separate contractual commitment, a client may choose not to retain us for subsequent stages of an engagement or for new professional services projects.

        If we cannot keep our billable professionals engaged on client projects, our future revenues could decline and our operating results could be adversely affected.

        Virtually all the client contracts of our professional services division allow the client to terminate our services on relatively short notice and do not guarantee us any specific or minimum amount of business from the client. To the extent that any significant clients decrease their use of our professional services, delay an engagement or terminate their relationship with us, the revenues of our professional services division could decline substantially and our overall operating results could be adversely affected to the extent we are unable to quickly redeploy our billable professionals to other client engagements.

        We may not be able to compete successfully with current and future competitors, and competitive pressures faced by us could hurt our business and financial results.

        The market for our products and services is intensely competitive, fragmented and subject to rapid change. We compete with a variety of companies that provide software services, professional services and management services independently or on an integrated basis. We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could hurt our business and financial results. Furthermore, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and a larger customer base than we do.

        If we do not expand our customer base, we may never become profitable and our stock price will likely decline.

        The market for many of our products and services is newly emerging. As a result, we cannot accurately estimate the potential demand for them. We believe that market acceptance of many of our products and services will depend principally on our ability to:

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  timely develop or acquire products and services that meet changing customer needs;

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  effectively market our products and services;

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  hire, train, and retain a sufficient number of qualified sales and marketing personnel;

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  provide high-quality and reliable customer support for our products;

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  distribute and price our products and services in a manner that is more appealing to customers than that of our competitors;

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  develop a favorable reputation among our customers, potential customers and participants in the software industry; and

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  withstand downturns in general economic conditions or conditions that would slow corporate spending on software products and professional services.

Our inability to accomplish any of the foregoing may limit our ability to expand our customer base. If our customer base does not expand, we may never become profitable and our stock price will likely decline.

        Our success is dependent upon the market for Internet services, which, along with the general economy, is experiencing a downturn.

        Since late 2000, and particularly since September 11, 2001, the market for Internet services and technology has experienced a significant decline. This decline is at least partly attributable to funding difficulties experienced by many companies, a general economic slowdown, and instability in the financial markets. These developments have caused many of our current and potential customers and clients to cancel, reduce and/or delay some projects. A prolonged economic slowdown or continued uncertainty about the future of the market for Internet services will also adversely affect our business and financial results. If demand for our products and services does not improve, increased competition for business may result in significant decreases in the prices we charge for our products and services. The market for our products and services may not improve in a timely manner or to the extent necessary to allow us to achieve and sustain profitability or viability in the near future.

        Our success will depend upon the ability of our products to work with a large variety of hardware, software, database and networking systems.

        The success of our products will depend on the ability of our products to integrate and be compatible with customer systems, particularly hardware systems, operating systems and data sources, as well as or better than competing products. The success of our products will also depend on the ability of our existing products to work well with one another, with new products we develop and with new software developed by third parties. We currently serve, and intend to continue to serve, a customer base with a wide variety of hardware, software, database and networking systems. If we cannot support an increasing number of systems in the future, we may not gain broad market acceptance.

        If we cannot cross-sell our current products and services and the products and services of our acquired companies to the customers of the acquired companies and our current customers, we will not achieve one of the expected benefits of our acquisitions.

        After we acquire a company, including Viant, we intend to offer the products and services of that company to our existing customers and to offer our products to the existing customers of the acquired company. One company's customers may not have an interest in the other company's products and services. If we fail to cross market our products and services, we will not achieve one of the expected benefits of our acquisitions, and this failure could have a material adverse effect on our business, financial condition, and operating results.

        Our business may be adversely affected if there are defects in our software or we are unable to acquire third-party software or hardware that is error-free.

        Software products as complex as those that we offer may contain errors that could occur at any point in a product's life cycle. We have, in the past, discovered software errors in certain of our products and have experienced delays in shipment or implementation of products and services during the period required to correct these errors. Despite extensive testing by us and by our current and potential customers, errors in our software may be found in the future. This could result in a loss of, or delay in, market acceptance and sales, diversion of development resources, injury to our reputation or increased service and warranty cost. In particular, the call center environment is characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming and will limit our ability to uncover all defects prior to shipment and installation at a customer's location. We also license certain software used in our products from third parties, and our products are designed to operate on certain hardware platforms manufactured by third parties. Third-party software or hardware may contain errors that we are dependent upon others to correct. These errors could cause problems with the installation and operation of our products, which could harm our business.

        We may face potential liability to customers if our servers, systems, or products or our customers' systems fail.

        Our software, portal and applications products and managed and professional services are often critical to the operation of our customers' businesses and provide benefits that may be difficult to quantify. If a product of ours or a customer's system fails, the customer could make a claim for substantial damages against us, regardless of our responsibility for such failure. The limitations of liability set forth in our contracts may not be enforceable in all instances and may not otherwise protect us from liability for damages. Our insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims. In addition, the insurer might disclaim coverage as to any future claim. If we experience one or more large claims against us that exceed available insurance coverage or result in changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, our business and financial results could be hurt.

        We could lose our competitive advantage if we fail to adequately protect our proprietary rights, and any related litigation could be costly and time consuming.

        We rely on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our proprietary rights in our products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. As a result, unauthorized third parties may copy or otherwise obtain and use our products or technology. We may not be able to detect all instances of infringement. Furthermore, we may be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of our rights may be ineffective in these countries. If we must engage in litigation to defend and enforce our intellectual property rights, either domestically or in other countries, we could face substantial costs and diversion of resources, regardless of the outcome of such litigation. Any future attempt by us to enforce our intellectual property rights might not be successful, or might result in royalties that do not exceed the cost of such enforcement efforts or might result in a loss of the intellectual property altogether. Even if we succeed in protecting our intellectual property, others may independently develop similar technologies or products that do not infringe on our intellectual property.

        Other companies may claim that our products infringe their intellectual property rights, which could harm our business.

        Third parties may claim that we are infringing their intellectual property rights. We expect that the risk of infringement claims will rise as the number of products and competitors in our industry grows and the functionality of products in different industry segments overlaps. To develop our services and products, we may need to acquire licenses for intellectual property to avoid infringement of a third party's product. These licenses may not be available on commercially reasonable terms, if at all. Former employers of our present and future employees may assert claims that these employees improperly disclosed confidential or proprietary information to us. Any such claims could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to pay money damages or enter into royalty or licensing agreements. These royalty or licensing agreements may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us and our failure or inability to license the infringed or similar technology on commercially reasonable terms, or at all, our business, operating results and financial condition could be materially and adversely affected.

        We may not be able to prevent online security breaches, which could interrupt our operations, damage our reputation and expose us to liability.

        A party that is able to circumvent our security systems or the security systems of our customers could steal proprietary information or cause interruptions in our operations. Security breaches could also damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies have coverage limits and exclusions that may prevent reimbursement for losses caused by security breaches. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against security breaches or to alleviate problems caused by any breaches. Despite these efforts, we may not be able to prevent all security breaches.

        Future government regulation could place financial burdens on our business.

        Because of the Internet's popularity and increasing use, new laws and regulations may be adopted that could have an adverse effect on us. The enactment of any additional laws or regulations, including international laws and regulations, could impede the growth of the Internet and e-commerce, which could decrease our revenue and place additional financial burdens on our business. Federal, state or foreign agencies have also adopted, and may continue to adopt, laws or regulations affecting the use of outbound call processing systems. These laws or regulations could limit the market for our products or expose us to liability, which could materially adversely affect our business, operating results and financial condition.

        Restrictions relating to the privacy of Internet users and the collection and use of online data could limit the utility of the personalization functionality of our products and, therefore, the attractiveness of those products to customers.

        One of the principal features of our products is the ability to develop and maintain profiles of online users to assist business managers in personalizing content and in displaying tailored commercial offers to specific online users. By limiting the means in which this feature can be utilized, proposed and existing legal restrictions on the collection and use of information relating to Internet users could materially and adversely impact our products. For example, legislation has been proposed in some jurisdictions that would regulate the practice of placing small information files, or "cookies," on a user's hard drive to gather information. Likewise, regulation of the practice of online preference marketing is also under consideration in many jurisdictions. Moreover, legislation regulating the collection of data online and offline is already in place in the United States and elsewhere, including the European Union. While regulatory and legislative efforts in this area are relatively new and still developing, they continue to gain attention, and continued regulation and legislation in this area could adversely affect the demand for our products.

        Our key personnel have entered into non-compete agreements that could prevent us from engaging in certain activities and acquiring interests in some companies.

        Andrew J. Filipowski, our chairman and chief executive officer; Michael P. Cullinane, our executive vice president, chief financial officer and treasurer and a director; and Paul L. Humenansky, our president and chief operating officer and a director, have entered into consulting and non-compete agreements with PLATINUM technology International, inc., now a wholly-owned subsidiary of Computer Associates International, Inc. These agreements prohibit Mr. Filipowski until June 29, 2007, and each of Messrs. Cullinane and Humenansky until June 29, 2004, from participating or engaging, directly or indirectly, in the development, manufacture, marketing or distribution of any products or services offered by PLATINUM as of March 29, 1999, or any products or services offered by PLATINUM after that date and in the development of which they had actively participated. PLATINUM was, as of March 29, 1999, and continues to be, engaged in the business of developing, marketing and supporting software products for managing information technology infrastructures and providing related professional services. As of March 29, 1999, PLATINUM also offered products and services for the creation, deployment and management of Web content.

        Under the agreements, Messrs. Filipowski, Cullinane and Humenansky also are prohibited from soliciting, or assisting another person to solicit or attempt to solicit, persons or entities that were current customers of PLATINUM or its affiliates before the end of the respective consulting periods of Messrs. Filipowski, Cullinane and Humenansky, unless the solicitation of these customers is for goods or services unrelated to any activity which competes with PLATINUM.

        To manage our business effectively in light of these agreements, we have consulted with PLATINUM and Computer Associates before making any acquisition to confirm that a breach of these agreements would not result. PLATINUM and Computer Associates have consented to the merger. In the future, however, these consulting and non-compete agreements could limit our business opportunities, which could impair our success.

        Delays in sales and the implementation cycle for CIM solutions and managed applications could adversely affect us.

        If we experience delays in, or cancellations of, sales or implementations of CIM solutions and managed applications, our business and financial results could be hurt. To sell these products, we generally must provide a significant level of education to prospective customers regarding their use and benefits. In addition, prospective customers generally make a significant commitment of resources in connection with the implementation of these products. For these and other reasons, the length of time between the date of initial contact with the potential customer and the installation and use of these solutions has generally been six months or more. Our implementation cycle could be lengthened in the future by delays over which we have little or no control, such as increases in the size and complexity of our installations or the number of third-party systems with which our products must be integrated. In addition, any unexpected delays in individual implementations could generate negative publicity and expose us to liability claims from our customers.

        Our strategy to expand our international operations is subject to many risks that may prevent us from maintaining or increasing our international revenues.

        A significant element of our business strategy is to continue to expand our operations in international markets. For example, we expect the recent acquisitions of RoweCom, Open Market, eshare, Denalii and Delano to significantly increase our international presence, as each of these companies generates a significant amount of its revenues outside the United States. This expansion requires significant management attention and financial resources. Because of the difficulty in penetrating new markets, we may not be able to maintain or increase international revenues. Our international operations are subject to a number of inherent risks, which will increase as the international operations expand, including:

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  significant volatility in the level and timing of business;

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  the impact of possible recessionary environments in economies outside the United States;

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  changes in foreign legal and regulatory requirements;

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  changes in tariffs;

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  the costs of localizing products for foreign markets and integrating products with foreign system components;

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  longer accounts receivable collection periods and greater difficulty in accounts receivable collection;

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  difficulties and costs of staffing and managing foreign operations;

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  reduced protection for intellectual property rights in some countries;

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  potentially adverse tax consequences;

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  political and economic instability; and

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  the higher cost of foreign service delivery.

        Although expenses incurred in foreign countries typically have been denominated in the local currencies, revenues generated by international sales typically have been paid in U.S.

dollars, British pounds or Euros. We could experience fluctuations in currency exchange rates in the future that would have a material adverse impact on our international operations.

        Our growth in operations will likely be dependent upon the successful development of direct and indirect sales channels.

        Our ability to achieve significant revenue growth in the future will greatly depend on our ability to recruit and train sufficient technical and direct sales personnel and to outsource effectively our customer support functions. We also believe that our future growth will also depend on our ability to continue to develop and maintain indirect sales channels, including value added resellers, or VARs, and distributors. Additionally, our investment of significant resources to develop these indirect sales channels could adversely affect our operating results if they do not generate sufficient additional revenues.

        If we are unable to recruit and retain qualified VARs and distributors, our results of operations could be adversely affected. Increased indirect sales also could adversely affect our average selling prices and result in lower gross margins because lower unit prices are typically charged on sales made through indirect channels. Sales of products through indirect channels will reduce our gross profits from our services because VARs and distributors provide these services.

        As indirect sales increase, our direct contact with our customer base will decrease, and we may have more difficulty accurately forecasting sales, evaluating customer satisfaction and recognizing emerging customer requirements. In addition, VARs and distributors may develop, acquire or market products competitive with our products. Our strategy of marketing products directly to customers and indirectly through VARs and distributors may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different VARs and distributors target the same customers, VARs and distributors may also come into conflict with each other. Any channel conflicts that develop may have a material adverse effect on our relationships with VARs and distributors or hurt our ability to attract new VARs and distributors.

Risks Relating to Owning divine Common Stock

        The market price of divine common stock may continue to be volatile, which could cause litigation against us and prevent Viant stockholders from reselling their divine shares at or above the price at which they acquire them in the merger.

        From divine's initial public offering in July 2000 through August 19, 2002 the price per share of divine common stock has ranged from a high of $311.00 (adjusted to reflect the 1 for 25 reverse stock split effected by divine on May 29, 2002) to a low of $2.00. The market price of divine common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations due to various factors, many of which are beyond our control, including:

  •
  quarterly variations in operating results;

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  volatility in the stock market;

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  volatility in the general economy, including as a result of any additional terrorist attacks or responses to terrorist attacks;

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  changes in interest rates;

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  the impact of our recent private placement, as amended;

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  announcements of acquisitions, technological innovations or new software, services or products by us or our competitors; and

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  changes in financial estimates and recommendations by securities analysts.

        In addition, there have been large fluctuations in the prices and trading volumes of securities of many technology, Internet, customer relations management and CIM product and related professional service companies. Broad market and industry factors may decrease the market price of divine common stock. As a result, Viant stockholders may be unable to resell their shares of divine common stock that they receive in the merger at or above the price at which they acquired them. In the past, volatility in the market price of a company's securities has often led to securities class action litigation. Such litigation could result in substantial costs to us and divert our attention and resources, which could harm our business. Declines in the market price of divine common stock or failure of the market price to increase could also harm our ability to retain key employees, our access to capital and other aspects of our business.

        If divine common stock is delisted from the Nasdaq National Market, the liquidity, visibility and price of that stock may decrease.

        Since divine's initial public offering in July 2000, its common stock has been listed on the Nasdaq National Market. Shares of divine common stock could be delisted from the Nasdaq National Market if it fails to satisfy the continued listing requirements of the Nasdaq National Market, including maintaining a minimum bid price of $1.00 per share. For a period of time prior to the 1 for 25 reverse stock split effected by divine on May 29, 2002, divine common stock traded below $1.00 per share.

        If the divine common stock is delisted from the Nasdaq National Market, we would be forced to list the divine common stock on the Nasdaq SmallCap Market, OTC Bulletin Board or some other quotation medium, depending upon our ability to meet the specific listing requirements of those quotation systems. If divine is forced to list its common stock on an alternative quotation system, an investor might find it more difficult to buy and sell, or to obtain accurate price quotations for, shares of divine common stock. This lack of visibility and liquidity could further decrease the price of divine common stock. In addition, delisting from the Nasdaq National Market might negatively impact our reputation and, as a consequence, our business.

        Our stockholder rights plan and provisions in our certificate of incorporation, our certificates of designation, our bylaws and Delaware law could delay or deter tender offers or takeover attempts that may offer you a premium for divine common stock.

        Our stockholder rights plan and provisions in our certificate of incorporation, our by-laws and Delaware law could make it more difficult for a third party to acquire control of us, even if that transaction would be beneficial to you. These impediments include:

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  the rights issued in connection with the stockholder rights plan that will substantially dilute the ownership of any person or group that acquires 15% or more of divine common stock unless the rights are first cancelled or redeemed by our board of directors, in its discretion;

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  the classification of our board of directors into three classes serving staggered three-year terms;

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  the ability of our board of directors to issue additional shares of senior or parity preferred stock with rights as it deems appropriate without approval of the holders series B convertible preferred stock and series B-1 convertible preferred stock;

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  a requirement that special meetings of our board of directors may be called only by our chairman, president or a majority of our board of directors;

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  a prohibition against action by written consent of the divine stockholders;

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  a requirement that our stockholders comply with advance notice provisions to bring director nominations or other matters before meetings of the divine stockholders; and

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  Section 203 of the Delaware general corporation law that prohibits us from entering into some business combinations with interested stockholders without the approval of the divine board of directors.

The existence of the stockholder rights plan and these provisions may deprive you of an opportunity to sell your shares at a premium over prevailing prices. The potential inability of the divine stockholders to obtain a premium could adversely affect the market price for our common stock.

        Our stock price may decline if a large number of shares are sold or there is a perception that these sales may occur.

        The market price of the divine common stock could decline as a result of additional sales of common stock, or the perception that these sales could occur. As of August 1, 2002, there was an aggregate of 623,334 shares of restricted divine common stock and an aggregate of 3,823,499 shares of divine common stock that are issuable upon the conversion of the series B convertible preferred stock issued in our private placement (assuming a conversion price of $6.00 per share) that could be resold only through registration under the Securities Act or under an available exemption from registration, including the exemption provided by Rule 144.

        The market price of divine common stock could decline as a result of the large number of shares that will become eligible for sale upon consummation of the merger.

        Assuming that 20,295,133 shares of divine common stock are issued and outstanding as of the closing of the merger, divine will issue an aggregate of not less than 2,898,062 and not more than 4,056,977 shares of divine common stock to holders of Viant common stock following the consummation of the merger. As a result, divine would have outstanding between 27,016,694 and 28,175,609 shares of common stock after the merger, assuming (1) the conversion of the 22,941 shares of series B convertible preferred stock issued in the first round of a private placement into 3,823,499 shares of divine common stock (assuming a conversion price of $6.00 per share), (2) that prior to the closing of the merger, no outstanding options or warrants to acquire divine common stock have been exercised and (3) that prior to the closing of the merger, all outstanding in-the-money options to acquire Viant common stock have been exercised on a net basis. Additionally, if the second round of the private placement is closed, divine will issue up to 38,659 shares of series B-1 convertible preferred stock, which are convertible into an aggregate of 15,463,600 shares of divine common stock, assuming a conversion price of $2.50 per share, and as a result, divine would have outstanding between 42,480,294 and 43,639,209 shares of common stock after the merger.

        Based on the foregoing, as of the record date for the Viant special meeting, approximately 4,602,348 of the shares of divine common stock issued in the merger will be eligible for sale in the public market without restriction under the Securities Act, and approximately 241,070 shares of divine common stock issued in the merger to affiliates of Viant (assuming an exchange ratio of .05238) will be eligible for sale subject to the volume, manner of sale and other limitations of Rule 144 and Rule 145 under the Securities Act. The market price of divine common stock could decline as a result of these sales or the perception that these sales could occur.

        The trading volume in divine common stock may continue to be low, which could prevent Viant stockholders from reselling their divine shares when they want, as well as at or above the price at which they acquire them in the merger.

        divine's daily average trading volume has historically been, and is likely to continue to be, low. As a result, it may be difficult for Viant stockholders to sell the shares they receive in the merger when they want, as well as at a price at or above the price at which they acquired them.

        Concentration of ownership among our principal stockholders may prevent you from influencing significant corporate decisions, and the interests of our principal stockholders may conflict with your interests.

        The holders of the series B convertible preferred stock will own, in the aggregate, approximately 14.2% of our outstanding common stock as of August 1, 2002, assuming (1) that the merger is completed and 2,868,062 shares of divine common stock are issued in connection therewith, (2) the conversion of the 22,941 shares of series B convertible preferred stock issued in the first round of the private placement into 3,823,499 shares of divine common stock (assuming a conversion price of $6.00 per share) and (3) that prior to the closing of the merger, none of the outstanding options or warrants to acquire divine common stock have been exercised and all outstanding in-the-money options to acquire Viant common stock have been exercised on a net basis. Furthermore, if the second round of our private placement closes, the holders of the series B convertible preferred stock and series B-1 convertible preferred stock will own, in the aggregate, approximately 45.4% of our outstanding common stock, assuming the conversion of the series B-1 convertible preferred stock at a conversion price of $2.50 per share.

        Also, the holders of the series B convertible preferred stock currently have the right to elect one member nominated by Oak Investment Partners to our board of directors and, if the second round of the private placement occurs, will have, together with the holders of series B-1 convertible preferred stock, collectively, the right to elect a second member nominated by Oak Investment Partners. This would give the holders of series B convertible preferred stock and series B-1 convertible preferred stock the right to nominate and elect two out of twelve of our directors, assuming the merger has closed, we increase the size of our board of directors by one, and Robert Gett has been appointed to fill that seat. As a result, the holders of the series B convertible preferred stock and series B-1 convertible preferred stock have, and will continue to have, influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger with another entity, a consolidation or sale of all or substantially all of our assets, changes to our legal and capital structure and amendments to our certificate of incorporation. Additionally, the holders of the series B convertible preferred stock and series B-1 convertible preferred stock, together with their affiliates, have other business activities in addition to their ownership in us. It is possible that they may exercise their influence in ways that serve their individual interests, but that do not serve the best interests of our other stockholders.

        Our series B convertible preferred stock and series B-1 convertible preferred stock rank senior to our common stock and series A participating preferred stock.

        The rights, preferences and privileges of our series B convertible preferred stock and series B-1 convertible preferred stock rank senior to our common stock and series A participating preferred stock. In the event of our liquidation, dissolution or winding up, or upon our merger with or acquisition by another company or person, the holders of our series B convertible preferred stock and series B-1 convertible preferred stock will be entitled to a liquidation preference equal to $1,000 per share before any amounts are paid to the holders of our common stock. In addition, the holders of our series B convertible preferred stock and series B-1 convertible preferred stock will participate with the holders of our common stock and series A junior participating preferred stock ratably on an as-converted basis in the distribution of assets, or the proceeds thereof, until the holders of series B convertible preferred stock and series B-1 convertible preferred stock shall have received with respect to each share of convertible preferred stock held thereby $3,000 (inclusive of the $1,000 liquidation preference described in the preceding sentence). Furthermore, upon the occurrence of certain triggering events, the holders of our series B convertible preferred stock and series B-1 convertible preferred stock have the right to require divine to redeem all or a portion of any outstanding shares of convertible preferred stock for a cash purchase price of $1,000 (the amount paid for each such share). Additionally, divine is prohibited from issuing any equity securities that are senior to or on parity with the series B convertible preferred stock and series B-1 convertible preferred stock without the consent of the holders of a majority of the outstanding shares of our series B convertible preferred stock and series B-1 convertible preferred stock, voting together as a single class. The rights, preferences and privileges of our series B convertible preferred stock and series B-1 convertible preferred stock could adversely affect the value of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains or incorporates by reference forward-looking statements about the future results, performance, achievements, prospects and opportunities of divine, Viant and the combined company within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding:

•	synergies;	•	capital productivity;
•	efficiencies;	•	capital spending;
•	cost savings;	•	the timetable for completing the merger;
•	revenue enhancements;	•	the timetable for achieving profitability; and
•	product integration;	•	integration of operations.

        Forward-looking statements may be identified by words such as "anticipates," "believes," "estimates," "expects," "intends, "plans" or similar expressions as they relate to divine, Viant, their respective management or the combined company or by the fact that their truth or accuracy cannot be fully discerned without reference to future events. In making these statements, we believe that our expectations are based on reasonable assumptions. You should understand, however, that these forward-looking statements are subject to numerous known and unknown risks, uncertainties and contingencies, many of which are beyond divine's and Viant's control, that may cause actual results, performance, achievements, prospects and opportunities of divine, Viant and/or the combined company to differ materially from those expressed in, or implied by, our forward-looking statements. These factors include the specific risk factors identified and discussed under the caption "Risk Factors" beginning on page 29 of this proxy statement/prospectus.

        You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this document or, in the case of documents incorporated by reference, the date of the referenced document. The risk factors and cautionary statements contained or referred to in this proxy statement/prospectus should be considered in connection with any subsequent written or oral forward-looking statements that divine, Viant or persons authorized to act on each company's behalf may issue. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described or incorporated by reference in this document, whether as a result of new information, future events, changed circumstances or any other reason after the date of this proxy statement/prospectus.

 THE VIANT SPECIAL MEETING

Proxy Statement/Prospectus

        This proxy statement/prospectus, including the enclosed proxy card, is being furnished to you in connection with the solicitation of proxies by Viant's board of directors for use at the Viant special meeting and at any adjournment or postponement of that special meeting. This proxy statement/prospectus is first being mailed to stockholders on or about August     , 2002, and constitutes notice of the special meeting in conformity with Delaware General Corporation Law.

Date, Time and Place of the Special Meeting

        The special meeting of Viant stockholders shall be held at 10:00 a.m., local time, on September     , 2002, at Viant's offices located at 89 South Street, Boston, Massachusetts 02111.

Matter to be Considered at the Special Meeting

        At the special meeting, stockholders will be asked to vote on a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of April 5, 2002, by and among divine, inc., DVC Acquisition Company, a wholly-owned subsidiary of divine, and Viant, as amended by the amendments thereto dated July 23, 2002 and August 2, 2002, by and among divine, DVC and Viant, and approve the merger of DVC with and into Viant, as a result of which Viant will become a wholly-owned subsidiary of divine and the outstanding shares of Viant common stock will be converted into the right to receive an aggregate number of shares of divine common stock equal to the lesser of $8.6 million divided by the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, which for purposes of this calculation will not be less than $2.0325 per share nor more than $2.9675 per share, or 19.99% of the number of shares of divine common stock issued and outstanding as of the closing date. In the event that divine is unable to issue the entire consideration in shares of divine class A common stock as a result of the 19.99% limitation, the cash distribution by Viant will be increased by the value of the shares of divine common stock that could not be issued in the transaction.

        The board of directors of Viant has unanimously approved the merger agreement, the amendments to the merger agreement, with one director, Jeanne Britell, absent from the meeting during which the second amendment was approved, and the merger, and recommends that Viant stockholders vote FOR the approval and adoption of the merger agreement, as amended, and the approval of the merger.

        We urge you to obtain current market quotations for divine common stock and Viant common stock before making a decision on the merger.

Record Date and Outstanding Shares; Voting Rights

        Only holders of record of Viant common stock at the close of business on the record date, August 15, 2002, are entitled to notice of, and to vote at, the Viant special meeting. At the close of business on the record date, there were 49,186,458 shares of Viant common stock outstanding and entitled to vote, held by 270 holders of record. Each holder of shares of Viant common stock on the record date will be entitled to one vote for each share held on all matters to be voted on at the Viant special meeting.

Quorum; Required Votes; Abstentions and Broker Non-Votes

        At the Viant special meeting, a quorum requires the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Viant common stock entitled to vote at the meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum exists. The affirmative vote of the holders of a majority of the shares of common stock outstanding as of the record date is required to approve and adopt the merger agreement, as amended, and approve the merger. The failure to submit a vote, abstentions and broker non-votes (as brokers cannot exercise their discretion as to the merger proposal) will have the same effect as votes against the proposed merger.

        As of the close of business on the record date, Viant's directors and executive officers (together with their respective affiliates) beneficially owned approximately 9.4% of the 49,186,458 shares of Viant common stock outstanding. All of the executive officers and directors of Viant and a spouse of one of the executive officers have entered into voting agreements with divine in which they agreed to vote all of their shares of Viant common stock in favor of the adoption and approval of the merger agreement, as amended, and the approval of the merger.

Proxies; Discretionary Authority of Proxy Holders; Revocability of Proxies

        All shares of Viant common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If your shares are not held in "street name" and you return a properly executed proxy card but fail to vote on a proposal, the designated proxies will exercise their discretionary authority and vote your shares FOR the merger proposal.

        If your shares are held in an account at a brokerage firm or bank, you should direct them on how to vote your shares. If you do not provide your broker with instructions on how to vote your shares with respect to the merger proposal, your broker will not vote your shares.

        Stockholders may vote by telephone or over the Internet. If you vote by telephone or over the Internet, you will be required to have the control number appearing on your proxy card available in order to submit your vote. A properly completed telephone or Internet vote has the same effect as if you marked, signed and returned the proxy card by mail. See the instructions on the proxy card or voting instructions card for a detailed description of the telephone and Internet voting instructions and procedures. Viant believes that the granting of proxies by telephone or over the Internet is valid under Delaware law. Please note that if you choose to vote over the Internet, you are responsible for any Internet access charges incurred.

        Viant does not expect that any matter other than approval and adoption of the merger agreement, as amended, and the approval of the merger will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will exercise their discretionary voting authority with respect to those matters.

        Viant stockholders of record may change their votes and revoke their proxies in any of the following ways:

  •
  by sending a written notice to the secretary of Viant prior to the special meeting, stating that they would like to revoke their proxies;

  •
  by completing, signing, dating and mailing another proxy card and having it received by Viant prior to the special meeting;

  •
  by telephone or via the Internet prior to the special meeting, by following the instructions provided on their proxy cards; or

  •
  by attending the special meeting and voting in person.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy; you must cast an actual vote. If your shares are held in the name of a bank, broker or other fiduciary and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

Solicitation of Proxies

        divine will bear the expenses incurred in the printing and mailing of this proxy statement/prospectus. The initial solicitation of proxies by mail may be supplemented by telephone, telecopy, Internet or personal solicitation by directors, officers or other regular employees of Viant. No additional compensation will be paid to Viant directors, officers or other regular employees for these services. Viant will also request banks, brokers and other intermediaries holding Viant common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

        Viant has retained                          to assist with the solicitation of proxies from Viant stockholders. Viant will pay                          a fee of                          and reimburse                           for its reasonable out-of-pocket expenses for its services. Viant has also agreed to indemnify                          against certain liabilities arising out of its engagement.

        Viant stockholders should not send in any Viant stock certificates with their proxy cards. The exchange agent will mail a transmittal letter to Viant stockholders containing instructions for the surrender of Viant stock certificates as soon as practicable after completion of the merger.

THE MERGER

        This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement, the amendments to the merger agreement and voting agreements. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus and the other documents to which we refer, including the merger agreement attached as Annex A, the amendments to the merger agreement attached as Annex B-1 and Annex B-2, respectively, and the documents we incorporate by reference for a more complete understanding of the merger.

Structure of the Merger

        If the Viant stockholders approve and adopt the merger agreement, as amended, and approve the merger and all other conditions to the merger contained in the merger agreement, as amended, are satisfied or waived, DVC Acquisition Company, a wholly-owned subsidiary of divine, will merge with and into Viant. As a result, DVC will cease its separate corporate existence and Viant, the surviving corporation, will become a wholly-owned subsidiary of divine. We currently anticipate that we will complete the merger, unless the parties agree otherwise, on the second business day after obtaining stockholder approval at the Viant special meeting and satisfaction or waiver of all other conditions of the merger agreement, as amended.

Background of the Merger

        As part of its long-term strategy to increase stockholder value, Viant's board of directors and senior management has, from time to time, considered various strategic transactions with other companies. Similarly, from time to time, Viant's board of directors and senior management have reviewed various strategic alternatives, including remaining an independent public company, ceasing operations and distributing its residual assets to its stockholders through a liquidation, the possibility of acquisitions or mergers with other companies and other transactions.

        On December 3, 2001, divine contacted Viant to discuss a possible business combination transaction. This discussion, involving Robert Gett, at that time the Chief Executive Officer and President and a director of Viant, Dwayne Nesmith, Vice President and Chief Financial Officer of Viant, Andrew Filipowski, divine's Chairman of the board of directors and Chief Executive Officer, Alex Walker, divine's senior vice president for mergers and acquisitions, and Matt Roszak, divine's vice president for mergers and acquisitions, focused on an overview of the respective businesses and possible synergies between the two companies.

        On December 5, 2001, Viant and divine entered into a mutual non-disclosure agreement in order to allow for preliminary due diligence by each party.

        On December 6, 2001, Michael Cullinane, divine's Executive Vice President, Chief Financial Officer, Treasurer and director, Ron Bienvenu, President of divine's enterprise portal solutions business unit, Buster Brown, divine's Executive Vice President for Sales, and certain officers of divine met with Mr. Nesmith and representatives of Robertson Stephens, Inc., then Viant's other financial advisor, to discuss divine's current operations and strategy.

        On December 7, 2001, Viant formally retained Robertson Stephens to serve as its exclusive financial advisor to review strategic alternatives, including a possible sale of Viant or a cash distribution or purchase of other companies by Viant.

        Between December 7, 2001 and December 12, 2001, representatives of Robertson Stephens had various conversations with officers of divine regarding the terms of a potential business combination transaction.

        On December 11, 2001, Viant and Robertson Stephens received a term sheet from divine outlining a potential business combination transaction between the two parties.

        On December 12, 2001, the Viant board of directors held a meeting at which representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Viant's legal counsel, Robertson Stephens and Mr. Bill Atkins of Cumberland Consulting, Viant's business advisor, were present to review the conversations that representatives of Robertson Stephens and members of Viant's senior management had with divine to date. Representatives of Robertson Stephens also reviewed with the board of directors possible strategic alternatives for Viant.

        On December 12, 2001, Venetia Kontogouris, a member of Viant's board of directors, met with Mr. Filipowski and discussed the business plans, financial information and strategy of divine for the coming year.

        Between December 13, 2001 and December 17, 2001, the parties and their advisors exchanged proposed term sheets.

        From December 17 through December 19, 2001, Messrs. Gett and Nesmith and other members of Viant's senior management and representatives of Robertson Stephens met three times with Mr. Filipowski, Ed Szofer, President of divine's professional services division and Messrs. Roszak and Walker and discussed Viant's application service offerings, sales, vertical expertise and outstanding obligations.

        From December 18, 2001 through January 2002, Messrs. Gett and Nesmith, other members of Viant management and representatives of Wilson Sonsini Goodrich & Rosati and Robertson Stephens participated in numerous meetings and telephone calls with certain officers of divine and representatives of Katten Muchin Zavis Rosenman, divine's legal counsel, to discuss the terms of a possible business combination transaction.

        In January 2002, Mr. Gett, who in January 2002 became Chairman of the Viant board of directors and resigned from the office of President, Ms. Kontogouris, Mr. Nesmith, Diane Hall, Vice President and Chief Delivery Officer of Viant, Chris Newell, Vice President and Chief Knowledge Officer of Viant, Bruce Shoger, President and Chief Operating Officer of Viant, and certain other members of Viant's senior management, Mr. Atkins and representatives of Robertson Stephens met with Messrs. Filipowski, Roszak, Szofer, Cullinane, Bienvenu, and Brown and certain other officers of divine over the course of eight meetings to discuss the business model, software business, subscription model, financial information, business projections, integration of recent acquisitions and corporate organization of divine and the application service offerings, projections, vertical expertise and outstanding obligations of Viant.

        On January 22, 2002, the Viant board of directors held a meeting at which senior executives of Viant, representatives of Wilson Sonsini Goodrich & Rosati and Robertson

Stephens were present to discuss possible strategic alternatives for Viant including: continuing as a stand-alone company and acquiring other companies, exploring alternative business combination transactions with other potential acquirors and the proposed transaction with divine. Robertson Stephens reviewed with the Viant board of directors its due diligence findings of divine, its findings, dating back to January 2001, regarding possible strategic alternatives for Viant, and the preliminary terms of the proposed divine transaction. The Viant board of directors directed Robertson Stephens to contact other companies who may be interested in entering into a potential business combination transaction with Viant.

        On January 29 and January 31, 2002, Jenne K. Britell, a member of Viant's board of directors, and a representative of Robertson Stephens met with Mr. Filipowski to discuss divine's business operations and review divine's integration of prior acquisitions.

        On January 31, 2002, the Viant board of directors held a meeting at which senior executives of Viant and representatives of Wilson Sonsini Goodrich & Rosati and Robertson Stephens were present to discuss the current status of the potential transaction with divine, strategic opportunities for the combined entity and the need for further due diligence on divine. The board of directors discussed with representatives of Wilson Sonsini Goodrich & Rosati its fiduciary obligations in connection with a potential transaction. Representatives of Robertson Stephens then discussed with the board of directors the responses of companies contacted by representatives of Robertson Stephens on Viant's behalf regarding a potential business combination transaction with Viant. The Viant board of directors directed Robertson Stephens to solicit additional parties regarding a potential business combination transaction with Viant. The board of directors discussed other strategic options available to it, including remaining an independent public company, exploring alternative business combination transactions or commencing a liquidation of the company.

        On February 4, 2002, Viant and Robertson Stephens received a revised term sheet from divine.

        From February 4 through February 10, 2002, the parties and their advisors negotiated the terms of a non-disclosure agreement and the proposed transaction.

        On February 5, 2002, Mr. Gett and Ms. Britell met with Paul Humenansky, President, Chief Operating Officer and director of divine, and Mr. Cullilane to discuss possible terms of the transaction.

        On February 6, 2002, the Viant board of directors held a meeting at which senior executives of Viant and representatives of Wilson Sonsini Goodrich & Rosati and Robertson Stephens were present. The senior executives summarized for the board of directors their conversations with divine since December 2001. Ms. Britell summarized for the board of directors her meetings with representatives of divine. Representatives of Robertson Stephens reviewed with the board of directors the negotiations with divine regarding the financial terms of the proposed transaction. Wilson Sonsini Goodrich & Rosati reviewed with the board of directors the proposed terms of the confidentiality agreement and term sheet presented by divine. Robertson Stephens then updated the board on Robertson Stephens' subsequent calls to potential transaction partners.

        On February 10, 2002, following negotiations between the parties and their advisors earlier in the month, Viant and divine entered into a confidentiality agreement granting an exclusive negotiation period to divine through the close of business on February 22, 2002.

        On February 12, 2002, representatives of divine met with representatives of Viant to continue due diligence discussions.

        On February 26, 2002, the divine board of directors met and discussed the current status of the potential transaction with Viant.

        From February 2002 through March 2002, Viant, representatives of Wilson Sonsini Goodrich & Rosati and Robertson Stephens, and Mr. Atkins conducted due diligence of divine, including a review of divine's business plans, budgets, financial model, acquisitions and capital requirements, and participated in numerous meetings with representatives of divine and Katten Muchin Zavis Rosenman to discuss the proposed terms of a business combination transaction.

        On March 5, 2002, the Viant board of directors held a meeting at which senior executives of Viant, representatives of Wilson Sonsini Goodrich & Rosati and Robertson Stephens and Mr. Atkins were present to review the due diligence findings of each party. The board of directors then reviewed the terms and status of the proposed transaction with divine and other strategic options available to Viant, including remaining an independent public company, exploring a business combination transaction with other potential acquirors or commencing a liquidation of the Company.

        On March 8, 2002, the Viant board of directors had a meeting at which Mr. Nesmith and representatives of Wilson Sonsini Goodrich & Rosati and Robertson Stephens were present to discuss additional due diligence findings.

        On March 12, 2002, the Viant board of directors had a meeting at which Mr. Nesmith and representatives of Wilson Sonsini Goodrich & Rosati and Robertson Stephens were present to review the timeline for the proposed divine transaction, divine's fourth quarter 2001 earnings press release and conference call and the possibility of executing an extension to the exclusive negotiation period of the confidentiality agreement dated February 10, 2002. Mr. Gett then updated the board of directors on recent communications with divine.

        On March 18, 2002, the Viant board of directors had a meeting at which Mr. Nesmith and representatives of Wilson Sonsini Goodrich & Rosati and Robertson Stephens were present to review the discussions with divine to date and to discuss other strategic options available to Viant. Mr. Nesmith reviewed with the board of directors the financial obligations of Viant and their estimated impact upon a liquidation of the company.

        From March 18 through April 4, 2002, the parties and their respective legal counsel negotiated the terms of the definitive merger agreement and voting agreements, concurrently with continued due diligence by Viant, divine and their respective legal counsel and accounting and financial advisors.

        On March 19, 2002, Viant and divine executed an extension to the February 10, 2002 confidentiality agreement, which granted an exclusive negotiation period to divine through the close of business on April 5, 2002.

        On March 25, 2002, the Viant board of directors had a meeting at which Mr. Nesmith and representatives of Wilson Sonsini Goodrich & Rosati and Robertson Stephens were present. Robertson Stephens presented a brief summary of the financial terms of the proposed transaction and related financial analysis.

        On April 3, 2002, the Viant board of directors had a meeting at which Mr. Nesmith and representatives of Wilson Sonsini Goodrich & Rosati and Robertson Stephens were present to review the terms of the transaction. Representatives of Wilson Sonsini Goodrich & Rosati reviewed with the Viant board of directors the terms and conditions of the proposed definitive merger agreement and the voting agreements and the Viant board of directors' fiduciary duties and other legal principles applicable to the board of directors' consideration of the proposed transaction. Representatives of Robertson Stephens reviewed with the board of directors the financial terms of the transaction and the related financial analyses. The board of directors discussed the strategic value of the transaction and the expected synergies. The board of directors further discussed the status of Viant's prospects as a stand-alone company. Following the meeting, Viant's non-employee directors discussed among themselves the proposed transaction.

        On April 4, 2002, the Viant board of directors met to further discuss the terms of the merger agreement. Representatives of Robertson Stephens then delivered a fairness opinion to the board of directors as to the original financial terms of the merger agreement. Following this discussion, the Viant board of directors unanimously approved the merger agreement, the merger and the voting agreements and unanimously resolved to recommend to the Viant stockholders to approve and adopt the merger agreement and approve the merger.

        On April 4, 2002, the divine board of directors met to further discuss the terms of the merger agreement. The divine board of directors, with Arthur W. Hahn, a partner of Katten Muchin Zavis Rosenman, abstaining due to Katten Muchin Zavis Rosenman's representation of divine in connection with the transaction and with J. Kevin Nater and Thomas J. Meredith absent from the meeting, then approved the merger agreement and the transactions contemplated thereby and resolved to recommend to divine stockholders to approve the issuance of divine common stock in connection with the merger.

        On the morning of April 5, 2002, the definitive merger agreement and the voting agreements were executed by all parties and a joint public announcement of the transaction was made.

Certain Events Following the Signing of the Merger Agreement

        The following describes certain events that occurred following the execution of the merger agreement on April 5, 2002.

        On April 12, 2002, Viant received an unsolicited indication of interest from a private company (company A), which stated that company A was interested in entering into discussions with Viant regarding a potential business combination transaction pursuant to which Viant stockholders would receive $98 million in cash, net of the payment of the Termination Fee.

        Between April 15 and 16, 2002, the Viant board of directors held two meetings at which Mr. Nesmith and representatives of Robertson Stephens and Wilson Sonsini Goodrich & Rosati were present to discuss the company A indication of interest. Representatives of Wilson Sonsini Goodrich & Rosati reviewed with the board of directors a background check on company A and its known principals performed by a private investigator retained by Viant. The board of directors considered the indication of interest from company A, including that it failed to state, among other things, any proposed terms and conditions (other than price) and failed to provide any information regarding company A, its financial resources and its management and advisors that would indicate whether company A had the ability to successfully complete a business combination transaction with Viant. Accordingly, after taking into account all of the relevant information and the advise of its advisors, the Viant board of directors determined it was unable to conclude that the company A indication of interest was or may reasonably be expected to lead to a "company superior proposal" within the meaning of the merger agreement, and determined that Viant would not engage in any discussions with company A regarding its indication of interest.

        On April 17, 2002, Viant delivered a letter to company A informing company A that Viant was not permitted under the merger agreement to enter into discussions with company A because Viant's board of directors was unable to conclude that company A's indication of interest was or may reasonably be expected to lead to a company superior proposal.

        On April 22, 2002, Viant received an unsolicited indication of interest from a private professional services company (company B), which stated that company B was interested in entering into discussions with Viant regarding a potential business combination transaction in the event that Viant's proposed transaction with divine was terminated. The request did not state any terms for the proposed transaction, and Viant did not respond to company B.

        On May 2, 2002, Viant received an unsolicited indication of interest from a publicly traded digital strategy and services provider (company C), which stated that company C was interested in entering into discussions with Viant regarding a potential business combination transaction pursuant to which Viant's stockholders would receive up to $65 million in cash and an unspecified equity interest in the combined company. The request did not state any other terms for the proposed transaction, and it was not clear from company C's message whether company C was interested in acquiring Viant or in being acquired by Viant. Mr. Gett notified the chief executive officer of company C that Viant was not permitted under the merger agreement to enter into discussions with company C regarding any acquisition of Viant by company C that did not meet the "company superior proposal" requirement of the merger agreement. Subsequently Mr. Gett and the chief executive officer of company C held discussions on other matters.

        On May 3, 2002, Viant received an unsolicited indication of interest from a publicly traded Internet operating and development company (company D), which stated that company D was interested in entering into discussions with Viant regarding a potential business combination transaction. The request did not state any terms for the proposed transaction. Mr. Gett notified a representative of company D that Viant was not permitted under the merger agreement to enter into discussions with company D regarding any acquisition of Viant by company D that did not meet the "company superior proposal" requirement of the merger agreement.

        On May 8, 2002, Viant received a second unsolicited indication of interest from company B, which again stated that company B was interested in entering into discussions with Viant regarding a potential business combination transaction but did not state any terms for the proposed transaction. Viant did not respond to company B.

        On May 10, 2002, Viant opened a letter dated May 7, 2002 containing an unsolicited indication of interest from a private company (company E), which stated that company E was interested in entering into discussions with Viant regarding a potential business combination transaction pursuant to which each Viant stockholder would receive, at such stockholder's option, $1.60 per share in cash or an equity interest in company E.

        On May 14, 2002, the Viant board of directors held a meeting at which Mr. Nesmith and representatives of Robertson Stephens and Wilson Sonsini Goodrich & Rosati were present to discuss the indications of interest received from company A, company B, company C, company D and company E and the pending transaction with divine. The Viant board of directors considered the indication of interest from company E, including that it failed to state, among other things, any proposed terms and conditions (other than price) and failed to provide any information regarding company E, its financial resources, management or advisors that would indicate whether company E had the ability to successfully complete a business combination transaction with Viant. Accordingly, after taking into account all of the relevant information and the advice of its advisors, the Viant board of directors determined that Viant would not enter into discussions with company E as it was unable to conclude that the company E indication of interest was or may reasonably be expected to lead to a "company superior proposal" within the meaning of the merger agreement. The board of directors also discussed the indications of interests received from company B, company C and company D and noted that because none of these indications of interest stated any proposed terms, other than price from company C, Viant's board of directors would be unable to conclude that any of these indications of interest were or may reasonably be expected to lead to a "company superior proposal" within the meaning of the merger agreement. Mr. Gett then summarized for the board of directors the outcomes of joint meetings between certain large Viant stockholders and representatives of Viant and divine. The board of directors discussed the concerns raised by these stockholders regarding the decline in divine's current stock price and its effect on the value of the proposed combination transaction.

        On May 14, 2002, Viant delivered a letter to company E stating that Viant was not interested in entering into discussions with company E regarding a potential business combination transaction.

        On May 17, 2002, Viant received two additional unsolicited letters from company E. The first letter restated company E's proposal of $1.60 per share in cash for each outstanding share of Viant common stock. The second letter contained a proposal from company E as a stockholder of Viant, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, for inclusion in this proxy statement/prospectus. The stockholder proposal stated:

    "Resolved that Viant Corporation be merged with and into [company E] pursuant to which all Viant shareholders will be paid $1.60 per share in cash as consideration for their shares."

        On May 20, 2002, the Viant board of directors held a meeting at which senior executives of Viant and representatives of Wilson Sonsini Goodrich & Rosati and Robertson Stephens were present to discuss the additional letters received from company E and continued stockholder reaction to the proposed business combination transaction with divine. After discussions, the board of directors concluded that it continued to have no interest in entering into discussions with company E regarding a potential business combination transaction and requested that Wilson Sonsini Goodrich & Rosati take all actions necessary to exclude company E's proposal from inclusion in this proxy statement/prospectus. Mr. Gett summarized for the board of directors the continued concern of stockholders regarding the ongoing decline in the price of divine common stock and the value of the divine common stock to be issued pursuant to the proposed business combination transaction.

        On May 22, 2002, Viant delivered a letter to company E stating that Viant continued to have no interest in pursuing discussions with company E regarding a potential business combination transaction and that Viant would seek to exclude company E's stockholder proposal from the special meeting as permitted by the rules and regulations promulgated under the Exchange Act.

        On May 24, 2002, Viant received an unsolicited indication of interest from a publicly traded provider of information technology services (company F), in which company F stated that it was interested in entering into discussion with Viant regarding a potential business combination transaction pursuant to which Viant stockholders would receive up to an aggregate of $65 million in cash, or about $1.30 per share, plus retain up to a 49% equity interest in the combined entity. Senior executives of Viant noted that they believed the value of the company F proposal to be less than the liquidation value of Viant.

        On June 7, 2002, Wilson Sonsini Goodrich & Rosati filed a letter with the Securities and Exchange Commission notifying it of Viant's intention to exclude company E's stockholder proposal from this proxy statement/prospectus and requesting that the Securities and Exchange Commission not take any enforcement action if company E's proposal is excluded. Wilson Sonsini Goodrich & Rosati sent a copy of this letter to divine and company E.

        On June 10, 2002, Viant received a second unsolicited indication of interest from company F restating their interest in entering into discussions with Viant regarding a potential business combination transaction.

        On June 12, 2002, Viant received an additional unsolicited letter from company E that stated that company E remained interested in acquiring all of the outstanding shares of Viant common stock for $1.60 per share in cash.

        On June 26, 2002, the Viant board of directors held a meeting at which senior executives of Viant and representatives of Robertson Stephens and Wilson Sonsini Goodrich & Rosati were present to discuss the proposed merger transaction with divine and the terms of the series B convertible preferred stock transaction with Oak. The board of directors noted the decline in the divine common stock price and its effect on the value of the aggregate consideration to be received by the Viant stockholders in the proposed merger transaction.

        On June 28, 2002, the division of corporation finance of the Securities and Exchange Commission notified Viant that it would not recommend enforcement action to the Securities and Exchange Commission if Viant excluded company E's stockholder proposal from this proxy statement/prospectus.

        On July 1, 2002, Viant received a third unsolicited indication of interest from company B, which again stated that company B was interested in entering into discussions with Viant regarding a potential business combination transaction but did not state any terms for the proposed transaction. Viant did not respond to company B.

        On July 1, 2002, Viant advised divine that as a result of the decline in the divine common stock price and its effect on the value of the aggregate merger consideration, it did not believe that Viant stockholders would approve the merger.

        On July 3, 2002, the Viant board of directors held a meeting at which Mr. Nesmith and representatives of Robertson Stephens and Wilson Sonsini Goodrich & Rosati were present to discuss informal discussions between the parties as to revised financial terms of the proposed merger transaction. The board of directors directed Mr. Gett to negotiate with representatives of divine as to either a revised pricing structure or a mutual termination of the merger agreement, and directed management to evaluate other strategic options for Viant in the event that the merger agreement was terminated.

        From July 3, through July 15, 2002, the parties discussed alternative pricing structures for the proposed merger.

        On July 8, 2002, the divine board of directors held a meeting to discuss whether to proceed with the Viant merger for the consideration agreed in the merger agreement or to discuss modification of such terms with Viant. The board of directors directed management to continue discussions with Viant regarding a revised pricing structure, so long as management believed a revised structure was advantageous to divine.

        On July, 11, 2002, the Viant board of directors held a meeting at which Mr. Nesmith and representatives of Robertson Stephens and Wilson Sonsini Goodrich & Rosati were present to discuss the status of the revised pricing negotiations with divine. The board of directors then discussed other strategic options available to Viant, including remaining an independent public company, exploring alternative business combination transactions or commencing a liquidation of the company.

        On July 12, 2002, Fleet Boston, the parent of Robertson Stephens, announced its intention to wind-down Robertson Stephens and exit the investment banking business.

        On July 15, 2002, the Viant board of directors held a meeting at which Mr. Nesmith and representatives of Wilson Sonsini Goodrich & Rosati were present to discuss divine's proposed revised terms to the merger transaction. The board of directors discussed other strategic options available to Viant, including remaining an independent public company, exploring alternative business combination transactions, undertaking a cash distribution to the Viant stockholders or commencing a liquidation of the company. The board of directors then discussed the recent shut-down of Robertson Stephens and the company's need to retain a new financial advisor to assist the board of directors in analyzing the fairness, from a financial point of view, of any revised terms for the proposed merger transaction with divine. The board of directors directed Mr. Gett to continue negotiating with divine as to a revised pricing structure of the proposed merger. Later in the day, the Viant board of directors held a second meeting at which Mr. Nesmith and representatives of Wilson Sonsini Goodrich & Rosati were present to discuss revised, proposed terms to the merger transaction with divine.

        On July 15, 2002, the divine board of directors held a meeting to discuss the status of the discussions with Viant regarding revised merger terms.

        On July 16, 2002, Viant and Robertson Stephens formally terminated the engagement of Robertson Stephens as Viant's financial advisor.

        On July 16, 2002, Viant approached SG Cowen Securities Corporation to act as the Company's financial advisor.

        On July 16, 2002, the divine board of directors held a meeting and authorized management to amend the terms of the merger agreement to provide $72.5 million in cash and $7.5 million of divine common stock, with such other terms and conditions as management determined to be appropriate.

        From July 16 through July 23, 2002, the parties, their legal representatives and SG Cowen negotiated the terms of the first amendment to the merger agreement.

        On July 18, 2002, Viant formally retained SG Cowen to act as Viant's exclusive financial advisor for the revised, proposed merger transaction with divine.

        On July 20, 2002, the Viant board of directors held a meeting at which Mr. Nesmith and representatives of SG Cowen and Wilson Sonsini Goodrich & Rosati were present to discuss the terms of the amendment to the merger agreement. Representatives of SG Cowen then reviewed its financial analysis with the Viant board of directors. A discussion then ensued. SG Cowen then delivered its oral opinion to the Viant board of directors that, as of that date, the consideration to be received (the shares of divine common stock and the cash distribution of at least $72.5 million) in the merger was fair from a financial point of view to the Viant stockholders. SG Cowen also distributed a draft written opinion at that meeting which confirmed its oral opinion. SG Cowen's opinion was based upon and subject to the assumptions made, matters considered and limitations on review set forth in its draft written opinion. Following this discussion, the Viant board of directors unanimously approved the terms of the first amendment to the merger agreement.

        From July 20 through July 22, 2002, SG Cowen updated its analyses to reflect the proposed terms of the merger as those terms were being negotiated, and changes in the market price of divine and Viant common stock from July 19, 2002 through July 22, 2002.

        On the morning of July 23, 2002, SG Cowen delivered its formal written opinion (which considered the final terms of the amendment to the merger agreement, including the changes to the terms negotiated by the parties since SG Cowen's presentation to the Viant board of directors on July 20, 2002) to the Viant board of directors that, as of July 23, 2002, the consideration to be received (the shares of divine common stock and the cash distribution of at least $72.5 million) in the merger was fair from a financial point of view to the Viant stockholders. SG Cowen's opinion was based upon and subject to the assumptions made, matters considered and limitations on review set forth in its written opinion. The full text of that opinion is attached as Annex C. Following the Viant board of director's receipt of SG Cowen's formal, written opinion, the parties executed the amendment to the merger agreement and a joint public announcement of the revised terms of the merger was made.

        On the afternoon of July 23, 2002, Viant received an unsolicited indication of interest from a publicly traded provider of information technology services (company G), in which company G stated that it was interested in entering into discussions with Viant regarding a potential business combination transaction pursuant to which Viant stockholders would receive consideration with an aggregate value of $75.0 million, consisting of cash and an unspecified equity position in company G. The indication of interest also provided for a collar on the equity portion of the proposed transaction and customary conditions to close similar to those set forth in the merger agreement. Viant did not respond to company G.

        On July 24, 2002, Viant received a second, unsolicited indication of interest from company G, in which company G stated that it remained interested in entering into discussions with Viant regarding a potential business combination transaction pursuant to which Viant stockholders would receive cash consideration of $79.75 million and an equity position in company G valued at $8.25 million. The indication of interest also provided for a collar on the equity portion of the consideration.

        On July 26, 2002, the Viant board of directors held a meeting at which Mr. Nesmith and representatives of SG Cowen and Wilson Sonsini Goodrich & Rosati were present to discuss the indication of interest from company G. The advisors reviewed with the board of directors the publicly available information, including financial information, on company G and its directors and executive officers. After taking into account all the information which the board of directors deemed relevant and the advice of its advisors, Viant's board of directors concluded that company G's indication of interest may reasonably be expected to lead to a "company superior proposal" within the meaning of the merger agreement, as amended, and that Viant should enter into preliminary discussions with company G regarding its interest in a business combination transaction with Viant. The board of directors then discussed a second amendment to the merger agreement, as amended, to provide for an extension of certain deadlines contained in the merger agreement, as amended. Following this discussion, the board of directors approved (with one director, Ms. Britell, absent from the meeting) a range of acceptable terms for such amendment and directed Mr. Gett, with assistance from Viant's legal advisors, to negotiate, execute and deliver a second amendment to the merger agreement that would provide for an appropriate extension of these deadlines.

        On July 28, 2002, Viant delivered a letter and non-disclosure agreement to Greenberg Traurig, legal advisor to company G, stating Viant's interest in entering into discussions with company G regarding a potential business combination transaction following the execution of the appropriate non-disclosure agreement.

        From July 29 through July 30, 2002, representatives of Wilson Sonsini Goodrich & Rosati and Greenburg & Traurig negotiated the terms of the non-disclosure agreement.

        On July 30, 2002, company G and Viant executed the non-disclosure agreement.

        From July 30 through July 31, 2002, divine, Viant and their respective legal representatives negotiated the terms of a second amendment to the merger agreement.

        On July 31, 2002, Mr. Nesmith, representatives of Wilson Sonsini Goodrich & Rosati and SG Cowen held preliminary discussions with senior executives of company G and representatives of Greenburg & Traurig regarding company G's business combination proposal.

        On July 31, 2002, divine and Viant agreed to the terms of the second amendment to the merger agreement, which amendment provided for (i) an extension of the deadline for delivery of the acknowledgement by the Viant board of directors, to August 7, 2002 and (ii) extended the termination date of the merger agreement to September 30, 2002.

        On August 1, 2002, Mr. Nesmith, Mr. Gett and Mr. Shoger met with the senior executives of company G to conduct business due diligence and discuss the business models of the respective companies, the operational plan and requirements of the combined entity and the terms of the business combination transaction proposed by company G. Following these discussions, the parties agreed to mutually terminate discussions regarding the business combination transaction proposed by company G.

        On August 2, 2002, divine and Viant executed the second amendment to the merger agreement.

        On August 7, 2002, the Viant board of directors held a meeting at which Mr. Nesmith and representatives of SG Cowen and Wilson Sonsini Goodrich & Rosati were present to discuss the acknowledgement to be delivered by Viant pursuant to the terms of the amendments to the merger agreement. Following these discussions, the board of directors directed Robert L. Gett to deliver the acknowledgement to divine on behalf of Viant resulting in an increase in the total consideration payable in the transaction of $1.1 million.

The Companies' Reasons for the Merger

        The boards of directors of divine and Viant independently concluded that the proposed merger will afford to each company the complementary strengths of the two individual companies, will provide the combined company significant potential advantages and resources and potentially will enable the combined company to address emerging strategic opportunities more quickly and effectively.

        divine and Viant have each identified additional reasons for the merger, as discussed below. It should be noted, however, that the potential benefits of the merger may not be fully realized. See "Risk Factors" beginning on page 29.

divine's Reasons for the Merger

        The divine board of directors with one director, Arthur W. Hahn, a partner of Katten Muchin Zavis Rosenman, abstaining due to KMZR's representation of divine in the merger, and two directors, J. Kevin Nater and Thomas J. Meredith, absent, approved the issuance of divine common stock in connection with the merger. The divine board of directors unanimously approved the amendments to the merger agreement.

        In reaching its decision, in addition to the anticipated joint benefits described above, the divine board of directors consulted with divine management, as well as Katten Muchin Zavis Rosenman, its legal counsel, and considered, among others, the following information and potential material factors:

  •
  the ability of divine to broaden its geographic presence as a result of Viant's presence in the Northeast, specifically Boston and New York, and strengthen its presence in Los Angeles;

  •
  the ability of divine to enhance its industry expertise as a result of Viant's experience and skills in the media and entertainment, financial services and healthcare/pharmaceuticals industries;

  •
  the strategic fit between divine and Viant, including the compatibility of the fully integrated multi-disciplinary approaches to client service of both companies;

  •
  the ability of divine to expand its customer base to include additional Fortune 1000 companies;

  •
  the ability to leverage certain vertical application solutions developed by Viant;

  •
  the belief that the combination of Viant's services with divine's products, services, sales and marketing infrastructure can provide the combined company with the opportunity to expand the range of products and services offered to the combined company's customers and increase sales;

  •
  the contribution that Viant's balance sheet would make to divine's current liquidity needs;

  •
  the expectation that the addition of Viant's operations, as well as Viant's reputation, brand value and talent, to divine would likely create a stronger operating company with increased potential for growth;

  •
  information concerning divine's and Viant's respective businesses, historical financial performance and condition, operations, technology, products, strategic partners, customers, competitive positions, prospects and management;

  •
  current financial market conditions and the historical market prices, volatility and trading information of divine common stock and Viant common stock;

  •
  the financial and other terms of the merger, including the cash distribution by Viant and the relationship between the market value of divine common stock and Viant common stock and the consideration to be issued to Viant stockholders in the merger, and a comparison of comparable merger transactions;

  •
  the belief that the terms of the merger agreement, as amended, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are fair and reasonable;

  •
  the likelihood that the merger would be completed, including the ability of each of the companies to satisfy the conditions to the closing of the merger;

  •
  the potential impact of the merger on strategic partners, customers and employees of divine and Viant;

  •
  the likely reaction to the merger in the financial markets; and

  •
  the availability of alternative financing.

        The divine board of directors considered various alternatives to the merger, including by expanding divine's range of industry experience and presence in the Northeast through alternative acquisitions or by organic growth. The divine board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  •
  the possibility that the potential benefits set forth above may not be fully realized;

  •
  the substantial costs of integrating the businesses of divine and Viant and the transaction expenses arising from the merger;

  •
  the dilution of the ownership interest of divine's existing stockholders as a result of the issuance of shares of divine common stock in connection with the merger;

  •
  certain risks applicable to the merger and the business of the combined company as set forth under "Risk Factors" beginning on page 29; and

  •
  the possibility that the merger might not be consummated.

The divine board of directors, however, concluded that the positive factors outlined above outweighed the negative considerations and risks.

        The foregoing discussion of the information and factors considered by the divine board of directors is not intended to be exhaustive but is believed to include the material factors considered by the divine board of directors in connection with its review of the proposed merger. In view of the variety of factors, both positive and negative, considered, the divine board of directors did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered. Rather, the divine board of directors viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the divine board of directors. In addition, individual members of the divine board of directors may have given different weight to different factors.

Viant's Reasons for the Merger and Recommendation of Viant's Board of Directors

        The board of directors of Viant has unanimously approved the merger agreement, as amended, and the merger. In reaching its determination, the Viant board of directors consulted with Viant's management, as well as Wilson Sonsini Goodrich & Rosati, Robertson Stephens, as to the original financial terms of the merger, and SG Cowen, as to the financial terms set forth in the merger agreement, as amended, and gave significant consideration to a number of factors bearing on its decision.

        The Viant board of directors believes that the proposed merger would afford Viant the following advantages:

  •
  the merger would allow the integration of Viant's premium-focused digital business solutions with the broad market-focused extended enterprise Web services, products and technologies of divine, while providing the opportunity for strong synergies between the companies' professional services, all of which could create a range of product and service offerings far broader than Viant's current offerings;

  •
  the merger could give the combined enterprise a greater competitive advantage and technological lead than Viant could achieve on its own;

  •
  the relatively greater sales and technical resources of divine and the likelihood that these resources would allow Viant access to a broader, more diverse client base that could enable Viant to compete more effectively in its targeted markets;

  •
  the merger would potentially create increased sales of Viant's services by extending Viant's sales channel through the leveraging of divine's international sales force and the combined company's customer base, and through the cross-selling opportunities available to Viant as a result of divine's diverse product offerings;

  •
  the distribution of approximately $1.62 of value per share to each Viant stockholder, which amount consists of approximately $1.46 in cash per share, as of July 19, 2002 and approximately $.16 per share in value of divine common stock, as of July 22, 2002 (each of which reflects the increase in outstanding shares after giving effect to the acceleration and net exercise of outstanding Viant stock options prior to the merger as of the respective dates and the increase in total consideration payable of $1.1 million); and

  •
  the overall prospective synergies of the combined company and strategic value of the proposed combination, which the board of directors believed would deliver greater value to the stockholders and clients of Viant than the alternative strategic options that the board of directors considered.

        In the course of its deliberations, the Viant board of directors also considered a number of additional factors relevant to the merger. These factors included:

  •
  historical information concerning the businesses operations, financial condition and results of operations, technology and management style, competitive position, industry trends and prospects of Viant and divine;

  •
  current and historical market prices, volatility and trading data for the two companies;

  •
  information and advice based on due diligence investigations by members of Viant's board of directors and management, Wilson Sonsini Goodrich & Rosati, Robertson Stephens and Mr. Atkins of Cumberland Consulting concerning the business, technology, services, operations, properties, assets, financial condition, operating results and prospects of divine, trends in divine's business and financial results and capabilities of divine's management team;

  •
  the estimated range of liquidation values of Viant common stock of approximately $1.54 - $1.61 per share, assuming Viant was to cease operations and liquidate its assets as of October 31, 2002, as calculated by SG Cowen on July 22, 2002, based upon information provided by Viant management, which included Viant's actual cash balance as of June 30, 2002 and estimates, as of July 18, 2002, of what costs, expenses and liabilities Viant would incur or have to fund during the winding up of its operations (including the payment of an approximately $2.7 million termination fee to divine), as well as the possibility that a liquidation of Viant could take several additional months and that the estimated liquidation value of Viant is subject to significant uncertainty and could be reduced in the event that additional liabilities were to arise or be asserted during the liquidation process, and that a longer than anticipated liquidation process could further deplete Viant's cash balances and liquidation value;

  •
  that, when compared to a liquidation of Viant, the merger would provide Viant stockholders with an equal or greater amount of value per share, based on certain assumptions as to the liquidation value of Viant described above, sooner than Viant could complete a liquidation and without the risk inherent in a liquidation that the expected value to be received by Viant stockholders could be reduced as a result of additional liabilities, unexpected costs and expenses, and delays in the liquidation process;

  •
  that if the Viant board of directors were to change its recommendation in support of the merger in order to pursue a liquidation of Viant, Viant could be required to pay divine a termination fee of approximately $2.7 million under the merger agreement, as amended, which termination fee would further reduce Viant's cash balances and liquidation value;

  •
  that most of the value to be received by Viant stockholders in the merger is in the form of the cash distribution of at least $72.5 million, which reduces the potential that the value of the consideration to be received by Viant stockholders in the merger would be significantly reduced as a result of a further decline in divine's stock price;

  •
  that the Viant business would continue to operate and that the strategic synergies of the combined companies could potentially provide Viant stockholders with additional value in the event that the market value of divine common stock issued in the merger were to increase in the future;

  •
  the presentations from representatives of SG Cowen regarding the financial analysis supporting the written opinion of SG Cowen, dated July 23, 2002, and based on the assumptions made, the matters considered and the limitations on review set forth in the written opinion, that the total consideration (shares of divine common stock and the cash distribution of at least $72.5 million) to be delivered in the transaction, as amended, was fair from a financial point of view to Viant stockholders;

  •
  the stock consideration, the cash distribution and other terms of the merger agreement, as amended, and voting agreements, including the respective representations, warranties and covenants of the parties and the limited ability of divine to terminate the merger agreement, as amended;

  •
  the provisions of the merger agreement, as amended, permitting Viant to inform itself should an unsolicited acquisition proposal be forthcoming and, under certain circumstances in accordance with the provisions of the merger agreement, as amended, to terminate the merger agreement (subject to payment to divine of a termination fee in the amount of $2,680,000), and to recommend and accept any such proposal that is superior to the merger;

  •
  the compatibility of the respective management teams and employees of Viant and divine;

  •
  levels of interest in, and potential valuations of, Viant as reflected by discussions with other potential acquirors and the indications of interest from companies A through G;

  •
  divine's record of successfully completing acquisition transactions, which the Viant board of directors believed supported the conclusion that the proposed transaction with divine could be completed in an orderly manner; and

  •
  the expectation that the merger should qualify as a tax-free reorganization.

        The Viant board of directors also considered the following potentially negative factors in its deliberations concerning the transaction:

  •
  the limited operating history of divine as a technology aggregator;

  •
  the numerous acquisitions undertaken by divine in the last nineteen months;

  •
  the unknown commitments and contingencies of divine resulting from these recent acquisitions;

  •
  the disruption of, and challenges facing, divine's management team and key employees in integrating the companies recently acquired by divine;

  •
  the challenges facing divine's technology and sales teams in integrating the acquired companies' technology, products and services with divine's existing technology, products and services;

  •
  the historical volatility of divine common stock and the approximately 79% decline in the market price of divine common stock from $12.00 on April 4, 2002 (the last full trading day prior to the public announcement of the merger) to $2.47 on July 22, 2002 (the last full trading day prior to the public announcement of the revised terms of the merger), and the possibility that a further decline in the market price of divine common stock could cause the aggregate per share value of divine common stock that Viant stockholders will receive in the merger plus the per share amount of the cash distribution of at least $72.5 million to be paid by Viant, as of the closing of the merger, to be less than (1) the per share value of that aggregate consideration as of July 22, 2002, the last full trading day prior to the announcement of the revised terms of the merger (as described under "Comparative Market Price Data" on page 26); or (2) Viant's estimated range of liquidation values of approximately $1.54 - $1.61 per share, assuming the company was to cease operations and liquidate its assets as of October 31, 2002, as calculated by SG Cowen on July 22, 2002, based upon information provided by Viant management, which included Viant's actual cash balance as of June 30, 2002 and estimates, as of July 18, 2002, of what costs, expenses and liabilities Viant would incur or have to fund during the winding up of its operations;

  •
  the potential delisting of divine common stock from the Nasdaq National Market;

  •
  the potential disruption of existing and prospective client relationships with Viant's partners and customers that could result from the announcement or consummation of the merger;

  •
  the possibility that the merger might not be consummated;

  •
  the loss of control over future operations of Viant following the merger;

  •
  the potential disruption and loss of Viant's management team and key employees that could result from the announcement or consummation of the merger;

  •
  the risk that the anticipated benefits of the merger might not be realized;

  •
  the terms of divine's convertible preferred stock transaction with Oak Investment Partners, including the liquidation preference, participation rights, redemption rights and separate voting rights as to particular events of the convertible preferred stock;

  •
  the continued delay in divine's estimated date of profitability;

  •
  divine's continued cash burn, potential dilution from financing of this cash burn or additional acquisitions, and divine's soft sales in the software industry; and

  •
  the risks described in "Risk Factors" starting on page 29.

        As a result of the foregoing considerations, Viant's board of directors determined that the potential advantages of the merger outweighed the benefits of remaining a separate company. Viant's board of directors believes that the combined company will have a greater opportunity than Viant alone to compete in its industry.

        In view of the variety of factors considered in connection with its evaluation of the merger, Viant's board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not do so. In addition, many of the factors contained elements that may affect the fairness of the merger in both a positive and negative way. Except as described above, Viant's board of directors, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the merger. Consequently, individual members of Viant's board of directors may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

        After careful consideration, Viant's board of directors unanimously determined the merger to be fair to, and in the best interests of, the Viant stockholders and declared the transaction advisable. Viant's board of directors unanimously approved the merger agreement, the amendment to the merger agreement and the merger, and approved the second amendment to the merger agreement with one director, Ms. Britell, absent, and recommends that Viant stockholders approve and adopt the merger agreement, as amended, and approve the merger.

        In considering the recommendation of Viant's board of directors with respect to the merger agreement, as amended, and the merger, you should be aware that some directors and officers of Viant have interests in the merger that are different from, or are in addition to, the interests of other Viant stockholders that may make them more likely to approve or adopt the merger agreement, as amended, and approve the merger. Please see "Interests of Certain Persons in the Merger" on page 77 of this proxy statement/prospectus.

Fairness Opinion Delivered to Viant's Board of Directors

        Pursuant to an engagement letter dated July 18, 2002, Viant retained SG Cowen to render an opinion to the board of directors of Viant as to the fairness, from a financial point of view, to the stockholders of Viant of the consideration to be received (which, for purposes of SG Cowen's analyses and opinion, includes both the divine common stock and the cash distribution of at least $72.5 million) in the merger.

        On July 20, 2002, SG Cowen delivered certain of its written financial analyses and its oral opinion to the Viant board of directors and a draft written opinion which confirmed its oral opinion and was based upon and subject to the assumptions made, matters considered and limitations on review set forth in the draft written opinion. Subsequent to that date, SG Cowen updated its analyses to reflect the proposed terms of the merger as those terms were being negotiated, and changes in market prices of divine and Viant common stock from July 19, 2002 through July 22, 2002. On the morning of July 23, 2002, SG Cowen delivered its formal written opinion (which opinion, unless otherwise indicated, is the SG Cowen opinion referred to throughout this proxy statement/prospectus and which opinion considered the final terms of the first amendment to the merger agreement, including the changes to the terms negotiated by the parties since SG Cowen's presentation to the Viant board on July 20, 2002) to the Viant board of directors that, as of that date, and subject to the assumptions made, matters considered and limitations on review set forth in the opinion, the consideration to be received (the shares of divine common stock and the cash distribution of at least $72.5 million) in the merger was fair, from a financial point of view, to the stockholders of Viant.

        The full text of the written opinion of SG Cowen, dated July 23, 2002, is attached as Annex C and is incorporated by reference. Holders of Viant common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of

SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen's analyses and opinion were prepared for and addressed to the Viant board and are directed only to the fairness, from a financial point of view, of the consideration to be received (the shares of divine common stock and the cash distribution of at least $72.5 million) in the merger, and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger. The consideration to be received (the shares of divine common stock and the cash distribution of at least $72.5 million) in the merger was determined through negotiations between Viant and divine and not pursuant to recommendations of SG Cowen.

        In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

  •
  a copy of the merger agreement dated April 5, 2002 and a draft of the first amendment dated July 23, 2002;

  •
  certain publicly available financial and other information for Viant, and certain other relevant financial and operating data furnished to SG Cowen by Viant management;

  •
  certain publicly available financial and other information for divine and certain other relevant financial and operating data furnished to SG Cowen by divine management;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning Viant and divine, prepared and approved by the management of Viant and divine, respectively;

  •
  discussions SG Cowen had with certain members of the managements of each of Viant and divine concerning the historical and current business operations, financial conditions and prospects of Viant and divine and such other matters we deemed relevant;

  •
  certain operating results, the reported price and trading histories of the shares of Viant common stock and divine common stock as compared to operating results, the reported price and trading histories of certain publicly traded companies we deemed relevant;

  •
  certain financial terms of the merger as compared to the financial terms of certain selected business combinations we deemed relevant;

  •
  based on Viant forecasts, the cash flows generated by Viant on a stand-alone basis to determine the present value of the discounted cash flows;

  •
  a liquidation analysis of Viant prepared by Viant's management; and

  •
  such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

        In conducting its review and arriving at its opinion, SG Cowen, with Viant's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Viant and divine, or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of Viant or divine. SG Cowen further relied upon the assurance of management of Viant that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with Viant's consent, assumed that the Viant forecasts and divine forecasts which SG Cowen examined were reasonably prepared by the respective managements of Viant and divine on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of Viant and divine, and such forecasts, provide a reasonable basis for our opinion.

        SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Viant or divine, nor was SG Cowen furnished with such materials. SG Cowen assumed with Viant's consent that there are no legal issues with regard to Viant or divine that would affect its opinion. SG Cowen's services to Viant in connection with the merger have been comprised of rendering an opinion to the Viant board as to the fairness, from a financial point of view, to the stockholders of Viant of the consideration (the shares of divine common stock and the cash distribution of at least $72.5 million) to be received in the transaction. SG Cowen's opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion, and SG Cowen expressly disclaims any responsibility to do so. Additionally, SG Cowen was not authorized or requested to, and did not, solicit alternative offers for Viant or its assets, nor did SG Cowen investigate any other alternative transactions that may be available to Viant.

        In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement, as amended, are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, as amended, and that all conditions to the consummation of the merger will be satisfied without waiver thereof. SG Cowen assumed that the final form of the amendment to the merger agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement, as amended, would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger. Viant informed SG Cowen, and SG Cowen assumed, that the divine common stock to be issued in the merger should be issued in a tax-free reorganization.

        SG Cowen's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed merger. SG Cowen's opinion does not imply any conclusion as to the likely value of divine common stock when issued by divine. SG Cowen was not requested to opine as to, and its opinion does not in any manner address, Viant's underlying business decision to effect the merger. Furthermore, SG Cowen expresses no view as to the price or trading range for shares of divine common stock following the consummation of the merger.

        The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Viant and divine the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Viant and divine. No limitations were imposed by the Viant board with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

        Analysis of Premiums Paid in Selected Transactions.    SG Cowen reviewed the premium of the offer price over the trading prices one day and thirty days prior to the announcement date of 141 transactions in technology and nine transactions in technology services announced since January 1, 2001.

        The following table presents the premium of the offer prices over the trading prices one day and thirty days prior to the announcement date for the technology transactions, the technology services transactions and the premiums implied for Viant, based on the consideration received (the shares of divine common stock and the cash distribution of at least $72.5 million) in the transaction pursuant to the merger agreement, as amended. The information in the table is based on the closing stock price of divine and Viant common stock on July 22, 2002.

	Median Technology Premiums	Median Technology Services Premiums	Viant Premiums:
Acquisition Premiums Paid:
One day prior to announcement	33%	33%	49%
Thirty days prior to announcement	44%	53%	58%

        Analysis of Selected Transactions.    SG Cowen reviewed the financial terms, to the extent publicly available, of nine transactions involving the acquisition of companies in the technology services industry, which were announced since January 1, 2001. These transactions were (listed as acquiror/target):

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  CGI Group Inc. / IMRGlobal Corp.

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  Dimension Data Holdings Plc / Proxicom, Inc.

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  Novell, Inc. / Cambridge Technology Partners, Inc.

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  Seneca Investments LLC / AGENCY.com, Inc.

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  eXcelon Corporation / C-bridge Internet Solutions, Inc.

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  Seneca Investments LLC / Organic, Inc.

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  International Business Machines Corp. / Mainspring, Inc.

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  SBI and Company / Lante Corporation

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  iXL Enterprises, Inc. / Scient Corporation

        SG Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") and the market capitalization of common stock ("Equity Value") paid in the technology services transactions as a multiple of latest reported twelve month ("LTM") revenue, latest quarter of revenue annualized ("LQA") revenue and next twelve months of ("NTM") projected revenue.

        The following table presents, for the periods indicated, the low, mean, median and high multiples implied by the ratio of Enterprise Value to LTM, LQA and NTM revenues and the ratio of equity value to LTM, LQA and NTM revenues for the selected transactions and the Enterprise Value to LTM, LQA and NTM revenues for Viant based on the consideration to be received (the shares of divine common stock and the cash distribution of at least $72.5 million) in the transaction pursuant to the merger agreement, as amended. The information in the table is based on the closing stock price of Viant and divine stock on July 22, 2002.

	Multiples for Technology Services Transactions
									Multiples for Viant implied by the merger consideration
	Low		Mean		Median		High
Enterprise Value as a ratio of:
LTM Revenue	(0.3	)x	0.5	x	0.3	x	1.8	x	(1.4)x
LQA Revenue	(0.6	)x	0.7	x	0.5	x	2.4	x	(1.6)x
NTM Revenue	0.2	x	0.9	x	0.5	x	2.2	x	(2.3)x
Equity Value as a ratio of:
LTM Revenue	0.2	x	1.1	x	0.8	x	2.2	x	3.2x
LQA Revenue	0.5	x	1.5	x	1.3	x	2.9	x	3.8x
NTM Revenue	0.4	x	1.3	x	1.4	x	2.6	x	5.2x

        Although the technology services transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Viant or divine. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Viant to which they are being compared.

        Analysis of Selected Publicly Traded Companies.    To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Viant to the corresponding financial data and ratios of certain other companies (the "Selected Companies") whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Viant. These companies were:

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  Razorfish, Inc.

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  Braun Consulting, Inc.

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  Lante Corporation

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  Tanning Technology Corp.

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  Sapient Corporation

        The data and ratios included the Enterprise Value of the Selected Companies as multiples of LQA revenue, LQA earnings before income taxes, depreciation and amortization ("EBITDA"), LQA earnings before income taxes ("EBIT") and calendar year 2002 estimated ("CY02E") revenue as available from research analyst reports for the Selected Companies.

        The following table presents, for the periods indicated, the median multiples implied by the ratio of Enterprise Value to LQA revenue, CY02E revenue, LQA EBITDA and LQA EBIT and the multiples implied by the ratio of Enterprise Value to LQA revenue, CY02E revenue, LQA EBITDA and LQA EBIT for Viant based on the consideration to be received (the shares of divine common stock and the cash distribution of at least $72.5 million) in the transaction pursuant to the merger agreement, as amended. The information in the table is based on the closing stock price of Viant and divine stock on July 22, 2002.

	Selected Companies Median Multiples		Multiples for Viant implied by the merger consideration
Enterprise Value as a ratio of:
LQA Revenue	(0.5	)x	(1.6)x
CY02E Revenue	(0.3	)x	(1.3)x
LQA EBITDA	0.9	x	NM
LQA EBIT	1.0	x	NM

        Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to Viant. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Viant to which they are being compared.

        Stock Trading History.    To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of Viant common stock for the twelve month period ended July 22, 2002. SG Cowen noted that over the indicated periods the high and low prices for shares of Viant were:

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  $1.77 and $1.01 for the twelve month period.

        SG Cowen also reviewed the historical market prices of divine common stock for the twelve month period ended July 22, 2002. SG Cowen noted that over the indicated periods the high and low prices for shares of divine were:

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  $34.00 and $2.18 (each of which reflects the 1 for 25 reverse stock split effected by divine on May 29, 2002) for the twelve month period.

        Liquidation Analysis.    SG Cowen considered the estimated per share liquidation value of Viant if Viant were to cease operations and liquidate its assets as of October 31, 2002. Using information as of June 30, 2002 provided to SG Cowen by the management of Viant and working with management to make recovery and pay-out assumptions, SG Cowen derived the total cash that would be available for distribution to Viant stockholders in the event of liquidation. Based on these estimates and calculations and factoring the assumptions referred to below, SG Cowen derived the following implied equity value range and implied per share price range:

Implied Equity Value Range (in millions)	Implied Per Share Price Range
$76.7 - 80.3	$1.54 - 1.61
Implied Per Share Price in the Merger	$1.62

        The implied equity values were calculated assuming $111.3 million net cash as of June 30, 2002 and the payment of a cash distribution by Viant of $72.5 million to its stockholders. The implied per share price was calculated based on 49.75 million shares outstanding using the treasury stock method.

        Discounted Cash Flow Analysis.    SG Cowen estimated a range of values for Viant common stock based upon the discounted present value of the projected after-tax cash flows of Viant described in the financial forecasts provided by management of Viant for the fiscal years ended December 31, 2002 through December 31, 2006 and the terminal value of Viant at December 31, 2006, based upon a range of growth rates. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected income taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Viant. In performing this analysis, SG Cowen utilized discount rates ranging from 25% to 30%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen utilized terminal growth rates ranging from 2.5% to 7.5%, these growth rates representing the general range of estimated growth rates for the Selected Companies.

        Utilizing this methodology, the per share equity value of Viant ranged from:

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  $1.53 to $1.61 per share, based on the financial forecasts

        The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the Viant board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Viant and divine. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Viant, divine, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the Viant board in making its decision to enter into the amendment to the merger agreement and should not be considered as determinative of such decision.

        SG Cowen was selected by the Viant board of directors to render an opinion to the Viant board because SG Cowen is an internationally recognized investment banking firm and because as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for Viant for which it will receive customary fees. In addition, in the ordinary course of business, SG Cowen and its affiliates may actively trade the securities of Viant and divine for their own account and the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to Viant and divine, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, in December 1999, SG Cowen acted as an underwriter of Viant's secondary public offering of its common stock.

        Pursuant to the SG Cowen engagement letter, Viant has agreed to pay SG Cowen a retainer fee of $100,000. Viant has also agreed to pay a fee of $300,000 to SG Cowen for rendering its opinion. Additionally, Viant has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Viant and SG Cowen, and the Viant board was aware of the arrangement.

Stock Ownership Following the Merger

        If we complete the merger, the actual number of shares of divine common stock that you will receive in the merger for each share for Viant common stock that you own, and the actual amount of cash that you will receive from Viant in the cash distribution immediately prior to the closing of the merger will be determined by the number of shares of divine common stock and Viant common stock issued and outstanding prior to the closing date, the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, and the cash proceeds that Viant receives from the exercise of any employee stock options after July 23, 2002.

        The aggregate number of shares of divine common stock to be issued to Viant stockholders will be equal to the lesser of $8.6 million divided by the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, which for purposes of this calculation will not be less than $2.0325 nor more than $2.9675, or 19.99% of the number of shares of divine common stock issued and outstanding as of the closing of the merger. In the event that the aggregate number of shares of divine common stock to be issued under the formula does not have a value of $8.6 million as a result of the 19.99% limitation, Viant stockholders will receive cash in an amount equal to the difference between $8.6 million and the value of the shares of divine common stock issued to the Viant stockholders, which shares of divine common stock for purposes of this calculation will not be valued at less than $2.0325 per share nor more than $2.9675 per share. If the 10-day volume weighted average closing share price is greater than $2.9675, then the aggregate value of the stock consideration to be received in the merger by Viant stockholders may be greater than $8.6 million. However, if the volume weighted average share price of divine common stock is equal to or less than $2.0325, or is a price that would result in the issuance of more than 19.99% of the outstanding divine common stock, Viant stockholders will not receive any additional shares and the actual value of the stock consideration may be less than $8.6 million.

        Assuming (1) divine has 20,295,133 shares of common stock issued and outstanding as of the closing of the merger and (2) that 49,770,831 shares of Viant common stock are issued and outstanding as of the second business day prior to the closing of the merger, which is based upon the 49,186,458 shares of Viant common stock issued and outstanding as of August 15, 2002 and 584,373 shares of Viant common stock estimated to be issued as a result of the acceleration and net exercise of outstanding in-the-money Viant stock options prior to the closing of the merger, Viant stockholders could receive between .05823 and .08151 of a share of divine common stock for each share of Viant common stock that they then own.

        Assuming that 20,295,133 shares of divine common stock are issued and outstanding as of the closing of the merger, divine will issue an aggregate of not less than 2,898,062 and not more than 4,056,977 shares of divine common stock to holders of Viant common stock following the consummation of the merger. Accordingly, Viant stockholders collectively will hold between 10.73% and 14.40% of the shares of divine common stock after giving effect to the merger, assuming (1) the conversion of the 22,941 shares of series B convertible preferred stock issued in the first round of a private placement into 3,823,499 shares of divine common stock (assuming a conversion price of $6.00 per share), (2) that prior to the closing of the merger, none of the outstanding options or warrants to acquire divine common stock have been exercised, and (3) that prior to the closing of the merger, all outstanding in-the-money options to acquire Viant common stock have been exercised on a net basis. Additionally, if the second round of the private placement is closed, divine will issue up to 38,659 shares of series B-1 convertible preferred stock, which are convertible into an aggregate of 15,463,600 shares of divine common stock, assuming a conversion price of $2.50 per share, as a result of which Viant stockholders collectively would hold between 6.82% and 9.30% of the shares of divine common stock after giving effect to the merger.

        In addition to the stock consideration, immediately prior to the closing of the merger, Viant will make a cash distribution to its stockholders equal to at least $72.5 million, plus

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  an amount, if any, by which $8.6 million exceeds the aggregate value, based upon the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, which for purposes of this calculation will not be less than $2.0325 nor more than $2.9675, of the shares of divine common stock issued to the Viant stockholders in the merger, and

  •
  any cash proceeds that Viant receives from the exercise of any employee stock options after July 23, 2002.

        The cash distribution will not be paid if the merger does not close. The cash distribution of at least $72.5 million will be paid on a pro rata basis based upon the aggregate number of shares of Viant common stock issued and outstanding on the record date for the distribution.

        Assuming that approximately 49,770,831 shares of Viant common stock are issued and outstanding as of the record date for the distribution, which is based upon the 49,186,458 shares of Viant common stock issued and outstanding as of August 15, 2002 and 584,373 shares of Viant common stock estimated to be issued as a result of the acceleration and net assuming a cash distribution of $72.5 million, exercise of outstanding in-the-money Viant stock options prior to the closing of the merger, each share of Viant common stock would entitle its holder to receive approximately $1.46 in cash with respect to the distribution.

        Viant intends to issue a press release announcing the anticipated per share amount of the distribution on the third trading day prior to the Viant special meeting. Approximately 15 days prior to the closing date of the merger, Viant intends to provide a toll-free number for its stockholders to call and receive an exchange ratio and per share cash distribution based upon then-current share counts, share prices and option proceeds.

Interests of Certain Persons in the Merger

        Viant stockholders should be aware that certain members of the Viant board of directors and management have interests in the merger that are different from, or are in addition to, the interests of other Viant stockholders. The Viant board of directors was aware of these interests and considered the following matters, among others, in approving the merger agreement, as amended, and the merger:

        Indemnification.    If we complete the merger, for a period of six years divine will provide rights to indemnification benefiting Viant's directors and officers that are at least as favorable as those in effect under Viant's certificate of incorporation and bylaws as of the closing of the merger agreement, as amended.

        Change of Control/Severance Agreements.    Robert Gett, Viant's Chief Executive Officer and Chairman of the Board of Directors, Bruce Shoger, Viant's President and Chief Operating Officer, M. Dwayne Nesmith, Viant's Vice President and Chief Financial Officer, Christopher Newell, Viant's Vice President and Chief Knowledge Officer, and Diane Hall, Viant's Vice President and Chief Delivery Officer, are parties to change of control or severance agreements with Viant as described below:

          Robert Gett—Mr. Gett's employment agreement provides that:

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    Mr. Gett's employment with divine will last until the earlier of (i) Mr. Gett's death, (ii) disability lasting 270 days, (iii) 30 days after written notice from Mr. Gett terminating the agreement or (iv) 30 days after written notice by divine, with or without cause, terminating the agreement;

    •
    If Mr. Gett's employment is terminated without cause, Mr. Gett will receive his salary for a period of one year from the date of termination; and

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    Mr. Gett will also continue to receive the same employee benefits which he had as an employee until the earlier of one year from the date of such termination and the date on which Mr. Gett is re-employed.

          Mr. Gett and divine are currently discussing possible changes to his employment agreement.

          Bruce Shoger—Mr. Shoger's agreement provides that if he is involuntarily terminated within twelve (12) months following a change of control, which the merger will be, he will be entitled to receive the following:

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    a lump sum payment equal to twelve (12) months of his base salary as in effect on the date of termination; and

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    health benefits equal to those existing immediately prior to the date of termination until the earlier of twelve (12) months following the termination date or the date he is no longer eligible to receive continuation benefits pursuant to COBRA.

          M. Dwayne Nesmith—Mr. Nesmith's agreement will provide following the consummation of the merger that if his employment terminates within three (3) months prior to or twelve (12) months following a change of control, which the merger will be, he will be entitled to the following:

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    a lump sum payment equal to twelve (12) months of his base salary as in effect on the date of termination; and

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    health benefits equal to those existing immediately prior to the date of termination until the earlier of 12 months following the termination date or the date he is no longer eligible to receive continuation benefits pursuant to COBRA.

          Christopher Newell—Mr. Newell's agreement will provide following the consummation of the merger that if he is involuntarily terminated within twelve (12) months following a change of control, which the merger will be, he will be entitled to the following:

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    a lump sum payment equal to nine (9) months of his base salary as in effect on the date of termination; and

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    health benefits equal to those existing immediately prior to the date of termination until the earlier of 9 months following the termination date or the date he is no longer eligible to receive continuation benefits pursuant to COBRA.

          Diane Hall—Ms. Hall's agreement will provide following the consummation of the merger that if her employment terminates within twelve (12) months following a change of control, which the merger will be, she will be entitled to the following:

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    a lump sum payment equal to twelve (12) months of her base salary as in effect on the date of termination; and

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    health benefits equal to those existing immediately prior to the date of termination until the earlier of 12 months following the termination date or the date she is no longer eligible to receive continuation benefits pursuant to COBRA.

        Appointment to divine Board of Directors.    As a closing condition to the merger, the merger agreement provides that Mr. Gett will have been appointed to the divine board of directors effective upon, and subject to, the closing of the merger. Mr. Gett will serve as an employee of divine under his current employee agreement with Viant.

        Option Grants.    Some of the options that divine will issue to Viant employees that continue as divine employees after the consummation of the merger will be granted to executive officers of Viant. The size of the initial option grant by divine to any continuing Viant employee will equal the product of the number of options granted to divine employees with an annual salary equivalent to that of the continuing employee, as determined by divine's option guidelines in effect on July 23, 2002, and the number of such continuing employee's full years of service at Viant. divine and Viant have not finalized which, if any, of the Viant executive officers will continue as divine employees and receive these option grants. See "Issuance of divine Stock Options to Viant Employees" on page 87 for a discussion of these options.

Material United States Federal Income Tax Consequences

        The following discussion describes the material United States federal income tax consequences of the merger and the cash distribution to be paid by Viant to its stockholders. The cash distribution and merger will have no direct tax consequences to divine stockholders. The following discussion is based on existing provisions of the United States Internal Revenue Code, which we refer to in this discussion as the Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Viant stockholders, Viant or divine as described herein.

        This section does not discuss all United States federal income tax considerations that may be relevant to Viant stockholders in light of their particular circumstances. Factors that could alter the tax consequences of the cash distribution and merger to a Viant stockholder include whether such a stockholder:

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  is a dealer or broker in securities;

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  is subject to the alternative minimum tax provisions of the Code;

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  is a non-United States person or entity;

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  is a financial institution, tax-exempt organization or insurance company;

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  acquired Viant shares in connection with stock option or stock purchase plans or in other compensatory transactions; or

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  holds Viant shares as part of a hedge, appreciated financial position, straddle or conversion transaction.

        In addition, this section does not discuss the tax consequences of the cash distribution and merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the cash distribution or merger, whether or not any such transactions are undertaken in connection with the cash distribution or merger, as the case may be, including without limitation any transaction in which Viant shares are acquired or shares of divine common stock are disposed of, or the tax consequences to holders of options or similar rights to acquire Viant shares. This discussion assumes that Viant stockholders hold their shares of Viant stock as capital assets within the meaning of Section 1221 of the Code and that neither divine nor Viant have any current or accumulated earnings and profits for the year in which the cash distribution and merger take place.

        Accordingly, Viant stockholders are urged to consult their own tax advisors concerning the specific tax consequences of the cash distribution and merger, including the applicable federal, state, local and foreign tax consequences to them of the cash distribution and merger.

        Material United States Federal Income Tax Consequences of the Merger.    Subject to the conditions and limitations expressed in this discussion, and based on representations contained in representation letters provided by divine and Viant, and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the closing of the merger, it is the opinion of Katten Muchin Zavis Rosenman, tax counsel to divine, and Wilson Sonsini Goodrich & Rosati, tax counsel to Viant, that the material U.S. federal income tax consequences of the merger are as follows:

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    Viant stockholders should not recognize any gain or loss upon their receipt of divine common stock in the merger;

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    the aggregate tax basis of the divine common stock received by a Viant stockholder in the merger, including any fractional shares of divine common stock a Viant stockholder is deemed to receive, should be the same as the aggregate adjusted (including any adjustment for the cash distribution) tax basis of the shares of Viant stock surrendered in exchange therefor;

    •
    the holding period of the divine common stock received by a Viant stockholder in the merger should include the period for which the Viant stock surrendered by such stockholder in exchange therefor was considered to be held;

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    any cash payment received by a Viant stockholder for a fractional share of divine common stock should be treated as if such fractional share had been issued in the merger and then redeemed by divine. Such stockholder will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis allocable to such fractional share. Any capital gain or loss will be long-term capital gain or loss if the Viant stockholder has held the shares of Viant common stock for more than one year at the time the merger is completed; and

    •
    divine and Viant should not recognize gain or loss solely as a result of the merger.

        It is a condition to the closing of the merger that divine and Viant receive an opinion from their respective tax counsel that the merger should constitute a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on updated representation letters provided by divine and Viant to be delivered at the time of closing, and on certain customary factual assumptions, including the absence of changes in the relevant facts and law between the date of this proxy statement/prospectus and the completion of the merger and that the cash distribution and merger are completed as described in the merger agreement, as amended, and this proxy statement/prospectus.

        Material United States Federal Income Tax Consequences of the Cash Distribution from Viant.    Subject to the conditions and limitations expressed in this discussion, Katten Muchin Zavis Rosenman, tax counsel to divine, and Wilson Sonsini Goodrich & Rosati, tax counsel to Viant, are of the opinion that the material U.S. federal income tax consequences of the cash distribution are as follows: Viant stockholders will not recognize any income on their share of the portion of the cash distribution up to their respective adjusted tax basis in their Viant stock, based on Viant's representations that Viant does not have any current or accumulated earnings and profits. Instead, such portion of the cash distribution will be treated as a non-taxable return of capital that will reduce the Viant stockholders' adjusted tax basis in their Viant stock. The Viant stockholders will recognize gain on their share of the cash distribution in excess of their respective adjusted tax basis in their Viant common stock. Such gain will be treated as gain from the sale or exchange of stock. Any such capital gain recognized by the Viant stockholders from the cash distribution will be long-term capital gain if the Viant stockholder has held the shares of Viant common stock for more than one year at the time the cash distribution is made. The cash distribution will have no direct tax consequences to Viant or divine.

        Unless an exemption applies under applicable law and regulations, payments by Viant of cash to a Viant stockholder prior to the merger will be subject to backup withholding at a rate of 30% unless the stockholder has provided to Viant the information, including such stockholder's taxpayer identification number, and certification necessary to avoid backup withholding, or unless an applicable exemption exists and is proved in a manner satisfactory to Viant.

        Neither divine nor Viant will request a ruling from the Internal Revenue Service in connection with the cash distribution or the merger. The tax opinions referred to above do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from asserting a contrary opinion. If the Internal Revenue Service successfully challenged the status of the merger as a reorganization, Viant stockholders would recognize taxable gain or loss with respect to each share of Viant stock surrendered in the merger equal to the difference between the fair market value, as of the completion of the merger, of the divine common stock received in the merger and the holders' basis in the shares of Viant stock exchanged therefor. In such event, a holder's aggregate basis in the divine common stock so received would equal the fair market value of such stock as of the effective time of the merger and the holder's holding period for such stock would begin the day after the merger.

        Each Viant stockholder that receives divine common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth the stockholder's basis in the Viant stock surrendered and the fair market value of the divine stock received in the merger, and to retain permanent records of these facts relating to the merger.

        The preceding discussion is intended only as a summary of United States federal income tax consequences of the cash distribution and merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, Viant stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the cash distribution and merger, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment

        divine will record the merger using the purchase method of accounting in accordance with U.S. generally accepted accounting principles. This method assumes that for financial reporting purposes, divine will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of accounting, divine will record the fair value of Viant's net assets on its consolidated financial statements, with the remaining purchase price in excess of the fair value of Viant's net assets recorded as goodwill. See "Unaudited Pro Forma Condensed Combined Financial Statements" on page 97.

Regulatory Matters

        We have summarized below the material regulatory requirements affecting the merger. We anticipate that we will receive regulatory approvals sufficient to complete the merger shortly after the divine and Viant special meetings.

        Antitrust Considerations.    The merger may be subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire.

        Whether or not the merger is subject to the reporting requirements of the HSR Act, the Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds, including after termination of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the waiting period, if applicable, expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

        Federal Securities Laws.    The shares of divine common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of divine common stock issued to any person who is deemed to be an "affiliate" of Viant on the date of the Viant special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Viant and may include executive officers, directors and significant stockholders of Viant. Affiliates of Viant may not sell their shares of divine common stock acquired in connection with the merger except pursuant to:

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  an effective registration statement covering the resale of those shares under the Securities Act;

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  Rule 145 under the Securities Act (or Rule 144 of the Securities Act if these persons become affiliates of divine); or

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  any other applicable exemption under the Securities Act.

        As required by the merger agreement, as amended, Viant has obtained from each of its affiliates (for purposes of Rule 145 of the Securities Act) a written agreement providing that the affiliate will not sell, pledge, transfer or otherwise dispose of any divine common stock issued to the affiliate pursuant to the merger, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

        divine's registration statement on Form S-4, of which this proxy statement/prospectus is a part, does not cover the resale of shares of divine common stock to be received by Viant affiliates in the merger.

        Nasdaq National Market.    The obligations of Viant to complete the merger are subject to the condition that divine use its reasonable best efforts to cause the shares of divine common stock to be issued in connection with the merger to be authorized for listing on the Nasdaq National Market. When the merger is completed, shares of Viant common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Dissenters' Rights

        Viant stockholders are not entitled to dissenters' rights or appraisal rights under the Delaware General Corporation Law in connection with the merger.

THE MERGER AGREEMENT

        The following summary of the merger agreement, as amended, is qualified in its entirety by reference to the complete text of the merger agreement and the amendments to the merger agreement, which are incorporated by reference and attached as Annexes A, B-1 and B-2, respectively, to this proxy statement/prospectus. This summary may not contain all of the information that is important to you. We urge you to read the full text of the merger agreement and the amendments to the merger agreement.

The Merger

        The merger agreement, as amended, provides that DVC Acquisition Company, a wholly-owned subsidiary of divine, will be merged with and into Viant on the second business day following the satisfaction or waiver of the conditions set forth in the merger agreement, as amended, unless the parties agree to another date. Following the merger, Viant's certificate of incorporation will be amended and restated in its entirety to be identical to DVC's certificate of incorporation (except that the name of the surviving corporation will be "Viant Corporation") and DVC's bylaws will govern the surviving corporation. The initial directors and officers of DVC will be the surviving company's directors and officers.

Merger Consideration

        If we complete the merger, the actual number of shares of divine common stock that you will receive in the merger for each share of Viant common stock that you own, and the actual amount of cash that you will receive from Viant in the cash distribution immediately prior to the closing of the merger will be determined by the number of shares of divine common stock and Viant common stock issued and outstanding prior to the closing date, the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, and the cash proceeds that Viant receives from the exercise of any employee stock options after July 23, 2002.

        The aggregate number of shares of divine common stock to be issued to Viant stockholders will be equal to the lesser of $8.6 million divided by the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, which for purposes of this calculation will not be less than $2.0325 nor more than $2.9675, or 19.99% of the number of shares of divine common stock issued and outstanding as of the closing of the merger. If the 10-day volume weighted average closing share price is greater than $2.9675, then the aggregate value of the stock consideration to be received in the merger by Viant stockholders may be greater than $8.6 million. In the event that the aggregate number of shares of divine common stock to be issued under the formula does not have a value of $8.6 million, Viant stockholders will receive cash in an amount equal to the difference between $8.6 million and the value of the shares of divine common stock issued to Viant stockholders, which shares of divine common stock for purposes of this calculation will not be valued at less than $2.0325 per share nor more $2.9675 per share. However, if the volume weighted average closing share price of divine common stock is equal to or less than $2.0325, or is a price that would result in the issuance of more than 19.99% of the outstanding divine common stock, Viant stockholders will not receive any additional shares and the actual value of the stock consideration may be less than $8.6 million.

        Assuming that (1) divine has 20,295,133 shares of common stock issued and outstanding as of the closing of the merger and (2) approximately 49,770,831 shares of Viant common stock are issued and outstanding as of the second business day prior to the closing of the merger, which is based upon the 49,186,458 shares of Viant common stock issued and outstanding as of August 15, 2002 and 584,373 shares of Viant common stock estimated to be issued as a result of the acceleration and net exercise of outstanding in-the-money Viant stock options prior to the closing of the merger, Viant stockholders could receive between .05823 and .08151 of a share of Viant common stock that they own. Accordingly, assuming that divine has 20,295,133 shares of common stock outstanding as of the closing date, divine will issue an aggregate of not less than 2,898,062 and not more than 4,056,977 shares of divine common stock to the Viant stockholders following the consummation of the merger. Accordingly, Viant stockholders collectively will hold between 10.73% and 14.40% of the shares of divine common stock after giving effect to the merger, assuming (1) the conversion of the 22,941 shares of series B convertible preferred stock issued in the first round of a private placement into 3,823,499 shares of divine common stock (assuming a conversion price of $6.00 per share), (2) that prior to the closing of the merger, none of the outstanding options or warrants to acquire divine common stock have been exercised, and (3) that prior to the closing of the merger, all outstanding in-the-money options to acquire Viant common stock have been exercised on a net basis. Additionally, if the second round of the private placement is closed, divine will issue up to 38,659 shares of series B-1 convertible preferred stock, which are convertible into an aggregate of 15,463,600 shares of divine common stock, assuming a conversion price of $2.50 per share, as a result of which Viant stockholders collectively would hold between 6.82% and 9.30% of the shares of divine common stock after giving effect to the merger.

        Viant intends to issue a press release announcing the anticipated per share amount of the cash distribution on the third trading day prior to the Viant special meeting. Approximately 15 days prior to the closing date of the merger, Viant intends to provide a toll-free number for its stockholders to call and receive an exchange ratio and per share cash distribution based upon then-current share counts, share prices and option proceeds.

Cash Distribution from Viant

        In addition to the stock consideration, immediately prior to the closing of the merger, Viant will make a cash distribution to its stockholders of record equal to $72.5 million, plus

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  an amount, if any, by which $8.6 million exceeds the aggregate value, based upon the volume weighted average closing share price of divine common stock for the 10-day trading period ending two trading days prior to the closing of the merger, which for purposes of this calculation will not be less than $2.0525 nor more than $2.9675, and

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  any cash proceeds that Viant receives from the exercise of any employee stock options after July 23, 2002.

        The cash distribution will not be paid if the merger does not close. The cash distribution of at least $72.5 million will be paid on a pro rata basis based upon the aggregate number of shares of Viant common stock issued and outstanding on the record date for the distribution.

        Assuming that approximately 49,770,831 shares of Viant common stock are issued and outstanding as of the record date for the distribution, which is based upon the

49,186,458 shares of Viant common stock issued and outstanding as of August 15, 2002 and 584,373 shares of Viant common stock estimated to be issued as a result of the acceleration and net exercise of outstanding in-the-money Viant stock options prior to the closing of the merger, and assuming a cash distribution of $72.5 million, each share of Viant common stock would entitle its holder to receive approximately $1.46 in cash with respect to the distribution.

        Viant intends to issue a press release announcing the anticipated per share amount of the distribution on the third trading day prior to the Viant special meeting. Approximately 15 days prior to the closing date of the merger, Viant intends to provide a toll-free number for its stockholders to call and receive an exchange ratio and per share cash distribution based upon then-current share counts, share prices and option proceeds.

No Fractional Shares Will Be Issued

        divine will not issue any fractional shares of divine common stock in connection with the merger. Instead, each holder of Viant common shares that would otherwise be entitled to a fractional share of divine common stock in the merger will be paid an amount in cash, without interest, equal to such fractional share of divine commons stock to which such holder would otherwise be entitled multiplied by the closing sale price of divine common stock on the trading day immediately prior to the effective date of the merger.

Viant Stock Certificate Exchange Procedures

        Promptly after the effective time of the merger, the exchange agent will mail to each registered holder of Viant common shares (1) a letter of transmittal, and (2) instructions for surrendering the holder's Viant stock certificate(s) in exchange for certificates representing shares of divine common stock and cash for any fractional shares. Upon surrendering a Viant stock certificate, together with a signed letter of transmittal and any other required documents, to the exchange agent, each Viant stockholder will be entitled to receive an advice representing the whole number of shares of divine common stock that the stockholder has the right to receive and cash for any fractional share as merger consideration. Viant stockholders should not surrender their Viant stock certificates for exchange until they receive a letter of transmittal from the exchange agent.

        If any Viant stock certificate has been lost, stolen or destroyed, divine may require the owner of such lost, stolen or destroyed Viant stock certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the exchange agent, divine or Viant with respect to such Viant stock certificate.

Treatment of Outstanding Viant Stock Options

        When the merger is completed, no Viant stock options will be assumed or substituted by divine. Instead, all outstanding Viant stock options will accelerate and become fully vested and exercisable. Viant stock option holders may exercise their options and receive in respect of their shares their pro rata share of the stock consideration and the cash distribution. Viant will give notice to holders of Viant stock options at least 18 days prior to the anticipated closing date of the merger that they will have 15 days in which to exercise their existing options. All Viant stock options must be exercised at or prior to the end of the 15-day exercise period or they will terminate. The parties agreed to take all actions necessary to allow for the exercise of the options on a net basis. If you choose to exercise your stock options and the merger is subsequently terminated, you will remain a stockholder of Viant.

Issuance of divine Stock Options to Viant Employees

        No less than 10 business days after the merger is completed, divine will grant to each Viant employee who continues as an employee of divine options to purchase a number of shares of divine common stock under the divine option plans equal to the number of divine options that would be granted to a divine employee with a salary equal to the salary of the continuing Viant employee immediately prior to the completion of the merger, multiplied by the number of whole years the continuing employee has been employed by Viant. Such option grants shall be in compliance with divine's option guidelines in effect at the time of the first amendment to the merger agreement. The exercise price of such options will be equal to the closing sale price of divine common stock on the Nasdaq National Market on the date of grant. The shares of divine common stock issuable upon exercise of the options are registered under a registration statement on Form S-8 previously filed by divine with the SEC.

Termination of Viant Employee Stock Purchase Plan

        The most recent offering period under Viant's employee stock purchase plan ended on May 14, 2002 and no additional offering periods may commence unless the merger agreement, as amended, is terminated. Any outstanding options under Viant's employee stock purchase plan to purchase Viant common stock as of May 14, 2002 were exercised in accordance with the terms of Viant's employee stock purchase plan. Viant's employee stock purchase plan will terminate as of the consummation of the merger unless terminated prior to then by Viant's board of directors.

Representations and Warranties

        The merger agreement, as amended, contains customary representations and warranties relating to divine and Viant and their ability to consummate the merger. All representations and warranties expire at the closing of the merger.

        divine and Viant gave customary representations and warranties relating to, among other things:

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  corporate organization and qualification;

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  capitalization;

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  listing on the Nasdaq National Market;

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  authority relative to the merger agreement;

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  present compliance with obligations and laws;

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  consents and approvals; no violation;

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  litigation;

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  SEC reports and financial statements;

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  liabilities;

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  absence of certain changes or events;

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  brokers and finders;

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  the registration statement and proxy statement;

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  taxes;

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  employee benefits;

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  intangible property;

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  agreements, contracts and commitments; material contracts;

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  unlawful payments and contributions;

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  environmental matters;

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  properties;

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  insurance;

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  labor and employee relations;

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  transactions with affiliates;

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  permits;

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  board recommendation;

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  tax treatment;

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  opinion of financial advisor;

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  rights agreement; and

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  Worker Adjustment and Retraining Notification Act obligations.

        divine further gave representations and warranties relating to:

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  operations of DVC Acquisition Company;

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  non-application of the Investment Company Act;

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  change of control provisions; and

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  future operations being not in violation of the Consulting and Non-Compete Agreement among PLATINUM and Computer Associates and certain executive officers of divine.

Covenants

        Reasonable Efforts.    divine and Viant agreed to use reasonable efforts to take all actions necessary to close the merger.

        divine Conduct of Business.    During the period from the date of the merger agreement, as amended, to the completion of the merger or its earlier termination, divine agreed to carry on its business in the ordinary course in all material respects. divine also agreed that prior to completion of the merger or its earlier termination, it will not to do any of the following without Viant's written consent:

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  declare or pay any dividends on, or make any other distributions in respect of, divine common stock;

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  repurchase or redeem any capital stock of divine (other than pursuant to the terms of existing agreements); or

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  take any action that would cause or that is reasonably likely to cause certain of the conditions to the merger not to be satisfied.

        Viant Conduct of Business.    During the period from the date of the merger agreement, as amended, to the completion of the merger or its earlier termination, Viant agreed to carry on its business in the ordinary course in all material respects. Viant also agreed that prior to completion of the merger or its earlier termination, it will not do any of the following without divine's written consent:

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  accelerate, amend or change the period of exercisability of options;

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  enter into any material partnership arrangements, joint development agreements or strategic alliances with fees greater than $50,000 individually or $100,000 in the aggregate;

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  enter into any contracts or commitments with binding exclusivity or non-competition covenants;

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  enter into contracts or commitments of a certain aggregate price level over a calendar year that are not cancellable without a material penalty;

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  grant severance or termination pay except pursuant to written agreements or subject to certain dollar limitations;

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  transfer or license any intellectual property rights other than on standard forms of Viant or Viant's clients entered into in the normal course of business;

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  commence or settle any material litigation or settle any dispute other than the routine collection of bills or to protect intellectual property rights;

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  declare or pay dividends, other than the cash distribution of at least $72.5 million in connection with the merger;

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  repurchase or redeem capital stock of Viant, other than pursuant to the terms of existing agreements;

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  issue or sell capital stock, any securities convertible or exchangeable into capital stock, or rights to acquire capital stock, other than options (not to exceed 200,000) granted under the Viant 1999 option plan or shares issued under Viant's option plans or option agreements or pursuant to Viant's employee stock purchase plan;

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  amend Viant's certificate of incorporation or bylaws;

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  sell, lease, license, encumber or dispose of any assets material to Viant's business;

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  incur or guarantee of any material indebtedness for borrowed money;

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  adopt, change or accelerate wages, benefit plans, benefit arrangements, commissions, pension plans or stock purchase or option plans;

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  revalue material assets;

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  pay, discharge or satisfy any claims, liabilities or obligations in excess of certain threshold amounts;

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  make any tax elections, make any changes to tax accounting methods or settle any claim with respect to taxes;

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  changes any material accounting methods or practices;

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  permit any releases from standstill agreements;

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  enter into fixed fee arrangements exceeding certain service cost or profit margin levels;

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  commit to capital expenditures not in the ordinary course of business or exceeding $250,000 in the aggregate;

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  commit to tradeshow or conference expenditures not in the ordinary course of business or exceeding $150,000 in the aggregate;

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  enter into derivative or hedging transactions not in the ordinary course of business or exceeding $50,000 in the aggregate;

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  amend or modify non-client contracts greater than $75,000, individually, or $250,000 in the aggregate in any calendar year;

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  pay commissions greater than $20,000 in any one instance or $80,000 in the aggregate to any single employee during any six month period;

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  hire employees above certain salary levels; or

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  take any action that would cause or that is reasonably likely to cause certain of the conditions to the merger not to be satisfied.

        No Solicitation of Alternative Transactions.    Until the closing of the merger or the termination of the merger agreement, as amended, Viant agreed not to:

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  solicit, initiate or take any action to facilitate or encourage a "company acquisition proposal," as defined below; or

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  engage in, or enter into, any negotiations or discussions concerning any company acquisition proposal.

However, in response to an unsolicited company acquisition proposal that did not result from Viant's breach of its obligations not to solicit alternative transactions, and provided that Viant promptly provides notice to divine of the company acquisition proposal, the material terms of such proposal and keeps divine reasonably informed of the status of such discussions, Viant may, to the extent that Viant's board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to enter into discussions regarding such company acquisition proposal would be inconsistent with the board of directors' fiduciary duties under applicable law, enter into discussions regarding any company acquisition proposal that is, or may lead to, a company superior proposal, in order to be informed and make a determination with respect to that proposal;

        A "company acquisition proposal" means any bona fide inquiry, proposal or offer relating to any of the following which would result in a third party (or its stockholders) acquiring more than 50% of the voting power of Viant, or assets representing more than 50% of Viant's consolidated net income, net revenue, or assets through any:

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  merger, consolidation, business combination, or similar transaction involving Viant;

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  sale, lease or other disposition, directly or indirectly, of all or a substantial portion of the assets of Viant or any subsidiary of Viant, taken as a whole, in one or more transactions;

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  issuance, sale, or other disposition of a majority of the voting securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of Viant;

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  liquidation, dissolution, recapitalization or other similar transaction with respect to Viant;

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  tender offer or exchange offer for a majority of the voting securities of Viant; or

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  transaction similar in form, substance or purpose to any transaction listed above.

        A "company superior proposal" means any company acquisition proposal made by a third party on terms which the Viant board of directors determines in good faith (after consulting with a financial advisor of nationally recognized reputation and considering such other matters that it deems relevant) would, if consummated, result in a transaction more favorable to Viant stockholders from a financial point of view than the merger and, taking into account, in the reasonable good faith judgment of Viant's board of directors after consultation with its financial advisor, the availability to the third party making the company superior proposal of the financial means to conclude such transaction.

        Cash Covenants.    At the closing, Viant's cash and cash equivalents, after giving effect to payment obligations with respect to the termination of Viant's Atlanta office lease, the cost of additional insurance coverage contemplated by the amendments to the merger agreement and fees and expenses incurred in connection with the merger, must be no less than $100 million plus cash proceeds from the exercise of any Viant options subsequent to July 23, 2002.

Conditions to the Merger

        Conditions of Each Party's Obligations to Effect the Merger.    The obligation of divine and Viant to consummate the merger is subject to satisfaction or waiver of various conditions, including the following:

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  the merger agreement, as amended, and the merger must be approved and adopted by the stockholders of Viant;

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  the registration statement for the divine common stock to be issued in connection with the merger must have been declared effective by the SEC and must not be the subject of any stop order suspending its effectiveness or any related proceedings;

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  no judgment, order, decree, statute, law ordinance, rule or regulation issued by any court or other governmental entity or other legal restraint, prohibition or pending suit, action or proceeding preventing consummation of the merger shall be in effect; and

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  the waiting period under the Hart-Scott-Rodino Act, if applicable, and any applicable material foreign antitrust, competition and merger laws shall have expired or been terminated.

        Additional Conditions to the Obligations of Viant.    The obligation of Viant to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties of divine and DVC Acquisition Company contained in the merger agreement, as amended, must be true and correct in all respects as of April 5, 2002 and as of the effective time of the merger, unless made as of an earlier date, in which case as of the earlier date, except for such failures to be true and correct which would not reasonably be expected to have a material adverse effect;

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  divine and DVC must have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by them under the merger agreement, as amended, as of or prior to the effective time of the merger, including divine's covenant to use its reasonable efforts to cause the divine common stock to meet the continued listing criteria of the Nasdaq National Market;

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  divine must have delivered to Viant an officer's certificate as to the matters described above and certain conditions to each party's obligation to close;

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  Robert Gett must have been appointed to divine's board of directors effective upon and subject to the effective date of the merger; and

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  Viant must have received the written opinion of its tax counsel to the effect that the merger should constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code, provided however, that this condition will be satisfied if such tax opinion is delivered to Viant by Katten Muchin Zavis Rosenman.

        Additional Conditions to the Obligations of divine.    The obligation of divine to complete the merger is also subject to the satisfaction or waiver of following additional conditions:

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  the representations and warranties of Viant contained in the merger agreement, as amended, must be true and correct in all respects as of April 5, 2002 and as of the effective time of the merger, unless made as of an earlier date, in which case as of the earlier date, except for such failures to be true and correct which would not reasonably be expected to have a materially adverse effect;

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  Viant must have performed in all material respects with the agreements and covenants required to be performed or complied with by it under the merger agreement, as amended, as of or prior to the effective time of the merger, including Viant's covenant to have, at the closing, cash and cash equivalents of no less than the sum of $100 million and any cash proceeds received by Viant as the result of the exercise of employee stock options after July 23, 2002;

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  Viant must have delivered to divine an officer's certificate as to the matters described above and certain conditions to each party's obligation to close;

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  divine must have received the written opinion of its tax counsel to the effect that the merger should constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code, provided however, that this condition will be satisfied if such tax opinion is delivered to divine by Wilson Sonsini Goodrich & Rosati; and

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  the Company must have received all written consents, assignments, waivers, authorizations other certificates required to be obtained prior to the merger.

Termination of the Merger Agreement

        Termination by Mutual Consent.    Viant and divine may mutually terminate the merger agreement, as amended, and abandon the merger at any time before the effective time of the merger, before or after obtaining the approval of the stockholders of Viant and divine.

        Termination by either divine or Viant.    The board of directors of either divine or Viant may terminate the merger agreement, as amended, and abandon the merger if:

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  the merger is not consummated by September 30, 2002, unless the failure to consummate the merger results from an action or failure to fulfill an obligation by the party seeking termination and such action or failure to act constitutes a material breach of the merger agreement, as amended;

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  any law, regulation, judgment, injunction, rule, regulation, order or decree that makes consummation of the merger illegal or prohibits the closing of the merger becomes final and non-appealable; or

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  the Viant stockholders fail to approve and adopt the merger agreement, as amended, and approve the merger; provided, however, that Viant's right to terminate in this circumstance will not be available to Viant if it has breached or otherwise not complied with the covenants to carry on its business in the ordinary course, or it failed to convene a meeting of its stockholders as required by the merger agreement, as amended.

        Termination by Viant.    Viant may terminate the merger agreement, as amended, upon written notice to divine, and may abandon the merger at any time prior to the effective time, before or after the approval by Viant stockholders, by action of Viant's board of directors:

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  if divine breaches or fails to perform any of the representations, warranties, covenants or other agreements contained in the merger agreement, as amended, or any representation or warranty becomes untrue, such that a condition of Viant's obligations to close is not satisfied as of the time of such breach or failure or at such time as such representation or warranty shall have become untrue, and such breach or failure to be true is incapable of being cured or, if capable of being cured, has not been cured within 30 business days following divine's receipt of notice of such failure or breach; or

  •
  in order to allow Viant to accept a company superior proposal, provided that Viant has complied with the non-solicitation provisions of the merger agreement, as amended, has paid the termination fee to divine and has provided divine with two days notice of such termination.

        Termination by divine.    divine may terminate the merger agreement, as amended, upon written notice to Viant, and may abandon the merger at any time prior to the effective time, before or after the approval by divine stockholders, if required, by any action of divine's board of directors, if:

  •
  Viant breaches or fails to perform any of the representations, warranties, covenants or other agreements contained in the merger agreement, as amended, or any representation or warranty becomes untrue, such that a condition of divine's obligations to close is not satisfied as of the time of such breach or failure or at such time as such representation or warranty shall have become untrue, and such breach or failure to be true is incapable of being cured or, if capable of being cured, has not been cured within 30 business days following Viant's receipt of notice of such failure or breach;

  •
  Viant's board of directors or any committee of the board of directors withdraws or modifies, in a manner adverse to divine, its approval or recommendation of the issuance of divine common stock in the merger;

  •
  Viant's board of directors fails to include its recommendation in this proxy statement/prospectus in favor of the approval of the merger agreement, as amended, and the merger;

  •
  in connection with a third-party tender offer or exchange offer, Viant's board of directors takes any action other than a rejection of an offer;

  •
  Viant's board of directors recommends any third-party proposal to acquire a majority interest in Viant;

  •
  Viant's board of directors resolves to do any of the things listed above; or

  •
  Viant executes or consummates a transaction with respect to any third-party proposal to acquire a majority interest in Viant.

Termination Fee

        Termination Fee Payable by Viant to divine.    Viant will be required to pay divine a termination fee of $2,680,000 if:

  •
  Viant terminates the merger agreement, as amended, for the purpose of accepting a company superior proposal;

  •
  divine terminates the merger agreement, as amended, because Viant's board of directors or a committee of the board withdraws or modifies in a manner adverse to divine its approval or recommendation of the merger;

  •
  divine terminates the merger agreement, as amended, because in connection with a third-party tender offer or exchange offer, Viant's board of directors takes any action other than a rejection of an offer;

  •
  divine terminates the merger agreement, as amended, because Viant's board of directors recommends a third-party proposal to acquire a majority interest in Viant;

  •
  divine terminates the merger agreement, as amended, because Viant's board of directors resolves to do any of the things listed above; or

  •
  divine terminates the merger agreement, as amended, because a third-party proposal to acquire a majority interest in Viant has been consummated or an agreement with respect to a third-party proposal to acquire a majority interest in Viant has been executed.

        In the event that the merger is terminated by either divine or Viant due to the failure of Viant stockholders to approve and adopt the merger agreement, as amended, and approve the merger or the failure of Viant to hold its special meeting by September 30, 2002, as a result of a third-party proposal to acquire a majority interest in Viant, Viant will pay the reasonable out-of-pocket fees and expenses incurred by divine in connection with the execution and delivery of the merger agreement, as amended, and the performance of its obligations thereunder through the date of the termination of the merger. If Viant executes or consummates a transaction within 12 months of the termination of the merger agreement, as amended, with respect to any third-party proposal to acquire a majority interest in Viant in existence prior to the termination of the merger agreement, as amended, Viant must pay the difference between the termination fee and the payment of fees already incurred.

        Viant Prohibited from Soliciting Other Offers.    Viant has agreed not to solicit, initiate or intentionally encourage any third-party proposal to acquire a majority interest in Viant or to engage in any such negotiations or discussions. In the event that Viant receives an unsolicited third-party proposal to acquire a majority interest in Viant that the Viant board of directors determines in good faith is or may reasonably be expected to be superior to the terms of the merger with divine, Viant may, after giving divine written notice of its intention to do so, engage in negotiations and discussions with the third party. Viant has agreed to keep divine informed of all material terms and conditions of the third-party proposal.

Amendments

        Subject to Delaware law, at any time prior to the effective time, divine and Viant, by resolution of their respective board of directors, may modify or amend the merger agreement, as amended, by written agreement executed and delivered by officers of each company. However, after approval and adoption of the merger by the stockholders of either Viant or divine is obtained, no amendment that requires further stockholder approval may be made without such approval of the stockholders.

Expenses

        If we do not consummate the merger, all fees and expenses incurred in connection with the merger agreement, as amended, and the transactions it contemplates will be paid by the party incurring those expenses. If we complete the merger, divine will pay all fees and expenses of both divine and Viant incurred in connection with the merger agreement, as amended, the merger and related transactions.

THE VOTING AGREEMENTS

        As an inducement for divine to enter into the merger agreement, as amended, all of the executive officers and directors of Viant and a spouse of one of the executive officers have entered into voting agreements in which they agreed to vote all of their shares of Viant in favor of the merger and against any competing acquisition proposal. In addition, the parties entering into the voting agreements have appointed divine as their lawful attorney and proxy. The proxy grants divine, or any nominee of divine, the limited right to vote all of the Viant common shares covered by the voting agreements in favor of the approval and adoption of the merger agreement, as amended, and any transactions contemplated by the merger agreement, as amended.

        The voting agreements cover 4,602,548 shares of outstanding Viant common stock, representing approximately 9.4% of the outstanding shares of Viant common stock as of the record date.

        Viant stockholders entering into the voting agreements agreed not to sell or otherwise encumber the shares covered by the voting agreements until the termination of the voting agreements, which will occur upon the earlier of the termination of the merger agreement, as amended, or the completion of the merger, unless the shares are sold or transferred to a person who agrees to execute a counterpart to the voting agreement covering the shares and agrees to hold the shares subject to the terms of the voting agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements describe the pro forma effect of divine's proposed acquisition of Viant on the:

  •
  statements of operations for the year ended December 31, 2001 and the six months ended June 30, 2002 of divine; and

  •
  balance sheet as of June 30, 2002 of divine.

The following unaudited pro forma condensed combined financial statements also describe the pro forma effect of divine's acquisition of RoweCom Inc. ("RoweCom") and divine's private placement with a group of investors led by Oak Investment Partners ("Oak"), as described below.

        On November 6, 2001, divine completed its acquisition of RoweCom, a leading global provider of sophisticated tools and client services for managing the acquisition of magazines, newspapers, journals and e-journals, books, and other knowledge resources. On May 29, 2002, divine entered into a securities purchase agreement with Oak and certain other investors (collectively, "the investors") named therein, as amended and restated by a second amended and restated securities purchase agreement dated as of July 24, 2002. On May 31, 2002 and June 6, 2002, divine received an aggregate of approximately $22.9 million in the first of two rounds of a $61.6 million private placement of convertible preferred stock from the investors. The investors have agreed to purchase approximately $38.7 million of convertible preferred stock in the second round of the private placement. divine's receipt of the $38.7 million is subject to a number of customary closing conditions including approval of divine stockholders, all of which may be waived by the investors. The series B convertible preferred stock was originally not included in stockholders' equity because the investors had the ability to redeem their investment in the event that the Company had not terminated a potential $50,000,000 obligation under its Alliance Agreement with Microsoft Corporation. However, in July 2002, the Company terminated that Alliance Agreement and signed a new Alliance Agreement with Microsoft, which eliminated the $50,000,000 obligation mentioned above. Consequently, the Company is classifying the series B convertible preferred stock as equity in its unaudited consolidated balance sheet as of June 30, 2002.

        Because the RoweCom acquisition occurred during 2001, the assets and liabilities of RoweCom are already included in divine's historical balance sheet as of June 30, 2002, and the results of operations of RoweCom are already included in divine's historical statement of operations for the six months ended June 30, 2002. As such, RoweCom is not included separately in the unaudited pro forma condensed combined balance sheet as of June 30, 2002 or the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2002. In addition, in the pro forma condensed combined statement of operations for the year ended December 31, 2001, the historical financial data presented within the separate column for RoweCom reflects the operating activity of RoweCom for the period from January 1, 2001 through the closing date of divine's acquisition of RoweCom because activity subsequent to that date is reflected in divine's historical financial information for the year ended December 31, 2001.

        divine has prepared the unaudited pro forma condensed combined financial statements using the purchase method of accounting for the Viant and RoweCom transactions. Because the unaudited pro forma condensed combined financial statements are based upon the financial condition and operating results, as applicable, of RoweCom and Viant during periods when they were not under the control, influence, or management of divine, the information presented may not be indicative of the results that would have actually occurred had the acquisitions been completed as of January 1, 2001 for RoweCom and as of January 1, 2001 or June 30, 2002, as appropriate, for Viant, nor is it indicative of future financial or operating results. divine has incurred, and expects to further incur, reorganization and integration expenses as well as potential operating efficiencies as a result of the acquisition of RoweCom. divine expects to also incur reorganization and integration expenses and potential operating efficiencies as a result of the acquisition of Viant. The unaudited pro forma condensed combined financial statements do not give effect to any synergies that may occur due to the integration of RoweCom and Viant with divine.

        On January 1, 2002, Viant adopted EITF Issue 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred". Accordingly, in Viant's historical statement of operations for the six months ended June 30, 2002, reimbursable expenses are included in revenues and operating expenses.

        In May 2002, divine effected a 1 for 25 reverse stock split. All references in the unaudited pro forma condensed combined financial statements and the notes thereto to divine share and per share amounts give effect to the reverse stock split.

        Certain assets and liabilities in the consolidated balance sheet of Viant have been reclassified to conform to the divine line item presentation in the unaudited pro forma condensed combined balance sheet. Certain expenses in the consolidated statements of operations of RoweCom and Viant have been reclassified to conform to the divine line item presentation in the unaudited pro forma condensed combined statements of operations, as applicable. The unaudited pro forma condensed combined financial statements should be read along with the historical financial statements of divine, Viant and RoweCom, and the related notes, incorporated by reference into this document.

divine, inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2002
(in thousands)

	divine, inc.	Oak		divine/Oak Pro Forma Combined	Viant	Viant Pro Forma Adjustments		divine/Oak/Viant Pro Forma Combined
Assets
Current assets
Cash, cash equivalents, and short-term investments	$29,866	$38,459	(a)	$68,325	$109,389	$(1,750 (72,500	)(b) )(b)	$103,464
Restricted cash	23,689	—		23,689	1,954	—		25,643
Accounts receivable	111,370	—		111,370	4,052	—		115,422
Available-for-sale securities	1,551	—		1,551	—	—		1,551
Prepaid expenses	14,087	—		14,087	379	—		14,466
Deferred publisher costs	184,788	—		184,788	—	—		184,788
Other current assets	7,719	—		7,719	71	—		7,790

Total current assets	373,070	38,459		411,529	115,845	(74,250)		453,124
Property and equipment, net	54,322	—		54,322	5,809	(5,809	)(b)	54,322
Goodwill and other intangible assets, net	281,672	—		281,672	—	—		281,672
Restricted cash	—	—		—	—	—		—
Other non-current assets	13,118	—		13,118	4,092	(314	)(b)	16,896

Total Assets	$722,182	$38,459		$760,641	$125,746	$(80,373)		$806,014

Liabilities
Current liabilities
Accounts payable	36,962	—		36,962	1,274	—		38,236
Publisher payables	35,856	—		35,856	—	—		35,856
Accrued payroll expenses	8,408	—		8,408	1,300	—		9,708
Accrued professional fees	3,417	—		3,417	886	—		4,303
Current portion of facilities impairment	7,719	—		7,719	5,164			12,883
Current portion of capital leases	15,673	—		15,673	348	—		16,021
Deferred revenue	257,887	—		257,887	560	(560	)(b)	257,887
Notes payable and current portion of long-term debt	11,945	—		11,945	—	—		11,945
Other accrued expenses and current liabilities	45,437	—		45,437	1,443	—		46,880

Total current liabilities	423,304	—		423,304	10,975	(560)		433,719
Long-term debt	57,669	—		57,669	—	—		57,669
Long-term facilities impairment	20,045	—		20,045	4,097			24,142
Capital leases	7,932	—		7,932	17	—		7,949
Other non-current liabilities	13,959	—		13,959	—	—		13,959
Stockholders' equity
Common stock	19	—		19	—	3	(b)	22
Convertible preferred stock	22,941	38,459	(a)	61,400	—	—		61,400
Additional paid-in capital	1,226,064	—		1,226,064	—	8,597	(b)	1,234,661
Unearned stock-based compensation	(8,793)	—		(8,793)	—	—		(8,793)
Accumulated other comprehensive loss	(8,854)	—		(8,854)	—	—		(8,854)
Treasury stock, at cost	(19,687)	—		(19,687)	—	—		(19,687)
Accumulated deficit	(1,012,417)	—		(1,012,417)	—	22,244	(b)	(990,173)
Acquired company equity	—	—		—	110,657	(110,657	)(b)	—

Total stockholders' equity	199,273	38,459		237,732	110,657	(79,813)		268,576

Total liabilities and stockholders' equity	$722,182	$38,459		$760,641	$125,746	$(80,373)		$806,014

divine, inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001

(in thousands, except share and per share data)

	divine	RoweCom	RoweCom Pro Forma Adjustments		divine/RoweCom Pro Forma Combined	Viant	Viant Pro Forma Adjustment	divine/RoweCom/ Viant Pro Forma Combined
Revenues	$199,598	$336,329	$—		$535,927	$34,606	—	$570,533
Operating expenses:
Cost of revenues	179,853	306,806	—		486,659	35,755	—	522,414
Selling, general and administrative	176,649	39,621	—		216,270	42,771	—	259,041
Research and development	37,004	—	—		37,004	1,631	—	38,635
Acquired technology—in process research and development	13,741	—	—		13,741	—	—	13,741
Bad debt expense	23,379	—	—		23,379	270	—	23,649
Amortization of intangible assets	16,091	3,799	(3,799	)(c)	16,091	—	—	16,091
Impairment of intangible and other assets	37,864	—	—		37,864	—	—	37,864
Impairment of prepaid co-location and bandwidth services	25,000	—	—		25,000	—	—	25,000
Impairment of facilities	12,022	—	—		12,022	23,900	—	35,922
Restructuring charges	—	—	—		—	7,115	—	7,115
Amortization of stock-based compensation	9,667	—	—		9,667	—	—	9,667

Total operating expenses	531,270	350,226	(3,799)		877,697	111,442	—	989,139

Operating loss	(331,672)	(13,897)	3,799		(341,770)	(76,836)	—	(418,606)
Other income (expense):
Interest income	8,932	552	—		9,484	6,757	(3,107) (d)	13,134
Interest expense	(3,681)	(6,455)	—		(10,136)	(139)	—	(10,275)
Other income (loss), net	(4,135)	2	—		(4,133)	(1,774)	—	(5,907)

Total other income (expense)	1,116	(5,901)	—		(4,785)	4,844	(3,107)	(3,048)

Loss before minority interest, net gain of stock transactions of associated companies, equity in losses of associated companies, and impairment of investment in equity method and cost method associated companies	(330,556)	(19,798)	3,799		(346,555)	(71,992)	(3,107)	(421,654)
Minority interest	4,270	—	—		4,270	—	—	4,270
Net gain of stock transactions of associated companies	667	—	—		667	—	—	667
Equity in losses of associated companies	(19,604)	—	—		(19,604)	—	—	(19,604)
Impairment of investment in equity method and cost method associated companies	(36,633)	—	—		(36,633)	—	—	(36,633)

Loss before income taxes	(381,856)	(19,798)	3,799		(397,855)	(71,992)	(3,107)	(472,954)
Income tax (benefit) provision	—	(921)	921	(c)	—	—	—	—

Net loss from continuing operations	$(381,856)	$(18,877)	$2,878		$(397,855)	$(71,992)	(3,107)	$(472,954)

Basic and diluted net loss per share from continuing operations	$(53.26)				$(52.95)			$(45.42)
Shares used in computing basic and diluted net loss per share	7,168,989				7,514,097			10,412,159

divine, inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2002

(in thousands, except share and per share data)

	divine, inc.	Viant	Viant Pro Forma Adjustments	divine/Viant Pro Forma Combined
Revenues	$309,886	$11,117	—	$321,003
Operating expenses:
Cost of revenues	254,821	9,174	—	263,995
Selling, general and administrative	113,197	13,758	—	126,955
Research and development	54,225	54	—	54,279
Acquired technology—in process research and development	17	—	—	17
Bad debt recovery	(4,500)	(37)	—	(4,537)
Amortization of intangible assets	8,098	—	—	8,098
Impairment of intangible and other assets	1,389	—	—	1,389
Impairment of facilities	13	3,184	—	3,197
Restructuring charges	—	—	—	—
Amortization of stock-based compensation	3,337	—	—	3,337

Total operating expenses	430,597	26,133	—	456,730

Operating loss	(120,711)	(15,016)	—	(135,727)
Other income (expense):
Interest income	494	1,193	(710) (e)	977
Interest expense	(3,934)	(47)	—	(3,981)
Other income (loss), net	498	15	—	513

Total other income (expense)	(2,942)	1,161	(710)	(2,491)

Loss before impairment of investment in equity method and cost method associated companies	(123,653)	(13,855)	(710)	(138,218)
Impairment of investment in equity method and cost method associated companies	(937)	—	—	(937)

Net loss from continuing operations	$(124,590)	$(13,855)	$(710)	$(139,155)

Basic and diluted net loss per share from continuing operations applicable to common stockholders	$(6.80)			$(6.56)
Shares used in computing basic and diluted net loss per share	18,311,538			21,209,600

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.
Basis of Presentation

        The unaudited pro forma condensed combined balance sheet as of June 30, 2002 gives effect to the proposed acquisition of Viant as if it occurred on that date. Because RoweCom was combined with divine in 2001, the assets and liabilities of RoweCom are already included in divine's historical balance sheet as of June 30, 2002. As such, RoweCom is not included separately in the unaudited pro forma condensed combined balance sheet as of June 30, 2002. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and the six months ended June 30, 2002 give effect to the proposed acquisition of Viant as if it occurred on January 1, 2001. Because RoweCom's results of operations are already included in divine's historical statement of operations for the six months ended June 30, 2002, RoweCom is not included separately in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2002. The operating activity of RoweCom from divine's acquisition date through December 31, 2001 is reflected in divine's historical statement of operations for the year ended December 31, 2001. Therefore, the historical financial data for RoweCom as set forth in the pro forma condensed combined statement of operations for the year ended December 31, 2001 reflects the operating activity of RoweCom for the period from January 1, 2001 through divine's acquisition date so that the statement of operations gives effect to the RoweCom acquisition as if it occurred on January 1, 2001.

        In the Viant acquisition, divine has assumed it will issue approximately 2,898,000 shares of its common stock. This assumption is based on the closing price of divine common stock on August 13, 2002, which was $3.01 per share. For purposes of the unaudited pro forma condensed combined financial statements, the assumed exchange ratio is 0.05823 and the assumed fair value of divine common stock issued in the Viant acquisition for purchase accounting purposes is $2.9675 per share, which represents the maximum value of divine common stock for purposes of determining the number of shares of divine common stock to be issued in the Viant transaction.

        The effect of the Viant acquisition has been presented using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimates of fair value with any excess purchase price being allocated to goodwill. The preliminary allocation of the purchase price for Viant may be subject to further adjustments as divine finalizes its allocation of purchase price in accordance with U.S. generally accepted accounting principles. The pro forma adjustments related to the purchase price allocation represent management's best estimate of the effects of the transaction.

2.
Pro Forma Balance Sheet Adjustments

a)
Reflects the assumed issuance of 38,659 shares of divine's series B-1 convertible preferred stock to the investment group led by Oak in exchange for $38,459,000, net of assumed offering costs of $200,000. Each share of the series B-1 convertible preferred stock is convertible into a number of shares of divine common stock determined by dividing the $1,000 per share purchase price of the series B-1 convertible preferred stock by the volume weighted average price of divine common stock for the 10-day trading period ending on the third trading day prior to the date divine stockholder approval is obtained for certain matters relating to the private placement, which will be no less than $1.50 per share and no greater than $5.00 per share. Because the closing price of divine common stock on August 13, 2002 was less than $5.00 per share, there is no beneficial conversion feature associated with the convertible preferred stock issued in the Oak private placement.

  b)
  Reflects the assumed issuance of 2,898,062 shares of divine common stock valued at $8,600,000 as consideration for the aquisition and the elimination of Viant's equity in consolidation. Also reflects reductions of cash resulting from a $72,500,000 distribution payable by Viant to its stockholders prior to the acquisition date and an estimated $1,750,000 of acquisition costs for the Viant acquisition. Also reflects the elimination of Viant's noncurrent, non-financial assets of $6,123,000, the elimination of Viant's deferred revenue of $560,000, and the realization by divine of an extraordinary gain of $22,244,000, which represents the estimated fair value of Viant's tangible net assets as of June 30, 2002 in excess of the purchase price.

3.
Pro Forma Statement of Operations Adjustment

        The pro forma statement of operations adjustments for the year ended December 31, 2001 consist of:

  c)
  Reflects the removal of RoweCom's historical amortization of intangible assets and its income tax benefit, neither of which would have been recorded had the acquisition occurred on January 1, 2001.

  d)
  Represents an estimated reduction in interest income, due to the fact that the $72,500,000 dividend and $1,750,000 of acquisition costs would have been paid on January 1, 2001 if the Viant transaction were completed on that date.

        The pro forma statement of operations adjustment for the six months ended June 30, 2002 is as follows:

  e)
  Represents an estimated reduction in interest income, due to the fact that the $72,500,000 dividend and $1,750,000 of acquisition costs would have been paid on January 1, 2001 if the Viant transaction were completed on that date.

COMPARISON OF RIGHTS OF DIVINE STOCKHOLDERS AND VIANT STOCKHOLDERS

        Both divine and Viant are incorporated in Delaware, and their respective operations have been governed by Delaware law. Following the merger, Viant stockholders will become divine stockholders. The following summary, which is not a complete statement of all differences between the rights of the holders of divine common stock and Viant common stock, discusses differences between divine's third amended and restated certificate of incorporation, amended and restated by-laws and certificate of designations, preferences and rights of series B and series B-1 convertible preferred stock, and Viant's amended and restated certificate of incorporation, as amended, and amended and restated bylaws.

CAPITALIZATION
divine		Viant
The authorized capital stock of divine consists of:		The authorized capital stock of Viant consists of:
•	2,500,000,000 shares of class A common stock, par value $0.001 per share;	•	200,000,000 shares of common stock, par value $0.001 per share; and
•	100,000,000 shares of class C common stock, par value $0.001 per share; and	•	5,000,000 shares of preferred stock, par value $0.001 per share, of which 1,000,000 shares have been designated series A participating preferred stock.
•	50,000,000 shares of preferred stock, par value $0.001 per share, of which 2,000,000 shares have been designated series A junior participating preferred stock, 100,000 shares have been designated series B convertible preferred stock, 100,000 shares have been designated series B-1 convertible preferred stock and 1 share has been designated series C special voting preferred stock in connection with divine's acquisition of Delano.
POWER TO CALL SPECIAL STOCKHOLDERS' MEETINGS
divine		Viant
•
	Special meetings of the divine stockholders may be called by divine's chairman of the board, chief executive officer, president, or board of directors pursuant to a resolution approved by a majority of the board of directors. divine stockholders are not entitled to demand the call of a special meeting.	•
Special meetings of the Viant stockholders may be called by Viant's chairman of the board, chief executive officer, president or board of directors. Viant stockholders are not entitled to demand the call of a special meeting.

CLASSIFIED BOARD OF DIRECTORS
divine		Viant
•
	divine's board of directors may consist of not less than three nor more than 59 directors. The divine board of directors is classified into three classes, with each class having as equal a number of members as reasonably possible. Each class is elected to a three-year term, with the term of office of one class expiring each year.	•
Viant's board of directors consists of 7 directors. Viant's board of directors is classified into three classes, with each class having equal members. Each class is elected to a three-year term, with the term of office of one class expiring each year.
REMOVAL OF DIRECTORS
divine		Viant
•	A director may be removed only by the holders of at least 66 2/3% of the voting power of the shares entitled to vote at an election of directors, and then, only for cause.	•	A director may be removed, with or without cause, by the holders of a majority of the shares entitled to vote.
AMENDMENTS TO CHARTER AND BY-LAWS
divine		Viant
•	divine's certificate of incorporation may be amended by a majority of divine's board of directors' approval and the approval of a majority of the holders of the outstanding stock entitled to vote.	•
Same, except that provisions in the certificate of incorporation regarding stockholder voting, election and number of directors, authorization of the board of directors to amend the bylaws, percentage of stockholders necessary to amend these provisions, stockholder meetings and the location of corporate books may be amended by a vote of the holders of at least 66 2/3% of the then outstanding voting securities of Viant.

•
	divine's by-laws may be altered, amended or repealed, or new by-laws may be adopted, by divine's board of directors or by the holders of at least 66 2/3% of the voting power of the shares entitled to vote at an election of directors.	•
Viant's board of directors of directors may make, alter, amend or repeal the bylaws; and Viant stockholders are entitled to amend, repeal or adopt the bylaws by the a vote of the stockholders entitled to vote thereon, with the vote of the holders of at least 66 2/3% of the then outstanding securities necessary to amend provisions regarding special meetings, notice of stockholder meetings, advance notice of stockholder nominees and stockholder business, voting, stockholder consent by written action without a meeting and number of directors.
•
divine's certificate of incorporation, by-laws and any certificate of designation may not be amended, altered or repealed without the vote of a majority of the total number of shares of series B convertible preferred stock and series B-1 convertible preferred stock then outstanding, voting as a single class, if such amendment, alteration or repeal would result in an adverse change of the voting powers, designation and preferences and relative participating, optional and other special rights, qualifications, limitations and restrictions of the series B convertible preferred stock or series B-1 convertible preferred stock.

STOCKHOLDER PROPOSALS
divine		Viant
•
	Stockholders must deliver notice regarding business to be brought before an annual meeting at least 45, and not more than 75, days prior to the first anniversary of the date of divine's proxy statement delivered to stockholders in connection with the preceding year's annual meeting.	•
Stockholders must deliver notice regarding business to be brought before an annual meeting at least 120 days prior to the first anniversary of the date of the mailing of Viant's proxy statement delivered to stockholders in connection with the preceding year's annual meeting; provided, however, that in the event that the previous year's annual meeting was never held or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received in a reasonable time before the solicitation is made.
•
Stockholders must deliver notice regarding business to be brought before a special meeting not later than the later of 90 days prior to such meeting or 10 days following the date on which public notification of such meeting is first made by the company.
CUMULATIVE VOTING
divine		Viant
•	Holders of common stock may not cumulate their votes for the election of directors.	•
Holders of common stock may not cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless required pursuant to the California General Corporation Law.

PREFERRED STOCK
divine		Viant
Series B and B-1 Preferred Stock
•
	divine has 22,941 shares of series B convertible preferred stock issued and outstanding and will issue 38,659 shares of series B-1 convertible preferred stock if the second round of the private placement closes.	•	Viant has no shares of preferred stock outstanding
•
each share of series B convertible preferred stock and series B-1 convertible preferred stock is convertible into that number of shares of common stock equal to $1,000 divided by the conversion price then in effect, subject to adjustment for certain antidilution events. Once stockholder approval is obtained, there will be no limit on the aggregate number of shares of divine common stock that could be issued upon conversion of the series B convertible preferred stock and series B-1 convertible preferred stock (until divine stockholder approval is obtained, the shares of series B convertible preferred stock may not be converted into more than 3,823,500 shares of divine common stock).
•
the shares of series B convertible preferred stock and series B-1 convertible preferred stock vote with the common stock on an as-converted basis, subject to certain limitations, on all matters submitted for a vote of the holders of common stock (until divine stockholder approval is obtained, the aggregate voting power of the holders of series B convertible preferred stock shall not be greater than 19.99%)

•
the shares of series B convertible preferred stock and series B-1 convertible preferred stock are entitled to receive any dividend or distribution (payable in cash or property other than dividends payable solely in shares of common stock) declared on the divine common stock as if such shares of series B convertible preferred stock and series B-1 convertible preferred stock were converted into common stock
•	the shares of series B convertible preferred stock and series B-1 convertible preferred stock are redeemable at the option of the holders for a cash purchase price of $1,000 per share in the event:
•
the holders of the series B convertible preferred stock and series B-1 convertible preferred stock uncover discrepancies in divine's financial statements such that divine would be required to materially restate its financial statements;
•
the holders of the series B convertible preferred stock and series B-1 convertible preferred stock determine that a representation or warranty made by divine in the private placement's securities purchase agreement was untrue when made and such breach has a material adverse effect on the value of their investment; or
	•	divine sells, in a transaction or series of transactions, over any two year period commencing after May 31, 2002 assets in which the aggregate proceeds received by divine exceed $50 million.

•
in the event of liquidation, dissolution or winding up or upon a merger or acquisition of divine, the holders of series B convertible preferred stock and series B-1 convertible preferred stock will be entitled to a liquidation preference, before any amounts are paid to the holders of common stock and series A junior participating preferred stock, equal to $1,000 per share. Thereafter, the holders of series B convertible preferred stock and series B-1 convertible preferred stock will participate with the holders of common stock ratably on an as-converted basis until the holders of the convertible preferred stock shall have received $3,000 with respect to each share (inclusive of the $1,000 initial liquidation preference)
•
the holders of series B convertible preferred stock are entitled to elect a director to divine's board of directors, and, if the second round of the private placement occurs, the holders of the series B convertible preferred stock and the series B-1 convertible preferred stock, voting together as a single class, will be entitled to elect an additional member to divine's board of directors, each of which will be nominated by Oak.
Series C Preferred Stock
•
In connection with its acquisition of Delano, divine issued 1 share of series C special voting preferred stock, par value $0.001 per share. The share of series C special voting preferred stock is held by a Voting and Exchange Trustee. The share is entitled to a number of votes equal to the number of non-voting exchangeable shares of Delano issued to qualifying Canadian Delano stockholders in that transaction and outstanding from time to time thereafter. Each non-voting exchangeable share is exchangeable for one share of divine common stock at any time. The series C special voting preferred share does not have any dividend, liquidation, redemption or other rights.

Stockholder Rights Plan

  divine

        Pursuant to a stockholder rights plan between divine and the rights agent adopted by the divine board of directors in 2001, for each outstanding share of divine common stock, a dividend of one right was issued. Each right certificate entitles its holder to purchase 1/1,000th of a share of divine series A junior participating preferred stock for $15.00 per right. The rights are not exercisable unless a person or group has acquired, or announces the intent to acquire, 15% or more of divine common stock (20% or more if such a person or group owned 10% or more of divine common stock at the time of the plan's adoption). The rights, once exercisable, entitle the holder to purchase, for the exercise price of the rights, the number of shares of divine common stock having a market value of two times the exercise price of the rights. Alternatively, if the rights have become exercisable and divine is acquired in a merger or other business combination, or 50% or more of its assets, cash flow or earning power are sold, each right will entitle the holder to purchase, for the exercise price of the right, the number of shares of the acquiring company's common stock that, at the time of the transaction, have a market value of two times the exercise price of the right.

  Viant

        Viant has a substantially similar rights plan that allows rights holders to purchase 1/1000th of a share of series A participating preferred stock at a purchase price of $21.75 per right. The rights are triggered in the event that a person or group acquires 15% or more of Viant common stock. In connection with entering into the merger agreement with divine, Viant will amend the rights plan to provide that the rights would not become exercisable in the event that divine acquires beneficial ownership of more than 15% of Viant's outstanding common stock as a result of the transactions contemplated by the merger agreement.

STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

        Stockholder proposals intended to be presented at Viant's 2003 annual meeting are to be received at its principal office in Boston, Massachusetts no later than January 24, 2003 for inclusion in the proxy statement for that meeting. Viant's bylaws require that for a proposal to be timely, such stockholder's notice must have been delivered to or mailed and received at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days in advance of April 30, 2003; provided, however, that in the event that the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made. Viant's 2003 annual meeting will not be held if the merger is consummated.

LEGAL MATTERS

        The validity of the shares of divine common stock offered by this proxy statement/prospectus to Viant stockholders will be passed on for divine by Katten Muchin Zavis Rosenman. A number of attorneys at Katten Muchin Zavis Rosenman collectively own, in the aggregate, less than 1% of the outstanding shares of divine common stock. Arthur W. Hahn, a partner of Katten Muchin Zavis Rosenman, is a member of the board of directors of divine.

        Katten Muchin Zavis Rosenman and Wilson Sonsini Goodrich & Rosati, Professional Corporation, will pass upon certain federal income tax consequences of the merger and the Viant cash distribution for divine and Viant, respectively.

EXPERTS

        The consolidated financial statements of divine as of December 31, 2001 and 2000, for the years ended December 31, 2001 and 2000, and for the period from May 7, 1999 (inception) through December 31, 1999, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report with respect to these consolidated financial statements. These consolidated financial statements are incorporated by reference in this proxy statement/prospectus in reliance upon the report given and upon the authority of said firm as experts in accounting and auditing.

        The financial statements and financial statement schedule incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K, as amended, of Viant Corporation for the year ended December 31, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        divine and Viant each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by divine and Viant including the registration statement that includes this proxy statement/prospectus, at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional office at 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. You may also obtain divine and Viant filings from commercial document retrieval services and at the Web site maintained by the SEC at "http: //www.sec.gov."

        divine has filed with the SEC a registration statement on Form S-4 to register the shares of divine common stock to be issued to holders of Viant common stock pursuant to the merger agreement. This proxy statement/prospectus constitutes the prospectus of divine and the proxy statement of Viant and is filed as part of the registration statement. Other parts of the registration statement are omitted from this proxy statement/prospectus in accordance with the rules and regulations of the SEC.

        The SEC allows divine to "incorporate by reference" information into this proxy statement/ prospectus, which means that divine and Viant can disclose important information to you by referring you to another document that either of them filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus. Information in this proxy statement/prospectus updates and, in some cases, supersedes information incorporated by reference from documents that divine or Viant has filed with the SEC prior to the date of this proxy statement/prospectus, while information that divine or Viant files later with the SEC will automatically update and, in some cases, supersede the information in this proxy statement/prospectus.

        The following documents and information previously filed with the SEC by divine are incorporated by reference into this proxy statement/prospectus:

  •
  divine's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002, as amended on Form 10-K/A filed with the SEC on May 9, 2002;

  •
  divine's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, filed with the SEC on May 15, 2002;

  •
  divine's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, filed with the SEC on August 14, 2002;

  •
  divine's Current Reports on Forms 8-K filed with the SEC on January 24, 2002, March 14, 2002, April 5, 2002, May 2, 2002, May 9, 2002, May 24, 2002, May 31, 2002, June 3, 2002, June 11, 2002, July 15, 2002, July 25, 2002 and August 13, 2002 and divine's Current Report on Form 8-K/A filed with the SEC on March 28, 2002 and July 25, 2002;

  •
  the description of class A common stock contained in divine's registration statement on Form 8-A, filed with the SEC on March 21, 2000, as amended on Form 8-A/A filed on June 4, 2002; and

  •
  the description of the series A junior participating preferred stock purchase rights contained in divine's registration statement on Form 8-A/A, filed with the SEC on February 13, 2001, as amended.

        The following documents previously filed with the SEC by Viant are incorporated by reference into this proxy statement/prospectus:

  •
  Viant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002, as amended on Form 10-K/A filed with the SEC on April 30, 2002;

  •
  Viant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, filed with the SEC on May 15, 2002;

  •
  Viant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, filed with the SEC on August 14, 2002;

  •
  Viant's Current Report on Forms 8-K filed with the SEC on April 8, 2002, July 14, 2002 and July 25, 2002;

  •
  the description of common stock contained in Viant's registration statement on Form 8-A, filed with the SEC as of June 8, 1999, as amended by Form 8-A/A filed with the SEC on June 14, 1999; and

  •
  the description of preferred stock purchase rights contained in Viant's registration statement on Form 8-A, filed with the SEC on April 20, 2001.

In addition, all documents filed by divine and Viant under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting are incorporated by reference into and deemed a part of this proxy statement/prospectus from the date of filing of those documents.

        If you are a Viant stockholder, Viant may have sent you some of the documents incorporated by reference, but anyone can obtain any of them through Viant or the SEC. Documents incorporated by reference are available from Viant without charge, excluding all exhibits unless Viant has specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents that Viant has filed with the SEC and incorporated by reference into this document, without charge, by making an oral or written request to Viant as follows:

    Viant Corporation
    Attn: Investor Relations
    89 South Street
    Boston, Massachusetts 02111
    Telephone: (617) 531-3700
    Facsimile: (617) 531-3803
    email:     ir@viant.com

You may also obtain all documents of divine and Viant that each party has filed with the SEC by making an oral or written request to the exchange agent, Computershare Trust Company of New York, as follows:

    Computershare Trust Company of New York
    Attn: Tod Shafer
    2 North LaSalle Street
    Chicago, Illinois 60602
    Telephone: (312) 588-4746
    Facsimile: (312) 601-4357
    email:     tod.shafer@computershare.com

        If you would like to request any of these documents, please do so at least five days before the date of the special meeting in order to receive them before the date of the meeting.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

divine, inc.,

DVC Acquisition Company

and

Viant Corporation

April 5, 2002

6.22	Additional Company Covenant	A-61
6.23	Additional Parent Covenant	A-61
ARTICLE VII	Conditions	A-61
7.1	Conditions to Each Party's Obligations	A-61
7.2	Conditions to the Obligations of the Company	A-62
7.3	Conditions to the Obligations of Parent	A-63
ARTICLE VIII	Termination	A-64
8.1	Termination by Mutual Consent	A-64
8.2	Termination by either the Company or Parent	A-64
8.3	Termination by the Company	A-65
8.4	Termination by Parent	A-65
8.5	Effect of Termination; Termination Fee	A-66
ARTICLE IX	Miscellaneous and General	A-68
9.1	Payment of Expenses	A-68
9.2	Non-Survival of Representations and Warranties	A-68
9.3	Modification or Amendment	A-69
9.4	Waiver of Conditions	A-69
9.5	Counterparts	A-69
9.6	Governing Law; Jurisdiction	A-69
9.7	Notices	A-69
9.8	Entire Agreement; Assignment	A-70
9.9	Parties in Interest	A-70
9.10	Certain Definitions	A-70
9.11	Severability	A-72
9.12	Specific Performance	A-72
9.13	Recovery of Attorney's Fees	A-72
9.14	Captions	A-73
9.15	No Strict Construction	A-73

TABLE OF DEFINED TERMS

Acquisition	Section 8.5(b)
Additional Parent Options	Section 6.21
Agreement	Introduction
Assumed Option	Section 4.1
Authorized Representatives	Section 6.7
Base Termination Fee	Section 8.5(b)
Certificate of Merger	Section 1.2
Certificates	Section 4.2(b)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Commercial Software	Section 5.1(p)(vii) and
Section 5.2(o)(viii)
Company	Introduction
Company Acquisition Proposal	Section 6.3(a)
Company Affiliate	Section 6.9
Company Affiliate Letter	Section 6.9
Company Contract	Section 5.2(p)(ii)
Company Disclosure Schedule	Section 5.2
Company ESPP	Section 5.2(b)(ii)
Company Embedded Products	Section 5.2(o)(viii)
Company Equivalents	Section 5.2(b)(ii)
Company Financial Statements	Section 5.2(h)(ii)
Company Insiders	Section 6.15(c)
Company Insurance Policies	Section 5.2(t)
Company Key Employees	Section 5.2(p)(i)(2)
Company Options	Section 9.10(a)
Company Option Plans	Section 5.2(b)(ii)
Company Participant	Section 6.21
Company Plan Affiliate	Section 5.2(n)(i)
Company Rights	Section 9.10(b)
Company Rights Agent	Section 9.10(c)
Company Rights Agreement	Section 9.10(d)
Company Proprietary Rights	Section 5.2(o)(i)
Company Scheduled Plans	Section 5.2(n)(i)
Company SEC Reports	Section 5.2(h)(i)
Company Shares	Section 4.1(a)
Company Significant Tax Agreement	Section 9.10(e)
Company Software	Section 5.2(o)(vii)
Company Software Authors	Section 5.2(o)(vii)
Company Stockholders	Recitals
Company Stockholders Meeting	Section 6.4(a)
Company Superior Proposal	Section 6.3(a)
Company Voting Agreement	Recitals
Confidentiality Agreement	Section 6.7
Continuing Employees	Section 6.21
Conversion Ratio	Section 4.1(c)
DGCL	Section 1.1

Dividend Amount	Section 6.1(h)(ii)
EDGAR	Section 5.1(i)(i)
Effective Time	Section 1.2
Encumbrance	Section 9.10(f)
Environmental Laws	Section 5.1(s) and
Section 5.2(r)
ERISA	Section 9.10(g)
Exchange Act	Section 5.1(g)
Exchange Agent	Section 4.2(a)
Fees and Expenses	Section 8.5(b)
Fractional Securities Fund	Section 4.3
GAAP	Section 5.1(i)(ii)
Governmental Entity	Section 9.10(h)
Hazardous Material	Section 5.2(r)
HSR Act	Section 5.1(g)
Indemnified Personnel	Section 6.13(a)
Knowledge and Knowing	Section 9.10(i)
Material Adverse Effect	Section 9.10(j)
Merger	Recitals
Merger Sub	Introduction
NNM	Section 4.3
Parent	Introduction
Parent Acquisition Proposal	Section 8.5(c)
Parent Common Stock	Section 4.1(a)
Parent Contract	Section 5.1(q)(ii)
Parent Disclosure Schedule	Section 5.1
Parent ESPP	Section 5.1(c)(ii)
Parent Embedded Products	Section 5.1(p)(vii)
Parent Equivalents	Section 5.1(c)(ii)
Parent Financial Statements	Section 5.1(i)(ii)
Parent Insurance Policies	Section 5.1(u)
Parent Option Plan	Section 5.1(c)(ii)
Parent Plan Affiliate	Section 5.1(o)(i)
Parent Proprietary Rights	Section 5.1(p)(i)
Parent Rights	Section 4.1(a)
Parent Rights Agreement	Section 9.10(k)
Parent SEC Reports	Section 5.1(i)(i)
Parent Scheduled Plans	Section 5.1(o)(i)
Parent Significant Tax Agreement	Section 9.10(l)
Parent Software	Section 5.1(n)(vi)(p)
Parent Software Authors	Section 5.1(n)(vi)(p)
Parent Shares	Section 4.1(a)
Parent Stock Price	Section 4.3
Parent Stockholders	Recitals
Parent Stockholders Meeting	Section 6.4(b)
Parent Voting Agreement	Recitals
Parties	Introduction
Per Share Consideration	Section 4.1(a)
Per Share Dividend Amount	Section 6.1(h)(ii)
Person	Section 9.10(m)
Price Per Share	Section 4.1(c)

Proprietary Rights	Section 5.1(p)(vii) and
Section 5.2(o)(viii)
Proxy Statement	Section 6.5
Representatives	Section 6.3
Restraints	Section 7.1(c)
Returns	Section 9.10(l)
S-4 Effective Date	Section 6.5
S-4 Registration Statement	Section 6.5
SEC	Section 5.1(i)(i)
Section 16 Information	Section 6.15(b)
Securities Act	Section 5.1(c)(iv)
Share Consideration	Section 4.2(a)
Stock Merger Exchange Fund	Section 4.2(a)
Stock Payment	Section 4.1(a)
Subsidiary	Section 9.10(o)
Surviving Corporation	Section 1.1
Tax	Section 9.10(p)
Termination Fee	Section 8.5(b)
Transaction	Section 6.2(c)
Transaction Expenses	Section 9.1
1996 Option Plan	Section 4.1(c)
1999 Option Plan	Section 4.1(c)
Form of Company Voting Agreement	Exhibit A-1
Form of Parent Voting Agreement	Exhibit A-2
Form of Company Affiliate Letter	Exhibit B

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of April 5, 2002, by and among divine, inc., a Delaware corporation ("Parent"), DVC Acquisition Company, a Delaware corporation and a direct wholly owned Subsidiary of Parent ("Merger Sub"), and Viant Corporation, a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties." Capitalized terms used herein are defined as referenced in the Table of Defined Terms contained herein.

RECITALS

        WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of each corporation and their respective stockholders that the Company and Parent enter into a business combination through the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger and declared the Merger advisable to their respective stockholders;

        WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into shares of common stock of Parent at the rate set forth herein;

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall be a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g);

        WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, all officers and directors of the Company and their respective affiliates and certain other principal stockholders of the Company (the "Company Stockholders") are entering into Company Voting Agreements in substantially the form attached hereto as Exhibit A-1 (the "Company Voting Agreement"); and

        WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company's willingness to enter into this Agreement, all executive officers and directors of Parent and certain affiliates of such officers and directors (the "Parent Stockholders") are entering into Parent Voting Agreements in substantially the form attached hereto as Exhibit A-2 (the "Parent Voting Agreement").

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I
The Merger; Effective Time; Closing

        1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the successor or surviving corporation and shall continue its existence under the laws of the state of Delaware. The Company, as the surviving corporation after the consummation of the Merger, shall be sometimes hereinafter referred to as the "Surviving Corporation."

        1.2    Effective Time.    Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the duly executed certificate of merger of Merger Sub and the Company (the "Certificate of Merger") with the Office of the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on the Closing Date, and shall take all other action required by law to effect the Merger. The Merger shall become effective upon such filing or at such time thereafter as shall be agreed by the Parties and provided in the Certificate of Merger (the "Effective Time").

        1.3    Closing.    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the second business day after all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied or waived on the Closing Date), or such other date, time or place as shall be agreed to in writing by the Parties (the "Closing Date").

        1.4    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.5    Appraisal Rights.    In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the holders of Company Shares in connection with the Merger.

ARTICLE II
Certificate of Incorporation and Bylaws of the Surviving Corporation

        2.1    Certificate of Incorporation; Name.    At the Effective Time, subject to the provisions of Section 6.11 hereof, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation (except that the name of the Surviving Corporation shall be "Viant Corporation").

        2.2    Bylaws.    At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

        2.3    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are authorized to take, and will take, any and all such lawful actions.

ARTICLE III
Directors and Officers of the Surviving Corporation

        3.1    Directors.    The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

        3.2    Officers.    The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

ARTICLE IV
Merger Consideration; Conversion or Cancellation of Shares in the Merger

        4.1    Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.    At the Effective Time, the manner of converting or canceling shares of the Company and Merger Sub shall be as follows:

          (a)    Conversion of Company Stock.    Subject to the provisions of Section 4.3 hereof, each share of common stock, par value $0.001 per share of the Company ("Company Shares") (including the associated Company Rights) issued and outstanding immediately prior to the Effective Time (excluding any Company Shares described in Section 4.1(d)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive an amount per share equal to 3.977 shares (the "Stock Payment") of Parent's Class A common stock, par value $0.001 per share (the "Parent Common Stock") (and associated rights to purchase Parent's Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Parent Rights")) (rounded down to the nearest full share). The shares of Parent Common Stock issuable in connection with the Merger and the transactions contemplated thereby are referred to herein as the "Parent Shares," and the Stock Payment, together with the applicable amount of cash in lieu of fractional shares, are referred to as the "Per Share Consideration." All Company Shares, together with the associated Company Rights, to be converted into the Per Share Consideration pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares and the associated Company Rights, except the right to receive for each of the Company Shares, together with the associated Company Rights, upon the surrender of such certificate in accordance with Section 4.2, the Per Share Consideration, as specified above (rounded down to the nearest full share).

          (b)    Stock of Merger Sub.    Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

          (c)    Outstanding Company Options.    At the Effective Time, each Company Option, whether vested or unvested, that is then outstanding and unexercised pursuant to the Company's 1996 Stock Option Plan (the "1996 Option Plan") and the Company's 1999 Stock Option Plan as amended and restated (the "1999 Option Plan") shall be assumed by Parent and shall become and represent an option to purchase (an "Assumed Option") that number of whole shares of Parent Common Stock (rounded down to the nearest full share), determined by multiplying (A) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (B) the Conversion Ratio, at a per share exercise price equal to the exercise price of such Company Option divided the Conversion Ratio rounded up to the nearest whole cent. Parent shall pay cash to holders of Company Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise of Assumed Options for Parent Common Stock. Parent shall reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise of such Assumed Options. For purposes hereof, the "Conversion Ratio" shall be equal to the sum of (i) Stock Payment and (ii) the quotient of (A) the Per Share Dividend Amount and (B) $.55.

          (d)    Cancellation of Parent Owned and Treasury Stock.    Immediately prior to the Effective Time, all of the Company Shares, together with the associated Company Rights, that are owned by Parent, any direct or indirect wholly-owned Subsidiary of Parent or by the Company as treasury stock shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no Parent Shares shall be delivered in exchange therefor.

          (e)    Adjustment for Organic Changes.    In the event of any reclassification, stock split, distribution, stock dividend, reorganization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities or any other dividend or distribution in Parent Common Stock with respect to outstanding Parent Common Stock (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the number of Parent Shares, the Stock Payment and the Conversion Ratio, and all references to the number of Parent Shares, the Stock Payment and the Conversion Ratio in this Agreement shall be deemed to be to the number of Parent Shares, the Stock Payment and the Conversion Ratio as so adjusted.

        4.2    Payment for Company Shares in the Merger.    The manner of making payment for Company Shares in the Merger shall be as follows:

          (a)    Exchange Agent.    On or prior to the Closing Date, Parent shall make available to Computershare Investor Services, LLC, or another entity mutually agreed upon by the Parties (the "Exchange Agent"), for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares and cash for the Fractional Securities Fund (as defined in Section 4.3) (collectively, the "Share Consideration" and the certificates representing the Parent Shares comprising such Share Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Per Share Consideration out of the Stock Merger Exchange Fund and the Fractional Securities Fund, as the case may be. The Stock Merger Exchange Fund and the Fractional Securities Fund shall not be used for any purpose other than as set forth in this Agreement.

          (b)    Exchange Procedures.    Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Shares and associated Company Rights (the "Certificates") (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Subject to Section 4.5, upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, each duly executed, and any other reasonably required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares and associated Company Rights represented by such Certificates, the Per Share Consideration, without interest, allocable to such Certificates and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Per Share Consideration allocable to such Certificates.

          (c) Distributions with respect to Unexchanged Shares.    No dividends or other distributions on Parent Common Stock having a record date after the Effective Time and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Shares until such Persons surrender their Certificates as provided in Section 4.2(b) above. Upon such surrender, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares which shall have a record date after the date of such surrender. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          (d)    Transfers of Ownership.    If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (e)    No Liability.    Neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Per Share Consideration or any dividend to which the holders thereof are entitled, that are delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

          (f)    Termination of Funds.    Subject to applicable law, any portion of the Stock Merger Exchange Fund or the Fractional Securities Fund that remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Per Share Consideration for their Company Shares.

        4.3    Cash In Lieu of Fractional Parent Shares.    No fractional Parent Shares shall be issued in the Merger. Each holder of Company Shares and associated Company Rights shall be entitled to receive in lieu of any fractional Parent Shares to which such holder otherwise would have been entitled pursuant to Section 4.2 (after taking into account all Company Shares and associated Company Rights then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled and (ii) the closing sale price of Parent Common Stock on the Nasdaq National Market ("NNM") on the trading day immediately prior to the Effective Time (the "Parent Stock Price") (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the "Fractional Securities Fund").

        4.4    Transfer of Shares after the Effective Time.    All Per Share Consideration issued upon the surrender for exchange of Company Shares and associated Company Rights in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares and associated Company Rights, and no further registration of transfers shall be made. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged for the Per Share Consideration as provided in this Article IV.

        4.5    Lost, Stolen or Destroyed Certificates.    In the event any Certificates evidencing Company Shares and associated Company Rights shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Consideration with respect thereto, and any dividends or other distributions to which the holders thereof are entitled; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE V
Representations and Warranties

        5.1    Representations and Warranties of Parent and Merger Sub.    Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct, except to the extent (i) set forth on the disclosure schedule delivered contemporaneously with this Agreement by Parent to the Company (the "Parent Disclosure Schedule"), which statements shall be deemed to be representations and warranties as if made hereunder, or (ii) set forth in Parent's SEC Reports (as defined herein) filed as of the date hereof. The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.1, and the disclosure in any paragraph shall qualify any paragraph in this Section 5.1 and other paragraphs or sections to which it is reasonably apparent (from a plain reading of the disclosure) that such disclosure relates.

          (a)    Corporate Organization and Qualification.    Each of Parent and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is qualified and in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to be so qualified or in good standing as a foreign entity could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries have all requisite power and authority (corporate or otherwise) to own their respective properties and to carry on their respective businesses as they are now being conducted. Set forth in Section 5.1(a) of the Parent Disclosure Schedule is a listing of each of the Subsidiaries of the Parent and the jurisdiction of formation of each such subsidiary. Each of Parent and Merger Sub has heretofore delivered or made available to the Company complete and correct copies of its charter documents and bylaws, each as amended to date.

          (b)    Operations of Merger Sub.    Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (c)    Capitalization.

              (i)  The authorized capital stock of Parent consists of (i) 2,500,000,000 shares of Parent Common Stock, of which 462,667,911 shares were issued and outstanding on April 3, 2002, (ii) 100,000,000 shares of Class C common stock, par value $0.001 per share, none of which were issued and outstanding on the date hereof, and (iii) 50,000,000 shares of preferred stock, par value $0.001 per share, 500,000 shares of which have been designated Series A Junior Participating Preferred Stock for issuance in connection with Parents Shareholders Rights Plan, as amended. No shares of preferred stock are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent are owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all

    Encumbrances of any nature. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 1,000 shares of which are issued and outstanding and held by Parent.

              (ii)  The Parent has no outstanding stock appreciation rights, phantom stock or similar rights. As of the date of this Agreement, except for (A) the Parent Rights and (B) options to purchase 62,712,899 Parent Shares issued pursuant to the Parent's 1999 Option Plan, options to purchase 26,914,142 Parent Shares issued pursuant to the Parent's 2001 Option Plan and 1,342,613 Parent Shares reserved for issuance pursuant to the Parent's 2000 Employee Stock Purchase Plan ("Parent ESPP" and collectively with the Parent's 1999 Stock Option and 2001 Stock Option Plans the "Parent Option Plans"), there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Parent or any of its Subsidiaries is a party to, or may be bound by, allowing it or requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Parent or any of its Subsidiaries (the "Parent Equivalents"). Set forth in Section 5.1(c)(ii) of the Parent Disclosure Schedule is a list, as of the date hereof, of the outstanding Parent Equivalents, the name of the holder of such Parent Equivalents and the plan or agreement pursuant to which such Parent Equivalent is outstanding. Pursuant to the Parent Option Plans and the Parent Equivalents, Parent has reserved for issuance a sufficient number of Parent Common Stock for delivery upon exercise of the Parent Options or Parent Equivalents and all of the Parent Common Stock to be issued upon exercise of the Parent Options have been registered under the Securities Act pursuant to a registration statement on Form S-8 which registration statement has been declared and remains effective. Since December 31, 2001, no Parent Options or Parent Equivalents have been accelerated or had their terms materially modified.

            (iii)  Except as contemplated by this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Parent is a party or to which it is bound relating to the voting of any shares of the capital stock of the Parent.

            (iv)  There are no existing rights with respect to the registration of Parent Common Stock under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), whose holders may request Parent register their shares of Parent Common Stock contemporaneously with the registration of Parent Shares issued pursuant to the transactions contemplated by this Agreement.

          (d)    Listings.    Parent's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange or quotation service, other than the NNM. Parent has not received any communications (whether written or oral) from the NASD that it does not meet the listing qualifications of the NNM.

          (e)    Authority Relative to this Agreement.    The Board of Directors of Merger Sub has approved this Agreement and declared it, the Merger and the transactions contemplated hereby advisable, and Merger Sub has duly and validly authorized this Agreement and the consummation by it of the transactions contemplated hereby and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Parent has approved this Agreement and declared it, the Merger and the transactions contemplated hereby and the related issuance of Parent Shares advisable, has duly and validly authorized this Agreement and the consummation by Parent of the transactions contemplated hereby and Parent has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and, upon adoption of this Agreement by the stockholders of Parent, to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement and the Merger by the stockholders of Parent in accordance with the DGCL and the rules of the NNM. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each entity in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (f)    Present Compliance with Obligations and Laws.    Neither Parent nor any of its Subsidiaries is: (i) in violation of its certificate of incorporation, bylaws or similar charter documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to (A) accelerate any indebtedness, (B) place an Encumbrance upon any of the material assets of Parent or any Subsidiary, (C) terminate any material right existing under any such obligation, agreement condition or debt instrument, or (D) seize or sell (through any means) any of the material assets of Parent or any of its Subsidiaries; (iii) in default under or breach of (with or without the passage of time or the giving of notice, or both) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) (other than laws relating to employment matters) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (g)    Consents and Approvals; No Violation.    Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation (or other similar charter documents) or bylaws (or other similar documents) of Parent or any of its Subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, in each case, by or on behalf of Parent or any of its Subsidiaries, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

  amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the NNM, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) as may be required by any applicable state securities laws, (E) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust or competition laws of any foreign country, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such registration, filing or notification, could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in Section 5.1(g)(ii) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby.

        (h)    Litigation.    There are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that individually or in the aggregate, (i) could reasonably be expected to have a Material Adverse Effect on Parent, or (ii) materially and adversely affects Parent's ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree which (A) has or may have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property (tangible or intangible) by Parent or any of its Subsidiaries, the conduct of the business by Parent or any of its Subsidiaries, or Parent's ability to perform its obligations under this Agreement or (B), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent. Section 5.1(h) of the Parent Disclosure Schedule lists each action, suit, claim, investigation or proceeding of which (i) Parent has Knowledge and (ii) is for an amount greater than $50,000.

          (i)    SEC Reports; Financial Statements.

              (i)  Except for documents related to the transactions contemplated hereby, Parent has filed all forms, reports and documents and all amendments thereto with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder in effect as of the time of such filing or amendment, all of which when filed complied as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act (collectively, the "Parent SEC Reports"), and all of which are available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

              (ii)  When filed with the SEC, the consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, "Parent Financial Statements") compiled as to form in all material respects with U.S. generally accepted accounting principles ("GAAP") and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout, or for, the periods stated therein (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount, type or effect.

            (iii)  Since December 31, 2001, there has not been any material change, by Parent or any of its Subsidiaries, in accounting principles, methods or policies, except as required by GAAP. There are no material amendments or modifications to agreements, documents or other instruments, which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed.

          (j)    No Liabilities.    Neither Parent nor any of its Subsidiaries has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, or contingent, and whether due or to become due or asserted or unasserted), and, to the Knowledge of Parent, there is no reasonable basis for the assertion of any claim with respect to any indebtedness, obligation or liability of any nature against the Parent or any of its Subsidiaries, except for indebtedness, obligations and liabilities (i) which are fully reflected in, adequately reserved against or otherwise described in the most recent Parent Financial Statements, (ii) which have been incurred after the most recent Parent Financial Statements in the ordinary course of business consistent with past practice, (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action), or (iv) except as otherwise required to be disclosed pursuant to (i)-(iii) above which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

          (k)    Absence of Certain Changes of Events.    Except for actions expressly contemplated by this Agreement since December 31, 2001, Parent and each Subsidiary has conducted its business only in the ordinary course and, since such date, there has not been (i) any Material Adverse Effect on Parent, (ii) any damage, destruction or loss of assets of the Parent or any of its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (iii) any material revaluation by Parent or any of its Subsidiaries of any of their respective assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable except in the ordinary course of business consistent with past practice; or (iv) any other action or event that would have required the consent of the Company pursuant to Section 6.2 had such action or event occurred after the date of this Agreement.

          (l)    Brokers and Finders.    Neither Parent nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          (m)    S-4 Registration Statement and Proxy Statement.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Company Stockholders Meeting and Parent Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its Subsidiaries, or any of their respective affiliates, officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, Parent shall promptly inform the Company so that such event may be so described and such amendment or supplement promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent, if necessary. The S-4 Registration Statement will (with respect to Parent (on a consolidated basis) and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act. The Proxy Statement will (with respect to Parent (on a consolidated basis) and Merger Sub) comply as to form with the requirements of the Exchange Act. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by, or related to, the Company or any of its affiliates or advisors, which is contained in any of the foregoing, documents.

          (n)    Taxes.

              (i)  Parent and each of its Subsidiaries have timely filed (after taking into account any extensions to file) all material federal, state, local and foreign Returns required by applicable Tax law to be filed by Parent and each of its Subsidiaries. All such Returns are true and correct in all material respects and have been completed in accordance with applicable law. All Taxes owed by Parent or any of its Subsidiaries have been paid other than Taxes that in an aggregate amount would not be material to (i) Parent and its Subsidiaries, taken as a whole or (ii) Parent's software business or management hosting business. Other than any reserve for deferred Taxes established to reflect timing differences between book and Tax treatment, Parent has made accruals for Taxes on the Parent Financial Statements that are adequate to cover any Tax liability of Parent and each of its Subsidiaries determined in accordance with GAAP through the date of the most recent Parent Financial Statements, other than accruals for Taxes in an aggregate amount that would not be material to (i) Parent and its Subsidiaries, taken as a whole or (ii) Parent's software business or management hosting business, and has not incurred any Tax liability since the date of the most recent Parent Financial Statements other than in the ordinary course of business. To Parent's Knowledge, there is no reasonable basis for the assertion of any claims for Taxes that if adversely determined would be material, either individually or in the aggregate, to (i) Parent and its Subsidiaries, taken as a whole, or (ii) Parent's software business or managed hosting business.

              (ii)  Parent and each of its Subsidiaries have withheld with respect to its employees, creditors, independent contractors, stockholders or other parties all Taxes required to be withheld and has timely paid over such Taxes to the appropriate Governmental Authority.

            (iii)  There is no Tax deficiency outstanding, assessed, or to Parent's Knowledge, proposed against Parent or any of its Subsidiaries other than Tax deficiencies (A) that are not material to (x) Parent and its Subsidiaries, taken as a whole and (y) Parent's software business and management hosting business or (B) with recent to which a reserve has been established in the Parent Financial Statement for the period ending December 31, 2001. Neither Parent nor any of its Subsidiaries has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect. There are no liens for Taxes on the assets of Parent or of any of its Subsidiaries other than with respect to Taxes not yet due and payable.

            (iv)  To Parent's Knowledge, no claim has ever been made by a Governmental Entity in a jurisdiction where any of Parent and its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

              (v)  No Tax audit or other examination of Parent or any of its Subsidiaries is presently in progress, nor has Parent or any of its Subsidiaries been notified either in writing or orally of any request for any such Tax audit or other examination.

            (vi)  Neither Parent nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Parent.

            (vii)  Neither Parent nor any of its Subsidiaries is a party to (A) any agreement with a party other than Parent or any of its Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Parent or any Subsidiary or (B) any Parent Significant Tax Agreement other than any Parent Significant Tax Agreement described in (A).

          (viii)  Except for the group of which Parent and its Subsidiaries are now presently members, neither the Parent nor any of its Subsidiaries has ever been a member of an "affiliated group" of corporations within the meaning of Section 1504 of the Code. None of Parent or any of its Subsidiaries has any liability for the Taxes of any person (other than the Parent or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. There is no excess loss account, deferred intercompany gain or loss, or intercompany items as such terms are defined in the regulations promulgated under the Code, that exist with respect to Parent or any of its Subsidiaries.

            (ix)  Neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership or, to Parent's Knowledge, any other arrangement or contract that could be treated as a partnership for federal income tax purposes.

              (x)  None of Parent or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

            (xi)  There are no outstanding rulings of, or requests for rulings with any Tax authority expressly addressed to Parent or its Subsidiaries that are, or if issued would be, binding on Parent or any of its Subsidiaries.

            (xii)  In the past five (5) years, none of Parent or its Subsidiaries has distributed a corporation in a transaction that is reported to qualify under Section 355 of the Code, or been distributed in a transaction that is reported to qualify under Section 355 of the Code.

          (o)    Employee Benefits.

              (i)  For purposes hereof, the term "Parent Scheduled Plans" means each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy or material fringe benefit, severance agreement or plan or any pension benefit plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan, tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, indemnification agreement, retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof currently maintained, sponsored, adopted or administered by Parent or any Subsidiary or any current or former Parent Plan Affiliate or to which Parent or any current or former Parent Plan Affiliate has made contributions to, obligated itself or has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) with respect thereto. A "Parent Plan Affiliate" is each entity that is, or has ever been, treated as a single employer with Parent pursuant to Section 4001 of ERISA or Section 414 of the Code. Parent has provided or made available to the Company or its counsel current copies of all employee manuals of Parent and its Subsidiaries that include personnel policies applicable to any of their respective employees.

              (ii)  Parent has made available to the Company or its counsel a complete and accurate copy of each written Parent Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the current summary plan description and summary of material modifications thereto with respect to each such plan and Form 5310. Section 5.1(o) of the Parent Disclosure Schedule contains a description of the material terms of any material unwritten Parent Scheduled Plan as currently in effect as of the date hereof.

            (iii)  To Parent's Knowledge as of the date hereof, each Parent Scheduled Plan (1) has been in material compliance in form and in operation with the material, applicable requirements of ERISA and the Code, and any other material legal requirements; and (2) has been and is operated and administered in compliance with its terms (except as otherwise required by law). Each Parent Scheduled Plan which is intended to be qualified under Section 401(a) of the Code has received, or has remaining a period of time to comply for a favorable determination letter or other recognition of exemption from the Internal Revenue Service on which Parent can rely.

            (iv)  With respect to each Parent Scheduled Plan, there are no claims or other proceedings pending or, to the Knowledge of Parent, threatened with respect to the assets thereof (other than routine claims for benefits).

              (v)  None of the Parent or any current or former Parent Plan Affiliate has at any time participated in, made contributions to or had any other liability, including contingent liability, with respect to any Parent Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

            (vi)  No Parent Scheduled Plan provides, or reflects or represents any liability to provide retiree health coverage to any person for any reason, except as may be required by COBRA or applicable state insurance laws, and neither Parent nor any Parent Plan Affiliate has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due to asserted or unasserted) to any current or former employee, or director (either individually or as a group) to provide retiree health coverage, except to the extent required by applicable continuation coverage statutes, laws or ordinances.

            (vii)  With respect to any Parent Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA, there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Parent or any Parent Plan Affiliate to a tax under Code Section 4976(a).

          (viii)  Other than by reason of actions taken following the Closing, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (1) entitle any current or former employee of Parent to a material amount of (i) severance pay, (ii) unemployment compensation or (iii) any other payment, (2) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee or (3) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

          (p)    Parent Intangible Property.

              (i)  Parent and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, sell or license, as applicable, all Proprietary Rights (excluding in each case Proprietary Rights in Commercial Software) used, sold, distributed or licensed in or as a part of the business of the Parent or its Subsidiaries as currently conducted (the "Parent Proprietary Rights").

              (ii)  Except for Commercial Software and Parent Embedded Products for which Parent has valid licenses which are adequate for the conduct of Parent's business as conducted as of the date hereof, Parent or one of its Subsidiaries either (1) is the sole and exclusive owner of the Parent Proprietary Rights (free and clear of any Encumbrances), and has sole and exclusive rights therein; or (2) has a valid, effective written license for the use and/or distribution of the material covered thereby in connection with the services and/or products in respect of which such Parent Proprietary Rights are currently being used including without limitation any licenses with other Subsidiaries that are necessary or appropriate therefor.

            (iii)  To Parent's Knowledge, Parent and its Subsidiaries have not infringed or otherwise violated any Proprietary Rights of any third Persons and none of the products or services marketed, developed or sold by Parent or its Subsidiaries infringes or otherwise violates any Proprietary Rights of any third Persons.

            (iv)  No actions, suits, claims, investigations or proceedings with respect to the Parent Proprietary Rights are pending or, to the Knowledge of the Parent, threatened by any Person (A) alleging that the manufacture, sale, licensing, distributing or use of any product or service of Parent or its Subsidiaries as now manufactured, sold, licensed, distributed or used by the Parent and its Subsidiaries infringes or otherwise violates any Proprietary Rights of any third Persons or (B) challenging the ownership by the Parent, validity or effectiveness of any such Parent Proprietary Rights.

              (v)  Parent has taken reasonable security measures to safeguard and maintain its rights in the trade secrets included in Parent Proprietary Rights. To Parent's Knowledge, Parent or any Subsidiary trade secrets and all copies of the source code to Parent Software are physically in the control of an escrow agent or Parent at Parent's facilities. All officers, employees, contractors and consultants of Parent or its Subsidiaries who have access to proprietary information have executed and delivered to Parent an agreement regarding the protection of proprietary information. All officers, employees, contractors and consultants of Parent or its Subsidiaries have executed and delivered to Parent an agreement regarding the assignment to or ownership by Parent of all Parent Proprietary Rights arising from the services performed for Parent by such Persons. To the Knowledge of Parent, no current or prior officers, employees or consultants of Parent claim, and Parent is not aware of any reasonable grounds to assert a claim to, any ownership interest in any Parent Proprietary Right as a result of any services performed for Parent or its Subsidiaries, including, but not limited to, involvement in the development of any property embodying any Parent Proprietary Rights, while employed by or consulting to Parent or otherwise.

            (vi)  All authors of the software, programs and applications included in Parent Proprietary Rights, other than Parent Embedded Products (the "Parent Software") and any other Person who participated in the development of Parent Software or any portion thereof (such authors and other persons or entities are collectively referred to as the "Parent Software Authors") made his or her contribution to Parent Software (a) within the scope of employment with Parent or any Subsidiary, as a "work made for hire", or (b) as a consultant who assigned all rights to such Parent Software to Parent or any Subsidiary.

            (vii)  For the purpose of this Section 5.1(p), the following terms have the following definitions: (A) the term "Commercial Software" means packaged commercially available software programs generally available to the public which have been licensed to Parent or a Subsidiary pursuant to end-user licenses that permit the use of such programs without a right to modify, distribute or sublicense the same; (B) the term "Parent Embedded Products" means third-party software incorporated in any existing product or service of Parent or a Subsidiary; and (C) the term "Proprietary Rights" means (1) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), patent disclosures and rights in inventions (whether patentable or unpatentable), (2) trademarks, service marks, trade dress, trade names, rights in Internet domain names and corporate names, registrations and applications for registration thereof, and all goodwill symbolized by and associated therewith, (3) copyrights and registrations and applications for registration thereof, (4) rights in computer software, data and documentation (in both source code and object code form) (including Parent Embedded Products), (5) rights in trade secrets and other confidential and proprietary information, catalogs, product designs, specifications, business plans, processes, formulae, methods, schematics, know-how, sales data, marketing data, lists of customers, suppliers and potential customers and suppliers and copyrightable works, (6) other confidential and proprietary intellectual property rights, and (7) all renewals, extensions, revivals and resuscitations thereof.

          (q)    Agreements, Contracts and Commitments; Material Contracts.

              (i)  Neither Parent nor any of its Subsidiaries is a party to or is bound by:

              (1)  any contract relating to the borrowing of money or the guaranty of another Person's borrowing of money other than (A) indebtedness arising in connection with trade payables incurred in the ordinary course of business consistent with past practice or (B) as reflected on the most recent Parent Financial Statements;

              (2)  any purchase requirement contract or other similar agreement with obligations due on or before September 30, 2002, which obligations, individually, are greater than or equal to $1,000,000.

              (3)  any contract for capital expenditures in excess of $1,000,000;

              (4)  any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets not in the ordinary course of business;

              (5)  any agreement of indemnification or guaranty by the Parent or any of its Subsidiaries (excluding those agreements required to be disclosed pursuant to (1) above) other than indemnification agreements between Parent or any of its Subsidiaries and any of its officers or directors in standard forms previously provided to the Company or its counsel;

              (6)  any agreement, contract or commitment containing any covenant limiting the freedom of the Parent or any of its Subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights or materially limiting Parent's use or exploitation of the Parent Proprietary Rights;

              (7)  any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

              (8)  any joint venture, partnership, and other contract involving a sharing of profits or losses by the Parent or any of its Subsidiaries with any other Person.

              (ii)  A true, accurate and complete copy (including all material amendments thereto) of each agreement, contract, obligation, promise or undertaking set forth in Section 5.1(q) of the Parent Disclosure Schedule and to which the Parent or any Subsidiary is a party or by which Parent or any Subsidiary or their respective assets is or may become bound (a "Parent Contract"), or a summary of each oral contract, has been made available to the Company or its counsel. Each Parent Contract is in full force and effect as to Parent or any Subsidiary and to Parent's or Subsidiaries' Knowledge as to the other contracting parties. No condition exists or event has occurred that, (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by Parent or a Subsidiary of Parent or, to the Knowledge of Parent, any other party thereto under, or result in a right to terminate, any Parent Contract, except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Parent.

          (r)    Unlawful Payments and Contributions.    To the Knowledge of Parent, neither Parent, any Subsidiary of Parent nor any of their respective directors, officers, employees or agents has, with respect to the businesses of Parent or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

          (s)    Environmental Matters.    (i) Parent and its Subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary of the Parent alleging the violation of any Environmental Law and neither the Parent nor any Subsidiary of the Parent has received written notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in a Material Adverse Effect on the Parent; (iii) to the Knowledge of Parent, there are no facts or circumstances which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect on Parent; (iv) neither the Parent nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material in a manner which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Parent; (v) except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Parent or any Subsidiary to material liability, to the Knowledge of the Parent, no Hazardous Materials are present on, in, at or under any real property currently owned or leased by the Parent or any of its Subsidiaries or were present on, in, at or under any other real property at the time it ceased to be owned or leased by the Parent or any of its Subsidiaries (including without limitation, containment by means of any underground or aboveground storage tank); (vi) except as set forth in section 5.1(s) of the Parent Disclosure Schedule, to the Knowledge of Parent, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned or leased by the Parent or any of its Subsidiaries or as a consequence of the acts of the Parents, its Subsidiaries, or their agents. For the purpose of this Section 5.1(s) the following terms have the following definitions: (X) "Environmental Laws" means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety as amended to date; and (Y) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products, other than substances contained in janitorial supplies or office products.

          (t)    Title to Properties; Liens; Condition of Properties.    Parent and its Subsidiaries have good title to, or a valid leasehold interest in, the real and personal property, shown on the most recent Parent Financial Statements or acquired after the date thereof. None of the property owned, leased or used by Parent or any of its Subsidiaries is subject to any mortgage, pledge, deed of trust, lien, conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind (other than any of the foregoing with respect to (i) taxes not yet due and payable, (ii) matters which do not materially and adversely affect the use, value or operation of such property, and (iii) liens or encumbrances against any landlord's or owner's interest in any leased property). Since December 31, 2001, there has not been any sale, lease, or any other disposition or distribution by Parent or any of its Subsidiaries of any of its assets or properties material to Parent and its Subsidiaries, taken as a whole, except transactions in the ordinary course of business consistent with past practices.

          (u)    Insurance.    All insurance policies (including "self-insurance" programs) now maintained by Parent or any Subsidiary (the "Parent Insurance Policies") are in full force and effect as to Parent or its Subsidiaries, neither Parent nor any Subsidiary is in default under any of the Parent Insurance Policies, and no claim for coverage under any of the Parent Insurance Policies has been denied. Parent has not received any written notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of Parent, is there any reasonable basis for any such action.

          (v)    Labor and Employee Relations.

              (i)  None of the employees of Parent or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; neither Parent nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has Parent or any of its Subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and to the Knowledge of Parent, there is no active or current union organization activity involving the employees of Parent or any Subsidiary, nor has there ever been union representation involving employees of Parent or any of its Subsidiaries.

              (ii)  Parent and each Subsidiary have made available to the Company or its counsel a description of all written employment policies under which the Parent or any of its Subsidiaries currently operates.

            (iii)  To Parent's Knowledge, Parent and each of its Subsidiaries is in compliance with all Federal, foreign (as applicable), state, or other applicable laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

            (iv)  To the Knowledge of Parent, no employee who is one of the twenty (20) most highly compensated employees of Parent and its Subsidiaries, including base salary but excluding commissions and bonuses based on 2001 base salary, has any plans to terminate his or her employment with Parent or any of its Subsidiaries.

          (w)    Transactions with Affiliates.    Since the date of Parent's last proxy statement to its stockholders filed pursuant to Section 14 of the Exchange Act (and the rules and regulations thereunder) for the sole purpose of convening Parent's annual meeting of stockholders, no event or transaction has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

          (x)    Permits.    Parent and each of its Subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises that are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be immediately after the Effective Time, valid and in full force and effect, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any written notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (y)    Investment Company Act.    Neither Parent nor any of its Subsidiaries (when taken together as a whole) has been or currently is an "investment company" within the meaning of that term as used in the Investment Company Act of 1940, as amended.

          (z)    Board Recommendation.    The Board of Directors of Parent, at a meeting duly called and held on April 4, 2002, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of Parent and the stockholders of Parent and declared the Merger to be advisable; (ii) approved this Agreement; and (iii) resolved to recommend that the stockholders of Parent approve the issuance of Parent Shares in connection with the Merger and the transactions contemplated hereby.

          (aa)    Tax Treatment.    Neither Parent nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

          (bb)    Opinion of Parent Financial Advisor.    Parent has received the opinion of US Bancorp Piper Jaffray, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid in the Merger by Parent is fair to Parent from a financial point of view, a signed copy of which opinion has been delivered to the Company, and such opinion has not been amended, modified or revoked in a manner adverse to the Company. Parent has been authorized by US Bancorp Piper Jaffray to permit the inclusion of such fairness opinion (and, subject to prior review and consent by US Bancorp Piper Jaffray, a reference thereto) in the Proxy Statement.

          (cc)    Parent Rights Agreement.    Parent has made available to Company or its counsel a complete and correct copy of the Parent Rights Agreement, including all exhibits and amendments thereto. Parent has taken, and as soon as practicable after the date hereof, Parent will use commercial reasonable efforts to cause the Parent Rights Agent to take, all actions reasonably necessary or appropriate to amend the Rights Agreement to ensure that the execution of this Agreement, the Merger and the other transactions contemplated in this Agreement will not cause (i) Company or any of its Affiliates to be considered an Acquiring Person (as defined in the Parent Rights Agreement), (ii) the occurrence of the Distribution Date or Stock Acquisition Date (each as defined in the Parent Rights Agreement) or (iii) the separation of the Parent Rights from the underlying Parent Shares, and will not give the holders thereof the right to acquire securities of any party thereto.

          (dd)    Change of Control.    No change-of-control or other similar provision of any agreement to which Parent or any Subsidiary is a party (i) has been triggered by prior issuances of Parent Common Stock or (ii) will be triggered by the transactions contemplated by this Agreement.

          (ee)    Future Operations.    The operation of the business of Parent or any of its Subsidiaries (individually or taken as a whole) as currently conducted or as proposed to be conducted do not and will not violate the Consulting and Non-Compete Agreements by and between Computer Associates and (i) Andrew Filipkowski, (ii) Michael Cullinane or (iii) Paul Humanansky.

          (ff)    WARN Obligation.    All reductions in force performed by the Parent or any Subsidiary (individually or taken as a whole) have been in compliance with the Worker Adjustment Retraining and Notification Act.

        5.2    Representations and Warranties of the Company.    The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct, except to the extent (i) set forth on the disclosure schedule delivered contemporaneously with this Agreement by Parent to the Company (the "Company Disclosure

Schedule"), which statements shall be deemed to be representations and warranties as if made hereunder, or (ii) set forth in Company's SEC Reports (as defined herein) filed as of the date hereof. The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.2, and the disclosure in any paragraph shall qualify any paragraph in this Section 5.2 and other paragraphs or sections to which it is reasonably apparent (from a plain reading of the disclosure) that such disclosure relates.

          (a)    Corporate Organization and Qualification.    Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to be so qualified or in good standing as a foreign corporation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. Set forth in Section 5.2(a) of the Company Disclosure Schedule is a listing of each of the Subsidiaries of the Company, the jurisdiction of formation of each such subsidiary, and a listing of the foreign jurisdictions in which each such Subsidiary is qualified. The Company has heretofore delivered or made available to Parent complete and correct copies of its certificate of incorporation and bylaws and the charter documents of its Subsidiaries, each as amended as of the date hereof.

          (b)    Capitalization.

              (i)  The authorized capital stock of the Company consists of (A) 200,000,000 shares of common stock, par value $0.001 per share, of which 48,997,092 shares were issued and outstanding on April 2, 2002, and (B) 5,000,000 shares of preferred stock, par value $0.001 per share, 1,000,000 of which have been designated Series A Participating Preferred Stock for issuance in connection with the Company Rights. No shares of preferred stock are issued and outstanding on the date hereof. All of the outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all Encumbrances of any nature.

              (ii)  The Company has no outstanding stock appreciation rights, phantom stock or similar rights. As of the date of this Agreement, except for (A) the Company Rights and (B) options to purchase 316,792 Company Shares issued pursuant to the Company's 1996 Option Plan, options to purchase 7,196,116 Company Shares issued pursuant to the Company's 1999 Option Plan and 254,900 Company Shares reserved for issuance pursuant to the Company's 1999 Employee Stock Purchase Plan ("Company ESPP" and collectively with the Company's 1996 Stock Option and 1999 Stock Option Plan the "Company Option Plans"), there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, allowing it or requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries (the "Company Equivalents"). Set forth in Section 5.2(b)(ii) of the Company Disclosure Schedule is a list, as of April 1, 2002, of the outstanding Company Options, the name of the holder of such option, the plan or agreement pursuant to which such option was issued, the exercise price of such option, the number of shares as to which such option will have vested at such date and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any, and any adjustments to such options resulting from the consummation of the transactions contemplated by this Agreement. Pursuant to the Company Option Plans and the Company Equivalents, the Company has reserved for issuance a sufficient number of Company Shares for delivery upon exercise of the Company Options or Company Equivalents and all of the Company Shares to be issued upon exercise of the Company Options have been registered under the Securities Act pursuant to a registration statement on Form S-8, which registration statement has been declared and remains effective. Since December 31, 2001, no Company Options or Company Equivalents have been issued (except as to Company Options issued in the ordinary course of business), accelerated or had their terms materially modified.

            (iii)  Except as contemplated by this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company.

            (iv)  There are no existing rights with respect to the registration of Company Shares under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights.

          (c)    Listings.    The Company's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange or quotation service, other than the NNM.

          (d)    Authority Relative to this Agreement.    The Board of Directors of the Company has approved this Agreement and declared the Merger and the transactions contemplated hereby advisable, and the Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and, upon adoption of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (e)    Present Compliance with Obligations and Laws.    Neither the Company nor any of its Subsidiaries is: (i) in violation of its certificate of incorporation, or bylaws or similar charter documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to (A) accelerate any indebtedness, (B) place an Encumbrance upon any of the material assets of the Company or any Subsidiary, (C) terminate any material right existing under any such obligation, agreement condition or debt instrument, or (D) seize or sell (through any means) any of the material assets of the Company or any of its Subsidiaries ; (iii) in default under or breach of (with or without the passage of time or the giving of notice, or both) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) (other than laws related to employment matters) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (f)    Consents and Approvals; No Violation.    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws of the Company or any of its Subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, in each case, by or on behalf of the Company or any of its Subsidiaries, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act, the Exchange Act and the NNM, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities laws, (E) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust or competition laws of any foreign country or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such registration, filing or notification, could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company, or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in Section 5.2(f)(ii) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

          (g)    Litigation.    There are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, (i) could reasonably be expected to have a Material Adverse Effect on the Company, or (ii) materially and adversely affect the Company's ability to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree which (A) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of the business by the Company or any of its Subsidiaries, or Company's ability to perform its obligations under this Agreement or (B), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. Section 5.2(g) of the Company Disclosure Schedule lists each action, suit, claim, investigation or proceeding of which (i) the Company has Knowledge and (ii) is for an amount greater than $50,000.

            (h)  SEC Reports; Financial Statements.

              (i)  Except for documents related to the transactions contemplated hereby, the Company has filed all forms, reports and documents and all amendments thereto with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder in effect as of the time of such filing or amendment, all of which when filed complied as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act (collectively, the "Company SEC Reports") and all of which are available through EDGAR. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

              (ii)  When filed with the SEC, the consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flow (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") complied as to form in all material respects with GAAP and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout, or for, the periods set forth therein (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and presented fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flow for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, type or effect.

            (iii)  Since December 31, 2001, there has not been any material change, by the Company or any of its Subsidiaries in accounting principles, methods or policies, except as required by GAAP. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed.

          (i)    No Liabilities.    Neither the Company nor any of its Subsidiaries has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, or contingent, and whether due or to become due or asserted or unasserted), and, to the Knowledge of the Company, there is no reasonable basis for the assertion of any claim with respect to any indebtedness, obligation or liability of any nature against the Company or any of its Subsidiaries, except for indebtedness, obligations and liabilities (i) which are fully reflected in, adequately reserved against or otherwise described in the most recent Company Financial Statements, (ii) which have been incurred after the most recent Company Financial Statements in the ordinary course of business consistent with past practice, (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action) or (iv) except as otherwise required to be disclosed pursuant to (i)-(iii) above which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

          (j)    Absence of Certain Changes of Events.    Except for actions expressly contemplated by this Agreement, since December 31, 2001, the Company and each Subsidiary has conducted its business only in the ordinary course and, since such date, there has not been (i) any Material Adverse Effect on the Company; (ii) any damage, destruction or loss of assets of the Company or any of its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) any material revaluation by the Company or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or (iv) or other action or event that would have required the consent of Parent pursuant to Section 6.1 had such action or event occurred after the date of this Agreement.

          (k)    Brokers and Finders.    Except for the fees and expenses payable to Robertson Stephens, Inc., which fees and expenses are determined pursuant to its agreement with the Company, dated December 7, 2001, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          (l)    S-4 Registration Statement and Proxy Statement.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Company Stockholders Meeting and Parent Stockholders Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its Subsidiaries, or any of their respective affiliates, officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly inform Parent, so that such event may be so described and such amendment or supplement promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent, if necessary. The Proxy Statement will (with respect to the Company and its Subsidiaries) comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by, or related to, Parent or Merger Sub or any of their affiliates or advisors which is contained in any of the foregoing documents.

          (m)    Taxes.

              (i)  The Company and each of its Subsidiaries have timely filed (after taking into account any extensions to file) all material federal, state, local and foreign Returns required by applicable Tax law to be filed by the Company and each of its Subsidiaries. All such Returns are true and correct in all material respects and have been completed in accordance with applicable law. All Taxes owed by the Company or any of its Subsidiaries have been paid other than Taxes in an aggregate amount that would not be material to Company and its Subsidiaries, taken as a whole. Other than any reserve for deferred Taxes established to reflect timing differences between book and Tax treatment, the Company has made accruals for Taxes on the Company Financial Statements which are adequate to cover any Tax liability of the Company and each of its Subsidiaries determined in accordance with GAAP through the date of the most recent of Company Financial Statements other than accruals for Taxes in an aggregate amount that would not be material to Company and its Subsidiaries, taken as a whole, and has not incurred any Tax liability since the date of the most recent Company Financial Statements other than in the ordinary course of business. To the Company's Knowledge, there is no reasonable basis for the assertion of any claims for Taxes that if adversely determined would be material, either individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

              (ii)  The Company and each of its Subsidiaries have withheld with respect to its employees, creditors, independent contractors, stockholders or other parties all Taxes required to be withheld and has timely paid over such Taxes to the appropriate Governmental Authority.

            (iii)  There is no Tax deficiency outstanding, assessed, or to the Company's Knowledge, proposed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect. There are no liens for Taxes on the assets of Company or of any of its Subsidiaries other than with respect to Taxes not yet due and payable.

            (iv)  To the Company's Knowledge, no claim has ever been made by a Governmental Entity in a jurisdiction where any of the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

              (v)  No Tax audit or other examination of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified either in writing or orally of any request for any such Tax audit or other examination.

            (vi)  Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

            (vii)  Neither the Company nor any of its Subsidiaries is a party to (A) any agreement with a party other than the Company or any of its Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any Subsidiary or (B) any Company Significant Tax Agreement other than any Company Significant Tax Agreement described in (A).

          (viii)  Except for the group of which the Company and its Subsidiaries are now presently members, neither the Company nor any of its Subsidiaries has ever been a member of an "affiliated group" of corporations within the meaning of Section 1504 of the Code. None of the Company or any of its Subsidiaries has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulationss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. There is no excess loss account, deferred intercompany gain or loss, or intercompany items as such terms are defined in the regulations promulgated under the Code, that exist with respect to the Company or any of its Subsidiaries.

            (ix)  Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or, to the Company's Knowledge, any other arrangement or contract, that could be treated as a partnership for federal income tax purposes.

              (x)  None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

            (xi)  There is no contract, agreement, plan or arrangement covering any individual or entity treated as an individual included in the business or assets of the Company or its Subsidiaries that, individually or collectively, could give rise to the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, by the Company, a Subsidiary, Merger Sub or Parent or any payment that would not be deductible by reason of Section 162(m) of the Code or similar provisions of Tax law.

            (xii)  Neither the Company nor any of its Subsidiaries is currently or has at any time been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. None of the Company or any of its Subsidiaries has or has ever had a permanent establishment in a foreign country.

          (xiii)  There are no outstanding rulings of, or requests for rulings with any Tax authority expressly addressed to the Company or its Subsidiaries that are, or if issued would be, binding on the Company or any of its Subsidiaries.

          (xiv)  In the past five (5) years, none of the Company or its Subsidiaries has distributed a corporation in a transaction that is reported to qualify under Section 355 of the Code, or been distributed in a transaction that is reported to qualify under Section 355 of the Code.

          (n)    Employee Benefits.

              (i)  For purposes hereof, the term "Company Scheduled Plans" means each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy or material fringe benefit, severance agreement or plan or any pension benefit plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan, tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of control agreement, employment agreement, indemnification agreement, retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof currently maintained, sponsored, adopted or administered by the Company or any Subsidiary or any current or former Company Plan Affiliate or to which the Company or any current or former Parent Plan Affiliate has made contributions to, obligated itself or has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) with respect thereto. A "Company Plan Affiliate" is each entity that is, or has ever been, treated as a single employer with the Company pursuant to Section 4001 of ERISA or Section 414 of the Code. The Company has provided or made available to Parent or its counsel current copies of all employee manuals of the Company and its Subsidiaries that include personnel policies applicable to any of their respective employees.

              (ii)  The Company has made available to Parent or its counsel a complete and accurate copy of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the current summary plan description and summary of material modifications thereto with respect to each such plan and Form 5310. Section 5.2(m) of the Company Disclosure Schedule contains a description of the material terms of any material unwritten Company Scheduled Plan as currently in effect as of the date hereof.

            (iii)  To the Company's Knowledge, as of the date hereof, each Company Scheduled Plan (1) has been in material compliance in form and in operation with the material, applicable requirements of ERISA and the Code, and any other material legal requirements; and (2) has been and is operated and administered in compliance with its terms (except as otherwise required by law). Each Company Scheduled Plan which is intended to be qualified under Section 401(a) of the Code has received, or has remaining a period of time to apply for, a favorable determination letter or other recognition of exemption from the Internal Revenue Service on which the Company can rely.

            (iv)  With respect to each Company Scheduled Plan, there are no claims or other proceedings pending or, to the Knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits).

              (v)  To the Company's Knowledge, each Company Scheduled Plan (other than any stock option plan) may be amended, terminated, modified or otherwise revised by the Company or Parent, on and after the Closing, without further liability to the Company or Parent (other than ordinary administrative expenses or routine claims for benefit plans).

            (vi)  None of the Company or any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability, including contingent liability, with respect to any Company Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

            (vii)  No Company Scheduled Plan provides, or reflects or represents any liability to provide retiree health coverage to any person for any reason, except as may be required by COBRA or applicable state insurance laws, and neither the Company nor any Company Plan Affiliate has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due to asserted or unasserted) to any current or former employee, or director (either individually or as a group) to provide retiree health coverage, except to the extent required by applicable continuation coverage statutes, laws or ordinances.

          (viii)  With respect to any Company Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA, there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or any Company Plan Affiliate to a tax under Code Section 4976(a).

            (ix)  Other than by reason of actions taken following the Closing, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (1) entitle any current or former employee of the Company to a material amount of (i) severance pay, (ii) unemployment compensation or (iii) any other payment, (2) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee or (3) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

              (x)  The Company has not entered into any contract, agreement or arrangement covering any employee that gives rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

          (o)    Company Intangible Property.

              (i)  The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, sell or license, as applicable, all Proprietary Rights (excluding in each case Proprietary Rights in Commercial Software) used, sold, distributed or licensed in or as a part of the business of the Company or its Subsidiaries as currently conducted (the "Company Proprietary Rights"). The Company has licenses for all copies of Commercial Software used in its business and the Company does not have any obligation to pay fees, royalties or other amounts pursuant to any such license at any time, and the Company is not in material breach of its obligation to do so as of the date hereof.

              (ii)  Except for Commercial Software and Company Embedded Products for which the Company has valid licenses which are adequate for the conduct of the Company's business as conducted as of the date hereof, the Company or one of its Subsidiaries either (1) is the sole and exclusive owner of the Company Proprietary Rights (free and clear of any Encumbrances), and has sole and exclusive rights therein; or (2) has a valid, effective written license for the use and/or distribution of the material covered thereby in connection with the services and/or products in respect of which such Company Proprietary Rights are currently being used. The Company is not contractually obligated to pay any royalties, fees or other amounts at any time to any third Person with respect to the use or distribution of any Company Proprietary Rights and the Company is not in material breach of its obligation to do so as of the date hereof. To Company's Knowledge, all current registrations of Company Proprietary Rights are in compliance, in all material respects, with formal legal requirements (including, but not limited to, the payment of filing, examination and maintenance fees) as of the date hereof and have not been and are not now involved in any interference or opposition preceding. To Company's Knowledge as of the date hereof, all products made, used, or sold under any patents included as Company Proprietary Rights have been marked with the proper patent notice.

            (iii)  To the Company's Knowledge, the Company and its Subsidiaries have not infringed or otherwise violated any Proprietary Rights of any third Persons and none of the products or services marketed or sold by Company or its Subsidiaries as of the date hereof infringes or otherwise violates any Proprietary Rights of any third Persons.

            (iv)  No actions, suits, claims, investigations or proceedings with respect to the Company Proprietary Rights are pending or, to the Knowledge of the Company, threatened by any Person, (A) alleging that the manufacture, sale, licensing, distributing or use of any product or service or any portion thereof of the Company or its Subsidiaries as manufactured, sold, licensed, distributed or used by the Company and its Subsidiaries infringes or otherwise violates any Proprietary Rights of any third Persons or (B) challenging the ownership by the Company, validity or effectiveness of any such Company Proprietary Rights.

              (v)  The Company has taken reasonable security measures to safeguard and maintain its rights in the trade secrets included in the Company Proprietary Rights. To the Company's Knowledge, the Company or any Subsidiary trade secrets and all copies of the source code to Company Software are physically in the control of an escrow agent or the Company at the Company's facilities. All officers, employees, contractors and consultants of the Company or its Subsidiaries who have access to proprietary information have executed and delivered to the Company an agreement regarding the protection of proprietary information. All officers, employees, contractors and consultants of the Company or its Subsidiaries have executed and delivered to the Company an agreement regarding the assignment to or ownership by the Company of all Company Proprietary Rights arising from the services performed for the Company by such Persons. To the Knowledge of the Company, no current or prior officers, employees or consultants of the Company claim, and the Company is not aware of any reasonable grounds to assert a claim to, any ownership interest in any Company Proprietary Right as a result of any services performed for the Company or its Subsidiaries including, but not limited to, involvement in the development of any property embodying any Company Proprietary Rights, while employed by or consulting to the Company or otherwise.

            (vi)  All authors of the software, programs and applications included in the Company Proprietary Rights, other than Company Embedded Products (the "Company Software") and any other Person who participated in the development of the Company Software or any portion thereof (such authors and other persons or entities are collectively referred to as the "Company Software Authors") made his or her contribution to the Company Software (a) within the scope of employment with the Company or any Subsidiary, as a "work made for hire", or (b) as a consultant who assigned all rights to such Company Software to the Company or any Subsidiary.

            (vii)  For the purpose of this Section 5.1(o), the following terms have the following definitions: (A) the term "Commercial Software" means packaged commercially available software programs generally available to the public which have been licensed to the Company or a Subsidiary pursuant to end-user licenses that permit the use of such programs without a right to modify, distribute or sublicense the same; (B) the term "Company Embedded Products" means third party software incorporated in any existing product or service of the Company or a Subsidiary ; and (C) the term "Proprietary Rights" means (1) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), patent disclosures and rights in inventions (whether patentable or unpatentable), (2) trademarks, service marks, trade dress, trade names, rights in Internet domain names and corporate names, registrations and applications for registration thereof, and all goodwill symbolized by and associated therewith, (3) copyrights and registrations and applications for registration thereof, (4) rights in computer software, data and documentation (in both source code and object code form) (including Company Embedded Products), (5) rights in trade secrets and other confidential and proprietary information, catalogs, product designs, specifications, business plans, processes, formulae, methods, schematics, know-how, sales data, marketing data, lists of customers, suppliers and potential customers and suppliers and copyrightable works, (6) other confidential and proprietary intellectual property rights, and (7) all renewals, extensions, revivals and resuscitations thereof.

          (p)    Agreements, Contracts and Commitments; Material Contracts.

              (i)  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by:

                (1)  any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Company or any of its Subsidiaries and with outstanding obligations in excess of $5,000,000;

                (2)  any employment or consulting contract or commitment with any executive officer or member of the Company's Board of Directors or any other employee who is one of the five (5) most highly compensated employees, including base salary but excluding commissions and bonuses, based on 2001 base salary (the "Company Key Employees"), other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without material liability, financial obligation or benefits, except as generally available to employees of the Company, except to the extent general principles of wrongful termination law may limit the Company's or any of its Subsidiaries' ability to terminate employees at will;

                (3)  any agreement of indemnification or guaranty by the Company or any of its Subsidiaries (excluding those agreements required to be disclosed pursuant to (1) above) other than indemnification agreements between the Company or any of its Subsidiaries and any of its officers or directors in standard forms;

                (4)  any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights or materially limiting the Company's use or exploitation of the Company Proprietary Rights;

                (5)  any contract for capital expenditures in excess of $500,000;

                (6)  any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets material to the operation of the business as currently conducted;

                (7)  excluding any arrangements or other contract or commitment for the payment of royalties by the Company or its Subsidiaries, any arrangement or other contract or commitment involving a sharing of profits or losses by the Company or any of its Subsidiaries with any other Person;

                (8)  any agreement, contract or commitment for the purchase of any ownership interest in any corporation or other business enterprise;

                (9)  any material joint marketing or distribution or development agreement or other material contract of the Company or any of its Subsidiaries; or

              (10)  any lease, sublease, rental agreement, contract of sale, tenancy or license related to any real property.

              (ii)  A true, accurate and complete copy (including all material amendments thereto) of each agreement, contract, obligation, promise or undertaking set forth on Schedule 5.2(p) of the Company Disclosure Schedule and to which the Company or any Subsidiary is a party or by which the Company, any of its Subsidiaries or its assets is or may become bound (a "Company Contract"), or a summary of each oral contract, has been made available to Parent or its counsel. Each Company Contract is in full force and effect as to the Company or any Subsidiary, and to the Company's Knowledge as to the other contracting parties. No condition exists or event has occurred that, (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto under, or result in a right to terminate, any Company Contract, except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company.

          (q)    Unlawful Payments and Contributions.    To the Knowledge of the Company, neither the Company, any Subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign

  Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

          (r)    Environmental Matters.    (i) the Company and its Subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor any Subsidiary of the Company has received written notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in a Material Adverse Effect on the Company; (iii) to the Knowledge of the Company, there are no facts or circumstances which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material in a manner which, individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Company; (v) except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any Subsidiary to material liability, to the knowledge of the Company and any of its Subsidiaries, no Hazardous Materials are present on, in, at or under any real property currently owned or leased by the Company or any of its Subsidiaries or were present on, in, at or under any other real property at the time it ceased to be owned or leased by the Company or any of its Subsidiaries (including without limitation, containment by means of any underground or aboveground storage tank); (vi) except as set forth in section 5.2(r) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned or leased by the Company or any of its Subsidiaries or as a consequence of the acts of the Company, its Subsidiaries, or their agents. For the purpose of this Section 5.2(r), the following terms have the following definitions: (X) "Environmental Laws" means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety as amended to date; and (Y) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products, other than substances contained in janitorial supplies or office products.

          (s)    Title to Properties; Liens; Condition of Properties.    The Company and its Subsidiaries have good title to, or a valid leasehold interest in, the real and personal property, shown on the most recent Company Financial Statements or acquired after the date thereof. None of the property owned, leased or used by the Company or any of its Subsidiaries is subject to any mortgage, pledge, deed of trust, lien, conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind (other than any of the foregoing with respect to (i) taxes not yet due and payable,

  (ii) matters which do not materially and adversely affect the use, value or operation of such property, and (iii) liens or encumbrances against any landlord's or owner's interest in any leased property). Since December 31, 2001, there has not been any sale, lease, or any other disposition or distribution by the Company or any of its Subsidiaries of any of its assets or properties material to the Company and its Subsidiaries, taken as a whole, except transactions in the ordinary course of business, consistent with past practices.

          (t)    Insurance.    All insurance policies (including "self-insurance" programs) now maintained by the Company or any of its Subsidiaries (the "Company Insurance Policies") are in full force and effect as to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries is in default under any of the Company Insurance Policies, and no claim for coverage under any of the Company Insurance Policies has been denied. The Company has not received any written notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of the Company or any of its Subsidiaries, is there any reasonable basis for any such action.

          (u)    Labor and Employee Relations.

              (i)  None of the employees of the Company or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its Subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and to the Knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its Subsidiaries, nor has there ever been union representation involving employees of the Company or any of its Subsidiaries.

              (ii)  The Company and each of its Subsidiaries have made available to Parent or its counsel a description of all written employment policies under which the Company or any of its Subsidiaries currently operates.

            (iii)  To the Company's Knowledge, the Company and each of its Subsidiaries is in compliance with all Federal, foreign (as applicable), and state or other applicable laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

            (iv)  To the Knowledge of the Company, none of the Company Key Employees has any plans to terminate his or her employment with the Company or any of its Subsidiaries.

          (v)    Permits.    The Company and each of its Subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises that are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse

  Effect on the Company or any of its Subsidiaries. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be immediately after the Effective Time, valid and in full force and effect, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Corporation. Neither the Company nor any of its Subsidiaries has received any written notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Corporation.

          (w)    Transactions with Affiliates.    Since the date of Company's last proxy statement to its stockholders filed pursuant to Section 14 of the Exchange Act (and the rules and regulations thereunder) for the sole purpose of convening the Company's annual meeting of stockholders, no event or transaction has occurred that would be required to be reported by the Company, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

          (x)    Board Recommendation.    The Board of Directors of the Company, at a meeting duly called and held on April 4, 2002, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company and declared the Merger to be advisable; (ii) approved this Agreement; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement, the Merger and the transactions contemplated hereby.

          (y)    Tax Treatment.    Neither the Company nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

          (z)    Opinion of Company Financial Advisor.    The Company has received the opinion of Robertson Stephens, Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view, a signed copy of which opinion has been delivered to Parent, and such opinion has not been amended, modified or revoked in a manner adverse to Parent. Subject to prior review and consent by Robertson Stephens, Inc., the Company has been authorized by Robertson Stephens, Inc. to permit the inclusion of such fairness opinion and a reference thereto in the Proxy Statement.

          (aa)    Company Rights Agreement.    The Company has made available to Parent or its counsel a complete and correct copy of the Company Rights Agreement, including all exhibits and amendments thereto. The Company has taken, and as soon as practicable after the date hereof the Company will use commercial reasonable efforts to cause the Company Rights Agent to take, all actions reasonably necessary or appropriate to amend the Rights Agreement to ensure that the execution of this Agreement, the Merger and the other transactions contemplated in this Agreement will not cause (i) Parent, Merger Sub or any of their affiliates to be considered an Acquiring Person (as defined in the

  Company Rights Agreement), (ii) the occurrence of the Distribution Date or Shares Acquisition Date (each as defined in the Company Rights Agreement) or (iii) the separation of the Rights from the underlying Company Shares, and will not give the holders thereof the right to acquire securities of any party thereto.

          (bb)    WARN Obligation.    All reductions in force performed by the Company or any Subsidiary (individually or taken as a whole) have been in compliance with the Worker Adjustment Retraining and Notification Act.

ARTICLE VI
Additional Covenants and Agreements

        6.1    Conduct of Business of the Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 6.1 shall include the Company and each of its Subsidiaries, taken as a whole) agrees, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or as set forth in Section 6.1 of the Company Disclosure Schedule or in the Company SEC reports, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and to use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with material customers, suppliers, distributors, licensors, licensees, and others having material business dealings with the Company, to the end that the goodwill and ongoing businesses of the Company shall be substantially unimpaired the Effective Time. Except as expressly provided for by this Agreement or in the schedules thereto, the Company shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), as set forth in Section 6.1 of the Company Disclosure Schedule or in the Company SEC reports:

          (a)  Accelerate, amend or change the period of exercisability of options, restricted stock or warrants to purchase Company Shares, or reprice options granted under the Company Option Plans or materially amend or modify the terms of any warrant to purchase Company Shares or authorize cash payments in exchange for any warrant to purchase Company Shares or in exchange for any options granted under any of the Company Option Plans;

          (b)  Enter into any material partnership arrangements or joint development agreements or strategic alliances which would require fees greater than $50,000 individually or $100,000 in the aggregate;

          (c)  Enter into any contracts or commitments, containing any exclusivity or non-competition covenant that binds the Company;

          (d)  Enter into any contract or commitment (excluding contracts or commitments for capital expenditures) which involves the payment by the Company of $250,000 or more individually, or $1,000,000 in the aggregate, in any calendar year which is not cancelable without material penalty within ninety days of the date of notice of cancellation;

          (e)  Except as required by law, grant or pay any severance or termination payments to any employee, except (A) payments made in connection with the termination of employees who are not executive officers in amounts consistent with the Company's policies and past practices not to exceed $35,000 individually or $200,000 in the aggregate or (B) pursuant to written agreements outstanding, or benefit plans or policies existing, on the date hereof and as previously disclosed in writing to Parent or its counsel;

          (f)    Transfer or license to any person or entity or otherwise extend (other than automatic extensions or renewals), amend or modify in any material respect any rights to the Company Proprietary Rights (including rights to resell or relicense the Company Proprietary Rights) or enter into grants to future patent rights, other than on (A) standard forms of the Company or (B) standard forms of the Company's clients entered into in the ordinary course of business; provided, however, that such standard forms shall provide for a non-exclusive, enterprise wide, or site license of the Company Proprietary Rights;

          (g)  Commence or settle any litigation or legal proceeding or settle any dispute, for an aggregate amount in cash, stock, property or services valued in excess of $200,000 other than for the routine collection of bills or to protect or enforce Company Proprietary Rights, provided that the Company may commence a suit if the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable asset of the business of the Company, so long as the Company consults with the Parent prior to the filing of such a suit and keeps Parent reasonably advised of the status and details of such litigation; provided further that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to, and shall be permitted to initiate, any claim, suit or proceeding against Parent, Merger Sub, any other Subsidiary of Parent or any affiliate of any of the foregoing;

          (h)  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, other than (i) in connection with the replacement of lost, stolen or destroyed certificates and (ii) the declaration and payment of a cash dividend not to exceed $24,000,000, in the aggregate, to all holders of Company Shares on the record date for such dividend (the "Dividend Amount" and, if such dividend is declared and paid, the amount of such dividend payable in respect of each Company Share as of the record date, shall be referred to as the "Per Share Dividend Amount");

          (i)    Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (other than any purchase, forfeiture or retirement of shares of Common Stock or Company Options occurring pursuant to the terms (as in effect on the date hereof) of any existing contract or agreement or any existing benefit plan or policies, in a manner otherwise consistent with the terms of this Agreement);

          (j)    Issue, deliver, sell or authorize or propose the issuance, delivery, grant or sale of, any shares of its capital stock of any class or securities convertible into, or any subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities or grant any form of stock appreciation rights, except for the issuance of

  (i) Company Options issued in the ordinary course of business consistent with past practice and in an amount not to exceed 200,000 shares of Company Common Stock in the aggregate or (ii) Company Shares pursuant to the exercise of Company Options or pursuant to the Company ESPP;

          (k)  Cause or permit any amendments to the Company's certificate of incorporation or bylaws;

          (l)    Sell, lease, sublease, license, encumber or otherwise dispose of any of the properties or assets of the Company material to its business as currently conducted, except in the ordinary course of business consistent with past practices;

          (m)  Incur any material indebtedness for borrowed money (other than trade payables incurred in the ordinary course of business consistent with past practices and owed to persons other than affiliates of the Company) or guarantee any such prohibited indebtedness or issue or sell warrants or rights to acquire debt securities of the Company or any Subsidiary or guarantee any indebtedness of others;

          (n)  Except as required by law, outstanding written agreements, or any Company Scheduled Plans existing on the date hereof or as previously disclosed to Parent or its counsel, adopt, materially amend or modify or terminate (other than by expiration) or extend or renew (other than by automatic renewal or extension) any Company Scheduled Plan or materially increase the salaries, wage rates, benefits or perquisites (including, without limitation, travel and entertainment reimbursement policies) of any of its executive officers or directors (except in the ordinary course of business consistent with past practice), including but not limited to (but without limiting the generality of the foregoing), adopting or materially amending any stock purchase or option plan, employment contract or any bonus or special remuneration owed to any director or employee, increasing any commission plans or initiating any sales incentive events involving increased commission or other material benefits;

          (o)  Revalue any of the material assets of the Company including without limitation writing down the value of inventory, writing off notes or accounts receivable, other than in the ordinary course of business or as required by GAAP or applicable law;

          (p)  Pay, discharge or satisfy in an amount in excess of $150,000 in any single instance, or $500,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, or contingent) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices of liabilities, whether arising prior to, on or after the date hereof, of the type reflected or reserved against in the Company Financial Statements (or described in the notes thereto);

          (q)  Except as required by applicable Tax law, make or change any material election in respect of Taxes or adopt or change in any material respect any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (r)    Except for any change which is required by reason of a change in GAAP, change any material method of accounting or accounting practice used by it;

          (s)    Release or permit the release of any Person from, or waive or permit the waiver of any provision of any "standstill" or similar agreement to which the Company is a party;

          (t)    Enter into any agreement or arrangement (i) providing that a project is subject to a limitation on the overall cost or number of hours which can be billed to the project (so called "fixed fee" or "billing cap" arrangements) or (ii) to provide products or services at rates where the project margin would not reasonably be expected to be less than 35%, except for (1) arrangements where the cost of services to be rendered pursuant to such arragement could not reasonably be expected to exceed $150,000 or (2) fixed fee or billing cap arrangements where: (A) the cost of services to be rendered pursuant to such arrangements could not reasonably be expected to exceed the fixed fee or billing cap amount and (B) such arrangements have each been approved in accordance with the Company's standard approval procedures; provided, however, that if the Company enters into any fixed fee or billing cap arrangement in an amount in excess of $750,000, the Company shall apprise Parent in writing of such pending arrangement; and provided, that if Parent fails to object to any such agreement or arrangement within twenty-four (24) hours of receipt of Company's written notice of such pending agreement or arrangement, Parent shall be deemed to have consented to such agreement or arrangement; provided, further, that if Parent objects to any such agreement or arrangement, Parent shall provide the Company with a reasonable basis for such objection and Parent will use its best efforts to cooperate with the Comopany to obtain a reasonable solution to such objection.

          (u)  Enter into, agree or commit to any capital expenditures, leasehold improvements or any similar commitments, except in the ordinary course of business consistent with past practices, reflected or reserved against in the Company Financial Statements (or described in the notes thereto) or which expenditures or improvements do not exceed $250,000 in the aggregate;

          (v)  Enter into, agree or commit to any expenditures for trade shows, conferences or any similar commitments, except in the ordinary course of business consistent with past practices, reflected or reserved against in the Company Financial Statements (or described in the notes thereto) or which committed expenditures do not exceed $150,000 in the aggregate;

          (w)  Enter into, agree or commit to any derivative, hedging transactions, any similar transaction, except for transactions entered into in the ordinary course of business consistent with past practices, reflected or reserved against in the Company Financial Statements (or described in the notes thereto) or which transactions does not exceed $50,000 in the aggregate;

          (x)  Materially amend or modify, terminate (other than by expiration), extend or renew (other than by automatic extensions or renewals) any non-client related Company Contract which involves the payment by the Company of $75,000 or more, individually, or $250,000, in the aggregate, in any calendar year, including without limitation, any Company Contract relating to any real property, other than the termination or buyout of an existing real property lease obligation;

          (y)  Grant or pay any commissions to any employees, except for commissions paid on reported revenue or non-recoverable draws pursuant to offer letters previously provided to Parent or its counsel, provided that such commissions (i) shall not exceed $20,000, in any single instance, and $80,000, in the aggregate, to any one employee during any six month period, and (ii) are made pursuant to the Company's existing commission programs as of the date hereof, and as previously disclosed to Parent or its counsel;

          (z)  Hire or commit to hire any employee, except for at-will employees with total annual base salary not to exceed $100,000 in any single instance, and $250,000, in the aggregate, except for Sales Representatives whose total annual compensation shall not exceed $200,000, in any single instance, and $1,000,000, in the aggregate or Technical Leads whose total annual compensation shall not exceed $150,000, in any single instance, and $450,000 in the aggregate;

        Take, or agree to take, any of the actions described in Section 6.1(a) through (z) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 7.1 or 7.3, not to be satisfied.

        6.2    Conduct of Business of Parent.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Parent (which for the purposes of this Section 6.2 shall include Parent and each of its Subsidiaries, taken as a whole) agrees, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or as set forth in Section 6.2 of the Parent Disclosure Schedule or in the Parent SEC reports, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and to use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with material customers, suppliers, distributors, licensors, licensees, and others having material business dealings with Parent, to the end that the goodwill and ongoing businesses of Parent shall be substantially unimpaired as of the Effective Time. Except as expressly provided for by this Agreement or in the schedules thereto, Parent shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), as set forth in Section 6.3 of Parent Disclosure Schedule or in Parent SEC reports:

          (a)  Declare or pay any dividends (whether in cash or property) on or make any other distributions (whether in cash or property) in respect of Parent Common Stock;

          (b)  Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (other than any purchase, forfeiture or retirement of shares of Parent Common Stock or options granted pursuant to the Parent Option Plans occurring pursuant to the terms of any existing contract or agreement or any existing benefit plan or policies, in a manner otherwise consistent with the terms of this Agreement);

          (c)  Issue, deliver, grant, sell or authorize or propose the issuance, delivery, grant or sale of, any shares of its capital stock of any class or securities (debt or otherwise) convertible or exchangeable into any shares of its capital stock in connection with the acquisition of any ownership interest in another Person (whether by merger, share exchange or acquisition of assets of such Person) or enter into any joint venture or similar strategic or collaborative arrangement (each a "Transaction"), except in connection with any Transaction in which: (A) the total number of shares of Parent capital stock issued or issuable (upon conversion or otherwise) will not require the approval of Parent's stockholders; (B) the fair market value of any assets (excluding Parent capital stock) delivered or to be delivered (including the aggregate value of any licensing fees, royalties or other payments due from Parent or any Subsidiary) under such arrangement will not exceed 10% of the market capitalization of Parent, as determined on the date of execution of such arrangement; (C) the combined value of (A) and (B) will not exceed 20% of the market capitalization of Parent (each value as determined on the date of execution of such arrangement); (D) the Transaction will not result in the acquisition of a "significant subsidiary" as such term is defined in Section 1.02(w) of Regulation S-X; and (E) such arrangement has no less than a cash flow neutral effect on Parent and its Subsidiaries, taken as a whole, based upon the combined financial forecasts of Parent and such entity, as of the date of execution of such arrangement; provided; that the financial projections of Parent must not be inconsistent with the financial projections provided to the Company as of the date hereof;

          (d)  Incur any material indebtedness for borrowed money (other than trade payables incurred in the ordinary course of business consistent with past practice and owed to persons other than an Affiliate of Parent or any Subsidiary) or guarantee any such prohibited indebtedness or issue or sell warrants or rights to acquire debt securities of Parent or any Subsidiary or guarantee any indebtedness of others;

          (e)  Except as required by law, outstanding written agreements, or any Parent Scheduled Plans existing, on the date hereof and as previously disclosed to the Company or its counsel, adopt or materially amend or modify any Parent Scheduled Plan or materially increase the salaries, wage rates or material benefits or perquisites (including, without limitation, travel and entertainment reimbursement policies) of any of its executive officers or directors (other than in the ordinary course of business consistent with past practice), including but not limited to (but without limiting the generality of the foregoing), adopting or materially amending any stock purchase or option plan, entering into any employment contract paying any bonus, commission or special remuneration increasing any commission plans or initiating any sales incentives involving increased commission or other material benefits to any director or officers other than in connection with the hiring of any executive officers after the date hereof;

          (f)    Except for any change which is required by reason of a change in GAAP, change any material method of accounting or accounting practice used by it; or

          (g)  Settle at less than the full stated value, compromise or discount any receivables of Parent or any Subsidiary, other than in the ordinary course of business consistent with past practice;

          (h)  Other than in the ordinary course of business consistent with past practice, defer or fail to timely pay any payment obligation of Parent or any Subsidiary;

          (i)    Take, or agree to take, any of the actions described in Section 6.2(a) through (h) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 7.1 or 7.2, not to be satisfied.

        6.3    No Solicitation.

          (a)  From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company will not, and will not permit any of its Subsidiaries to, and will direct its and their respective directors, officers, investment bankers, affiliates, representatives and agents (collectively, the "Representatives") not to, (i) solicit, initiate, or intentionally encourage (including by way of furnishing information or affording access to the properties, books or records of the Company), or take any other action intended to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal. In the event that (x) the Company receives a Company Acquisition Proposal that the Board of Directors of the Company determines in good faith is or may reasonably be expected to lead to a Company Superior Proposal that was not solicited by the Company or otherwise obtained in violation of this Section 6.3, and (y) after the Company gives Parent written notice of its intention to do so, the Company may, if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law, provide such non-public information, afford such access and enter into and engage in negotiations and discussions regarding any Company Acquisition Proposal. In such event, the Company shall, (i) promptly (and no less than twenty-four (24) hours prior to providing such non-public information, affording such access or entering into and engaging in any such negotiations and discussions) inform Parent of the material terms and conditions of such Company Acquisition Proposal, including the identity of the Person making such Company Acquisition Proposal (if not prohibited from doing so under any confidentiality agreement in effect as of the date hereof) and (ii) thereafter promptly keep Parent reasonably informed of the status, including any material change to the terms, of any such Company Acquisition Proposal. As used herein, the term "Company Acquisition Proposal" shall mean any inquiry, proposal or offer believed by the Company to being bona fide relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, of all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole in one or more transactions, (iii) issuance, sale, or other disposition of a majority of the voting equity securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company, (v) tender offer or exchange offer for a majority of the voting equity securities of the Company or (vi) other transaction which is similar in form, substance or purpose to any of the foregoing transactions; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its stockholders) acquiring more than fifty percent (50%) of the voting power of, or economic interest in, the Company or the assets representing more than fifty percent (50%) of the net income, net revenue or assets of the Company on a consolidated basis; provided, however, that the term "Company Acquisition Proposal" shall not include the Merger and the transactions contemplated hereby. For purposes of this Agreement, "Company Superior Proposal" means any Company Acquisition Proposal made by a third party on terms which the Board of Directors of the Company determines in good faith

  (after consulting with a financial advisor of nationally recognized reputation and considering such other matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger and, taking into account, in the reasonable good faith judgment of the Board of Directors of the Company after consultation with its financial advisor, the availability to the person or entity making such Company Superior Proposal of the financial means to conclude such transaction. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall be responsible for the conduct of its Representatives in accordance with this Section 6.3(a), and any conduct by a Representative that would constitute a breach of the provisions of this Section 6.3(a) if engaged in by the Company shall be deemed a breach of this Section 6.3(a) by the Company.

          (b)  Except as permitted by this Section 6.3, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, or modify in a manner adverse to Parent, or propose publicly to withdraw, or modify in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend, or otherwise publicly endorse any Company Acquisition Proposal,(iii) render the provisions of any anti-takeover statute, rule or regulation inapplicable to any person or group (other than Parent, Merger Sub or their affiliates) or to any Company Acquisition Proposal, or (iv) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Company Acquisition Proposal, except in each case to the extent that the Board of Directors of the Company or any committee thereof shall determine in good faith (after consultation with its outside legal counsel), that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law. Nothing contained in this Section 6.3 shall prohibit the Company or the Board of Directors of the Company or any committee thereof from taking, and disclosing to its stockholders, a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Board of Directors of the Company or any committee thereof shall determine in good faith (after consultation with its outside legal counsel), that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law, provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Company Acquisition Proposal unless and until the Company shall have complied with its obligations under this Section 6.3.

          (c)  In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.3, the Company will promptly (and in any event within forty-eight (48) hours) advise Parent, orally and in writing, if any Company Acquisition Proposal is made, or any non-public information or access to the properties, books or records of the Company is requested in connection with a Company Acquisition Proposal. Any disclosure by the Company pursuant to the first sentence of this Section 6.3(c) will include a reasonably detailed summary of the principal terms and conditions of any such Company Acquisition Proposal and, if not prohibited by any confidentiality agreement in effect as of the date hereof, will disclose any written materials received by the Company in connection with such Company Acquisition Proposal and the identity of the party making such Company Acquisition Proposal, or inquiry. The Company will keep Parent reasonably advised of the status and details (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.

        6.4    Meetings of Stockholders.

          (a)  Promptly after the date hereof, the Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene a meeting of stockholders ("Company Stockholders Meeting") to be held as promptly as practicable after the S-4 Registration Statement is declared effective by the SEC for the purposes of voting upon this Agreement and the Merger. Nothing herein shall prevent the Company from adjourning or postponing the Company Stockholders Meeting if there are insufficient Company Shares necessary to conduct business at the Company Stockholders Meeting. Unless the Company's Board of Directors or any committee thereof has withdrawn or modified its recommendation of this Agreement and the Merger in compliance with Section 6.3, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL or NNM requirements to obtain such adoption. The Company shall take all other action necessary or advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable law, the NNM and the Company's certificate of incorporation and bylaws to effect the Merger.

          (b)  Promptly after the date hereof, Parent shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene a meeting of stockholders (the "Parent Stockholders Meeting") to be held as promptly as practicable after the S-4 Registration Statement is declared effective by the SEC for the purposes of voting upon the issuance of Parent Shares in connection with the Merger and the other transactions contemplated hereby. Nothing herein shall prevent Parent from adjourning or postponing the Parent Stockholders Meeting if there are insufficient shares of Parent Common Stock necessary to conduct business at the Parent Stockholders Meeting. Neither the Board of Directors of Parent nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Board of Directors of Parent or such committee of the issuance of shares of Parent Common Stock pursuant to the Merger and the other transactions contemplated hereby, except to the extent that the Board of Directors of Parent or any committee thereof shall determine in good faith (after consultation with its outside legal counsel), that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of Parent under applicable law. Nothing contained in this Section 6.4(b) shall prohibit Parent or the Board of Directors of Parent from making any disclosure to Parent's stockholders if the Board of Directors of Parent or any committee thereof shall determine in good faith (after consultation with its outside legal counsel), that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of Parent under applicable law. Unless Parent's Board of Directors or any committee thereof has withdrawn or modified its recommendation of the issuance of Parent Shares in connection with the Merger and the other transactions contemplated hereby in compliance with this Section 6.4(b), Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the issuance of Parent Shares in connection with the Merger and the other transactions contemplated hereby and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL or NNM requirements to obtain such approval. Parent shall take all other action necessary or advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable law, the NNM and Parent's certificate of incorporation and bylaws to effect the Merger, including the issuance of Parent Shares in connection with the Merger and the other transactions contemplated hereby.

        6.5    Registration Statement.    Parent will, as promptly as practicable after the date hereof, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a joint proxy statement/prospectus and forms of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable in connection with the Merger and the other transactions contemplated hereby. The Company and Parent will, as promptly as practicable after the date hereof, prepare and file with the SEC a joint proxy statement that will be the same joint proxy statement/prospectus contained in the S-4 Registration Statement and forms of proxy, in connection with the vote of the Company's and Parent's stockholders with respect to the Merger or the issuance of Parent Shares in connection therewith, as applicable (such joint proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's and Parent's stockholders is herein called the "Proxy Statement"). Each of the Company and Parent will, and will cause its respective accountants, lawyers and investment bankers or financial advisors to, use its commercially reasonable efforts to cause the S-4 Registration Statement to be declared effective by the SEC (the date the S-4 Registration Statement is declared effective being referred to as the "S-4 Effective Date") as promptly as practicable thereafter, including, without limitation, causing its respective accountants, lawyers and investment bankers or financial advisors to deliver necessary or required instruments such as opinions, consents and certificates, and will take or will cause its respective accountants and lawyers to take, any other action required or necessary to be taken or advisable or customary under federal or state securities laws or otherwise in connection with the registration process, it being understood and agreed that each of Wilson Sonsini Goodrich & Rosati Professional Corporation, counsel to the Company, and Katten Muchin Zavis Rosenman, counsel to Parent, will render, on the date the preliminary Proxy Statement is first filed with the SEC or on the date of any amendment thereto so long as it is rendered prior to the date on which the S-4 Registration Statement is declared effective, an opinion that the federal income tax consequences described in the Registration Statement are true and correct in all material respects. Each of the Company and Parent will use its reasonable efforts to cause the Proxy Statement and the applicable form of proxy to be mailed to its stockholders at the earliest practicable date after the S-4 Effective Date and each of the Company and Parent shall each use its commercially reasonable efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as the case may be, as soon as practicable thereafter (subject to the requirements of laws and rules and regulations of the SEC). Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares in the Merger.

        6.6    Reasonable Efforts.    Each of the Parties shall: (a) promptly make its respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (b) use its commercially reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

        6.7    Access to Information.

          (a)  Upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall (and shall cause each of their Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other such party (the "Authorized Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, books and records and, during such period, shall (and shall cause each of their Subsidiaries to) furnish promptly to such Authorized Representatives all information concerning its business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any of the representations or warranties made by the Parties. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this Section 6.7 in compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated February 10, 2002 (the "Confidentiality Agreement").

          (b)  Parent and the Company shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any governmental authority (whether domestic, foreign or supranational). In that regard, each Party shall without limitation: (i) promptly notify the other of, and if in writing, furnish the other with the copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any governmental authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed filings or any written (or any material proposed oral) communication with any such governmental authority, (iii) not participate in any meeting with any such governmental authority unless it consults with the other in advance and to the extent permitted by such governmental authority gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with copies of all correspondence, filing and communications (and memoranda setting forth the substance thereof) between it and any such governmental authority with respect to this Agreement and the Merger.

          (c)  Each of the Company and Parent shall promptly notify the other party in writing of:

              (i)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of the Company or Parent, as the case may be, to obtain such consent would have a Material Adverse Effect on Company or Parent as applicable or to the consummation of the transactions contemplated hereby;

              (ii)  any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

            (iii)  any notice (written or oral) or Knowledge of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VII.

          (d)  The Company and Parent shall promptly notify the other Party of any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

        6.8    Publicity.    The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld or delayed, except as may be required by applicable law or by obligations pursuant to any listing agreement with a national securities exchange or national automated quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other Party before issuing any such press release or making any such public announcement. The Parties will prepare a joint press release for the announcement of the execution of this Agreement. Notwithstanding the foregoing, in the event the Board of Directors of Parent or the Company withdraws its recommendation of this Agreement in compliance herewith, neither Party will be required to consult with or obtain the agreement of the other in connection with any press release or public announcement.

        6.9    Affiliates of the Company.    The Company has identified the Persons listed on Section 6.9 of the Company Disclosure Schedule as persons whom the Company reasonably believes are "affiliates" of the Company for purposes of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate"). The Company will use its reasonable best efforts to obtain as promptly as practicable from each Company Affiliate a written agreement in the form attached hereto as Exhibit B (the "Company Affiliate Letter") that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Shares issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act.

        6.10    Maintenance of Insurance.    Between the date hereof and through the Effective Time, the Company will use commercially reasonable efforts to maintain in full force and effect all presently existing policies of insurance of the Company or its Subsidiaries or insurance reasonably comparable to the coverage afforded by such policies.

        6.11    Filings; other Action.    Subject to the terms and conditions herein provided, the Parties shall: (a) promptly after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act, and comparable foreign laws, rules and regulations, with respect to the Merger; (b) cooperate in the preparation of such filings or submissions to the extent required under the HSR Act, the Securities Act and the Exchange Act and comparable foreign laws, rules and regulations; and (c) use commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Each Party shall bear their own costs and expenses as to the actions set forth in (a)-(c) above. Notwithstanding anything to the contrary contained herein, nothing in this Agreement will require Parent, whether pursuant to an order of the Federal Trade Commission or the United States Department of Justice or otherwise, to dispose of any material assets, lines of business or equity interests in order to obtain the consent of the Federal Trade Commission or the United States Department of Justice to the transactions contemplated by this Agreement.

        6.12    Tax Free Reorganization Treatment.    The Parties shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub, and the Company (i) shall not file any Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code, and (ii) shall comply with the record keeping and information reporting requirements set forth in Treasury Regulation ss. 1.368-3. Prior to the Effective Time, each of the Parties shall use their commercially reasonable efforts to obtain the opinion of its tax counsel in such form and upon such matters as described in Section 7.2 or 7.3, as applicable.

        6.13    Indemnification.

          (a)  From and after the Effective Time, Parent and the Surviving Corporation will fulfill and honor in all respects the obligations of the Company to indemnify and hold harmless the Company's and its Subsidiaries' present and former directors, officers, employees, and agents and their heirs, executors and assigns (collectively, the "Indemnified Personnel") against all claims, losses, liabilities, damages, judgments, fines and fees, costs and expenses, including attorneys' fees and disbursements and amounts paid in settlement, incurred in connection with any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Personnel is or was an officer, director, employee or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law.

          (b)  The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages at least as favorable to the Indemnified Personnel as those set forth in the current certificate of incorporation and bylaws of the Company, and for a period of six (6) years from the Effective Time, those provisions will not be repealed or amended or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Personnel, except to the extent, if any, that such modification is required by applicable law.

          (c)  For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation will either (i) maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent and the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such 200% of such annual premium), or (ii) if mutually agreed between the Company and Parent prior to the Closing, purchase a directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company covering all periods prior to the Effective Time.

          (d)  In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent or the Surviving Corporation, as applicable, shall make or cause to be made proper provision so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the indemnification obligations of Parent or the Surviving Corporation, as applicable, under this Section 6.13 for the benefit of the Indemnified Personnel.

          (e)  The obligations of Parent and the Surviving Corporation under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Personnel to whom this Section 6.13 applies without the consent of such affected Indemnified Personnel (it being expressly agreed that the Indemnified Personnel to whom this Section 6.13 applies shall be third party beneficiaries of this Section 6.13) unless such modification or termination is required by law.

        6.14    Company ESPP.    Any offering underway as of May 15, 2002 or that is scheduled to end on such date under the Company ESPP shall, to the extent necessary, be accelerated such that on May 15, 2002 all offerings under the Company ESPP shall be determined by treating this date as the last day of such offering periods (and making such other pro-rata adjustments as may be necessary to reflect the shortened offering). Outstanding rights to purchase shares of Company Common Stock shall be exercised in accordance with the terms of the ESPP. The Company ESPP shall remain in effect until otherwise terminated by the Company's Board of Directors; provided, however, that, the Company will not permit an offering period to commence after the date hereof (unless this Agreement is terminated) and provided further, that, in the event the Merger is consummated, the Company ESPP shall be terminated effective as of the Effective Time.

        6.15    Exemption from Liability under Section 16(b)

          (a)  Provided that, prior to the Effective Time, Company delivers to Parent: (i) a resolution of the Board of Directors of Company, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), providing that the conversion into Parent Shares or options to purchase Parent Shares by Company Insiders of Company Shares or options to purchase Company Shares pursuant to the transactions contemplated hereby are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act and (ii) the Section 16 Information with respect to the Company prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Shares in exchange for Company Shares, and of options to purchase Parent Shares in exchange for shares of Company Shares, and of options to purchase Parent Shares upon assumption and conversion by Parent of options to purchase Company Shares, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

          (b)  "Section 16 Information" shall mean information accurate in all respects regarding the Company Insiders, the number of Company Shares or other Company equity securities deemed to be beneficially owned by each Company Insider and expected to be exchanged for Parent Shares or options to purchase Parent Shares in connection with the Merger.

          (c)  "Company Insiders" shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in Section 16 Information.

        6.16    Form S-8.    Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options to the extent Form S-8 is available within ten (10) business days after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or rights remain outstanding.

        6.17    NNM Listing.    Parent shall take all actions reasonably necessary to cause Parent and the Parent Common Stock to become in compliance with the NNM's listing criteria and shall use its reasonable best efforts to cause the Parent Shares to be issued in the Merger or upon exercise of Company Options and Additional Options to be listed for trading on the NNM, subject to notice of official issuance thereof, prior to the Closing. Parent shall promptly notify the Company of, and if in writing, furnish the Company with the copies of (or, in the case of material oral communications, advise the Company orally of) any communications from or with the NNM with respect to Parent's and the Parent Common Stock's satisfaction of the NNM's listing criteria.

        6.18    Company Rights Agreement.    The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 5.2(aa)) reasonably requested in writing by Parent (including redeeming the Company Rights immediately prior to the

Effective Time of the Merger or amending the Company Rights Agreement) in order to render the

        Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as expressly provided in this Agreement or as reasonably requested in writing by Parent, and subject to Section 6.1 hereof, the Board of Directors of the Company shall not: (i) amend the Company Rights Agreement or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement (including a redemption of the Company Rights).

        6.19    Parent Rights Agreement.    The Board of Directors of Parent shall take all further action (in addition to that referred to in Section 5.1(cc)) reasonably requested in writing by the Company (including redeeming the Parents Rights immediately prior to the Effective Time of the Merger or amending the Parent Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

        6.20    Granting of Additional Parent Options.    At the Effective Time, Parent shall grant options ("Additional Parent Options") to purchase 6,000,000 shares of Parent Common Stock under the Parent Option Plans less the number of shares of Parent Common Stock issuable as a result of the exercise of options assumed under the Parent Option Plans as a result of the issuance of Company Options pursuant to Section 6.1(j)(i), any (excluding options that may be or will in the future be granted under Parent's ESPP) to the individuals and in the amounts as may be determined by the Company, subject to the approval of Parent (which shall not be unreasonably withheld). The Additional Parent Options shall be subject to Parent's standard terms and conditions, including vesting schedules. The exercise price for the Additional Parent Options shall be the Parent Stock Price. The number of Additional Parent Options granted hereunder shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exchangeable for Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time. The Parent Common Stock to be issued upon the exercise of such Additional Parent Options has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of Parent's applicable stock option plan, will be duly and validly issued, fully paid, nonassessable, free of any liens or encumbrances (other than any liens or encumbrances created by the holder thereof) and free of restrictions on transfer.

        6.21    Employee Benefit Plans.    Effective as of the Effective Time and until the date 18 months following such time, Parent shall provide the employees (and their dependents) of the Company and any employee (and their dependents) of any Subsidiary of the Company (collectively, "Continuing Employees") for so long as such Continuing Employees are employed by the Company or any Subsidiary of the Company with the types and levels of benefits maintained by Parent for similarly situated employees (and their dependents) of Parent; provided, however, that such benefits shall, in the aggregate, be no less favorable than the types and levels of benefits as were provided by Company to Continuing Employees (and their dependents) prior to the Effective Time ("Company Participant") "and that any benefits provided to Continuing Employees whose employment is terminated within 18 months following the Effective Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) shall not be less favorable than such benefits provided to terminating employees of the Company immediately prior to the Effective Date." Each participant

(including without limitation all dependents) in the health benefit plans of the Company ("Company Participant") who continues to be employed by Parent (or any of its subsidiaries) immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for all purposes (including without limitation) for eligibility to participate and vesting under any employee benefit plan of Parent for years of service with the Company (and its subsidiaries and predecessors) prior to the Effective Time, except to the extent where such credit would result in duplication of benefits. Parent shall cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Plans in which they are eligible to participate after the Effective Time. Notwithstanding the foregoing, immediately following the Effective Time, Continuing Employees shall (i) continue to participate in the 401(k) plan of the Company or shall be permitted to participate in the 401(k) plan of Parent and (ii) shall continue to Participate in the Company ESPP or shall be permitted to Participate in the Parent ESPP. Parent shall take all actions necessary to ensure such Continuing Employee's participation in such plans of the Effective Time.

        6.22    Additional Company Covenant.    If the Closing shall occur on or before June 30, 2002, the Company's cash and cash equivalents shall equal an amount no less than $98,000,000, provided, however, that if such closing shall occur after June 30, 2002 and on or before August 5, 2002, the Company's cash and cash equivalents shall equal an amount no less than $98,000,000.

        6.23    Additional Parent Covenant.    If the Closing shall occur on or before June 30, 2002, Parent's cash and cash equivalents shall equal an amount no less than $52,000,000; provided, however, that if such closing shall occur after June 30, 2002 and on or before August 5, 2002, Parent's cash and cash equivalents shall equal an amount no less than $52,000,000.

ARTICLE VII
Conditions

        7.1    Conditions to Each Party's Obligations.    The respective obligations of each Party to consummate the Merger are subject to the satisfaction, or waiver by each of the Parties, of the following conditions:

          (a)  this Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the stockholders of the Company and the issuance of Parent Shares pursuant to the Merger and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Parent to the extent required by the rules and regulations of the NNM;

          (b)  the SEC shall have declared the S-4 Registration Statement effective; no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the Parties;

          (c)  no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or making the Merger illegal (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity preventing the consummation of the Merger; provided, however, that each of the Parties shall have used reasonable efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered; and

          (d)  the waiting period(s) under the HSR Act, if applicable, and all applicable material foreign antitrust, competition and merger laws shall have expired or been terminated.

        7.2    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

          (a)  the representations and warranties of Parent and Merger Sub set forth in Section 5.1 hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date),except (i) as otherwise expressly contemplated by this Agreement and (ii) for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (without for this purpose giving effect to qualifications or limitations as to materiality or the absence of a Material Adverse Effect contained in such representations and warranties), it being understood that for purposes of determining the accuracy of such representations or warranties any update or modification to the Parent Disclosure Schedule made or purported to have been made without the Company's written consent thereto shall be disregarded;

          (b)  Parent and Merger Sub shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (c)  Parent shall have delivered to the Company a certificate of a duly authorized officer to the effect that each of the conditions specified in Section 7.1 (as it relates to Parent) and clauses (a), (b) and (d) of this Section 7.2 has been satisfied in all respects;

          (d)  if Parent does not otherwise meet the NNM listing criteria at such time as all other conditions set forth in this Article VII have been satisfied, Parent shall have obtained the requisite stockholder approval to effect a reverse stock split such that immediately following Parent's election to effectuate such approved reverse stock split, the necessity and time of which shall be determined in Parent's sole discretion, Parent and the Parent Common Stock shall meet the NNM's listing criteria;

          (e)  Robert Gett shall have been appointed to Parent's Board of Directors effective upon and subject to the Effective Time;

          (f)    the Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, its tax counsel, in form and substance reasonably satisfactory to it, dated the Closing Date, to the effect that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code; provided, however, that if Wilson Sonsini Goodrich & Rosati, Professional Corporation, does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Katten Muchin Zavis Rosenman renders such opinion to the Company. The Company agrees to make such reasonable representations as may be requested by tax counsel in connection with the opinions referred to above; and

          (g)  the Alliance Agreement by and between Parent and Microsoft Corporation, dated as of January 28, 2000, as amended on March 29, 2000, shall have been terminated or amended to remove Parent's (i) $50.0 million obligation related to the creation of an incubator and (ii) $4.0 million obligation related to co-marketing programs, such that the sole obligation under such agreement shall be a $15.0 million purchase requirement by Parent and its Subsidiaries;

        7.3    Conditions to the Obligations of Parent.    The obligation of Parent to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law:

          (a)  the representations and warranties of Company set forth in Section 5.2 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except (i) for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (without for this purpose giving effect to qualifications or limitations as to materiality or the absence of a Material Adverse Effect contained in such representations and warranties), provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to the representations and warranties of Company contained in Sections 5.2(a), (b) and (d), each of which individually shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) as otherwise expressly contemplated by this Agreement, it being understood that for purposes of determining the accuracy of such representations and warranties any update or modification to the Company Disclosure Schedule made or purported to have been made without Parent's written consent thereto shall be disregarded;

          (b)  the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (c)  the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 (as it relates to the Company) and clauses (a) and (b) of this Section 7.3 has been satisfied in all respects;

          (d)  Parent shall have received an opinion of Katten Muchin Zavis Rosenman, its tax counsel, in form and substance reasonable satisfactory to it, dated the Closing Date, to the effect that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code; provided, however, that if Katten Muchin Zavis Rosenman does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent and Merger Sub if Wilson Sonsini Goodrich & Rosati, Professional Corporation, renders such opinion to Parent. Parent agrees to make such reasonable representations as may be requested by tax counsel in connection with the opinions referred to above; and

          (e)  the Company shall have received all written consents, assignments, waivers, authorizations or other certificates set forth in Section 7.3(e) of the Company Disclosure Schedule.

ARTICLE VIII
Termination

        8.1    Termination by Mutual Consent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the requisite approval of the stockholders of the Company and, if necessary, the stockholders of Parent, by the mutual written consent of the Company and Parent.

        8.2    Termination by either the Company or Parent.    This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Company or Parent if:

          (a)  the Merger shall not have been consummated by August 5, 2002; provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (b)  if any Restraint shall be in effect and shall have become final and nonappealable; provided, that the Party seeking to terminate pursuant to this subsection (b), if such Party was named party to the action or proceeding resulting in the Restraint, shall have used reasonable efforts to prevent the entry of such Restraint and to appeal as promptly as possible any such Restraint that may be entered;

          (c)  at the duly held Company Stockholders Meeting (including any adjournments thereof), the requisite approval of the Company's stockholders shall not have been obtained; provided, however, that the Company's right to terminate this Agreement under this Section 8.2(c) shall not be available to the Company if the Company has breached or otherwise not complied with its obligations under Section 6.1 and 6.4(a); or

          (d)  at the duly held Parent Stockholders Meeting (including any adjournments thereof) the requisite approval of Parent's stockholders shall not have been obtained; provided, however, that Parent's right to terminate this Agreement under this Section 8.2(d) shall not be available to Parent if Parent has not complied with its obligations under Section 6.4(b).

        8.3    Termination by the Company.    This Agreement may be terminated by the Company upon written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by action of the Board of Directors of the Company, if:

          (a)  Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.2(a) or (b) would not be satisfied as of the time of such breach or failure or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) business days following receipt by Parent of written notice of such failure or breach;

          (b)  (i) the Board of Directors of Parent or any committee thereof shall have withdrawn, or modified in a manner adverse to the Company, its approval or recommendation of the issuance of Parent Shares in connection with the Merger and the other transactions contemplated hereby, or Parent shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Parent in favor of approval of the issuance of Parent Shares in connection with the Merger and the other transactions contemplated hereby, (ii) Parent shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Parent in favor of approval of the issuance of Parent Shares in connection with the Merger and the other transactions contemplated hereby, or (iii) the Board of Directors of Parent or any committee thereof shall have resolved to do any of the foregoing; or

          (c)  for the purpose of accepting a Company Superior Proposal; provided, that such termination under this Section 8.2(c) shall not be effective unless (x) the Company and its Board of Directors shall have complied in all material respects with their obligations under Section 6.2(b) and the Company shall have paid the Termination Fee pursuant to Section 8.5; and (y) the Company provides Parent with at least two (2) business days' prior written notice prior to terminating this Agreement, which notice shall be accompanied by a copy of the proposed acquisition agreement with respect to the Company Superior Proposal that the Company proposes to accept.

        8.4    Termination by Parent.    This Agreement may be terminated by Parent upon written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Parent, by action of the Board of Directors of Parent, if:

          (a)  the Company shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.3(a) or (b) would not be satisfied as of the time of such breach or failure or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true is incapable of being cured or, if capable of being cured, or has not been cured within thirty (30) business days following receipt by the Company of written notice of such failure or breach; or

          (b)  (i) the Board of Directors of the Company or any committee thereof shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval of the Merger and this Agreement, (iii) in connection with a Rule 14d-9 disclosure, the Board of Directors of the Company shall have taken any action other than a rejection of a Rule 14d-9 proposal, (iv) the Board of Directors of the Company or any committee thereof shall have recommended to the Company's stockholders any Company Acquisition Proposal, (v) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or (vi) any Company Acquisition Proposal is consummated or an agreement with respect to any Company Acquisition Proposal is executed.

        8.5    Effect of Termination; Termination Fee.

          (a)  Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders, except (x) with respect to the treatment of confidential information pursuant to Section 6.6, the payment of expenses pursuant to Section 9.1, and Article IX generally, (y) to the extent that such termination results from a breach of a Party of any of its covenants or agreements in this Agreement or (z) with respect to any intentional misrepresentations in connection with or pursuant to this Agreement or the transactions contemplated hereby.

          (b)  In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.3(c) or (ii) by Parent pursuant to Section 8.4(b), then the Company shall promptly, but in no event later than the date of such termination by the Company or the fifth (5th) business day after such termination by Parent, as applicable, pay Parent a fee equal to $2,680,000 (the "Termination Fee") payable by wire transfer in immediately available funds. In the event that this Agreement is terminated by either the Company or Parent (i) pursuant to Section 8.2(c), or (ii) pursuant to Section 8.2(a) due to the Company Stockholders Meeting not occurring as a result of a Company Acquisition Proposal, then the Company shall promptly, but in no event later than the fifth (5th) business day after the later to occur of such termination or the receipt of the Parent Fees and Expenses Statement referred to below, pay to Parent an amount equal to the out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, reasonable attorney's fees and expenses, reasonable advisor fees and expenses and printing, mailing and solicitation costs and expenses) through the date of termination of this Agreement (the "Parent Fees and Expenses"), which shall be supported by reasonable documentation of such fees and expenses provided by Parent to the Company (the "Parent Fees and Expenses Statement"); provided, further, that if (i) the Company shall have received a Company Acquisition Proposal from any Person or group which shall not have expired or been revoked prior to such termination of this Agreement and (ii) within twelve (12) months after such termination a Company Acquisition Proposal is consummated or the Company shall have entered into an agreement with respect to a Company Acquisition Proposal which is subsequently consummated, then the Company shall pay to Parent an amount equal to the Termination Fee less any Parent Fees and Expenses paid previously by the Company pursuant to this Section 8.5 within five (5) business days after the consummation of such Company Acquisition Proposal, payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          (c)  In the event that (i) this Agreement is terminated by either the Company or Parent pursuant to Section 8.2(d) and at the time of the Parent Stockholders Meeting there existed a Parent Acquisition Proposal (as defined below), (ii) this Agreement is terminated by the Company pursuant to Section 8.3(b), or (iii) this Agreement is terminated by the Company pursuant to Section 8.2(a) or 8.3(a) as a result of the condition to the Company's obligation to consummate the Merger set forth in Section 7.2(d) not being satisfied, then Parent shall promptly, but in no event later than the fifth (5th) business day after the date of such termination, pay the Company a fee equal to the Termination Fee, payable by wire transfer of same day funds. In the event that this Agreement is terminated by either the Company or Parent pursuant to Section 8.2(d) and at the time of the Parent Stockholders Meeting there did not exist a Parent Acquisition Proposal, then Parent shall promptly, but in no event later than the fifth (5th) business day after the later to occur of such termination or the receipt of the Company Fees and Expenses Statement referred to below, pay to the Company an amount equal to the out-of-pocket fees and expenses incurred by the Company in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, reasonable attorney's fees and expenses, reasonable advisor fees and expenses and printing, mailing and solicitation costs and expenses) through the date of termination of this Agreement, which shall be supported by reasonable documentation of such fees and expenses provided by the Company to Parent (the "Company Fees and Expenses Statement"). Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement, and accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 8.5(c), Parent shall pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. As used herein, the term "Parent Acquisition Proposal" shall mean any inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving Parent,

  (ii) sale, lease or other disposition, directly or indirectly, of all or a substantial portion of the assets or revenues of Parent and its Subsidiaries, taken as a whole in one or more transactions, (iii) issuance, sale, or other disposition of a majority of the voting equity securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of Parent, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to Parent, (v) tender offer or exchange offer for a majority of the voting equity securities of Parent; or (vi) other transaction which is similar in form, substance or purpose to any of the foregoing transactions in the case of (i), (ii), (iii), (iv), (v) or (vi) above, which transaction would result in a third party (or its stockholders) acquiring more than fifty percent (50%) of the voting power of, or economic interest in, Parent or the assets representing more than fifty percent (50%) of the net income, net revenue or assets of Parent on a consolidated basis, provided, however, that the term "Parent Acquisition Proposal" shall not include the Merger and the transactions contemplated hereby.

          (d)  In the event both Parent and the Company would otherwise be entitled to receive the Termination Fee under this Section 8.5 in connection with the termination of this Agreement, neither party shall be required to make any payment under this Section 8.5.

          (e)  If this Agreement is terminated under circumstances in which Parent or the Company is entitled to receive the Termination Fee, (i) the obligation to pay the Termination Fee shall survive the termination of this Agreement and (ii) the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent or the Company, as applicable. Notwithstanding anything to the contrary contained herein, in the event of a willful breach by a Party of any covenant contained in this Agreement, the other Party hereto shall have all rights, powers and remedies against the other party that may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

ARTICLE IX
Miscellaneous and General

        9.1    Payment of Expenses.    Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby (the "Transaction Expenses").

        9.2    Non-Survival of Representations and Warranties.    The representations and warranties made in Sections 5.1 and 5.2 hereof shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a willful breach of such representation or intentional or Knowing misrepresentation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement pursuant to Article VIII, including the payment of any Termination Fee.

        9.3    Modification or Amendment.    Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the Parties, by resolution of their respective Board of Directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties; provided, however, that after approval of the Merger by the stockholders of either the Company or Parent is obtained, no amendment which requires further stockholder approval shall be made without such approval of stockholders.

        9.4    Waiver of Conditions.    The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

        9.5    Counterparts.    For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        9.6    Governing Law; Jurisdiction.

          (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

          (b)  Each of Parent, Merger Sub and the Company hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state.

          (c)  Each of Parent, Merger Sub and the Company waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 9.6.

        9.7    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

          (a)  if to Parent or Merger Sub, to:

      divine, inc.
      1301 N. Elston Avenue
      Chicago, Illinois 60622
      Attention: Jude M. Sullivan
      Facsimile: (773) 394-6603

      with a copy to:
      Katten Muchin Zavis Rosenman
      525 West Monroe Street
      Suite 1600
      Chicago, Illinois 60661-3693
      Attention: Jeffrey R. Patt
      Facsimile: (312) 902-1061

          (b)  if to the Company, to:

      Viant Corporation
      89 South Street
      Boston, Massachusetts 02111
      Attention: Robert Gett
      Facsimile: (617) 531-3708

      with a copy to:
      Wilson Sonsini Goodrich & Rosati
      650 Page Mill Road
      Palo Alto, California 94304-1050
      Attention: Issac J. Vaughn
      Facsimile: (650) 493-6811

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

        9.8    Entire Agreement; Assignment.    This Agreement, including the Exhibits and Disclosure Schedules, together with the Confidentiality Agreement, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise (and any attempt to do so shall be void).

        9.9    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof and other than as contemplated in Sections 6.13, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        9.10    Certain Definitions.    As used herein:

          (a)  "Company Options" means each outstanding and unexercised option to purchase Company Shares under any Company Option Plan or otherwise.

          (b)  "Company Right" means the right, issued pursuant to the Company Rights Agreement, to purchase one one-thousandth (0.001) of a share of Series A Participating Preferred Stock.

          (c)  "Company Rights Agent" means Fleet National Bank, as rights agent, under the Company Rights Agreement.

          (d)  "Company Rights Agreement" means the Preferred Stock Rights Agreement, dated as of March 27, 2001, by and between the Company and Fleet National Bank, as rights agent.

          (e)  "Company Significant Tax Agreement" is any agreement to which the Company or any Subsidiary of the Company is a party under which the Company or any Subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $25,000 in respect of Taxes payable by such other party to any taxing authority.

          (f)    "Encumbrance" means any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

          (g)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (h)  "Governmental Entity" means the United States or any state, local or foreign government, or instrumentality, division, subdivision, agency, department or authority of any thereof.

          (i)    "Knowledge" and "Knowing" with respect to a party hereto shall mean the actual knowledge of any of the executive officers and directors of such party, provided that such persons shall have made due and diligent inquiry of those officers and other managers of such party and its Subsidiaries who are responsible for the matters represented.

          (j)    "Material Adverse Effect" shall mean any adverse change in the business, operations, liabilities (contingent or otherwise), results of operations, prospects, financial performance or condition of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, which is material to (1) (A) Parent and its Subsidiaries, taken as a whole, or (B) Parent's software business or managed hosting business or (2) the Company and its Subsidiaries, taken as a whole, as the case may be; provided, however, that in no event shall any of the following, in and of themselves, constitute a Material Adverse Effect: (i) any change in or effect on the business of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as applicable, to the extent caused by, relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement or pendency thereof; (ii) any change in the market price or trading volume of the Company Shares or Parent Common Stock, as applicable, on or after the date of this Agreement; or (iii) any change, effect or occurrence attributable to the United States economy as a whole, the industries in which Parent or the Company, as applicable, compete or the foreign economies where Parent or the Company, as applicable, have material operations or sales or (iv) the receipt by any Party of any notice regarding de-listing of such Party's stock from the NNM.

          (k)  "Parent Rights Agreement" the Rights Agreement, dated as of February 12, 2001, by and between Parent and Computershare Investor Services, LLC, as rights agent, as amended by Amendment No. 1 to Rights Agreement, dated as of July 8, 2001, and Amendment No. 2 to Rights Agreement, dated as of August 15, 2001.

          (l)    "Parent Significant Tax Agreement" is any agreement to which the Parent or any Subsidiary of the Parent is a party under which the Parent or any Subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $25,000 in respect of Taxes payable by such other party to any taxing authority.

          (m)  "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or Governmental Entity.

          (n)  "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refund for Taxes, including any amendments or supplements to any of the foregoing.

          (o)  "Subsidiary" shall mean (i) any entity of which fifty percent (50%) or more of the outstanding voting securities or interests are owned directly or indirectly by a Party; (ii) any entity of which 50% of the economic interests, in the case of partnerships or limited liability companies, are owned directly or indirectly by a Party; (iii) any entity as to which a Party (through any entity or otherwise) directly or indirectly has the power to control, by contract or otherwise an entity; (iv) any entity in which a Party (A) may appoint a controlling portion of the board of directors (by contract or otherwise) of any entity, (B) may appoint or nominate representative(s) to the board of directors of any entity and such appointees or nominees have a disproportionate voting power relative to the other directors residing on such board of directors or (C) controls a block of equity or other interest which enable such party to approve or disapprove the capitalization, liquidation, reorganization, merger or sale of all or substantially all of the assets of an entity; or (v) with respect to Parent, Northern Light Technologies and Delano Technology Corporation.

          (p)  "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, net worth, capital stock, withholding, payroll, social security, recapture, employment, excise, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity, in any case, whether challenged or not; provided, however, that the term "Tax" or "Taxes" shall not be deemed to include claims by any governmental authority under an escheat, unclaimed property, or similar provision of applicable law.

        9.11    Severability.    If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

        9.12    Specific Performance.    The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

        9.13    Recovery of Attorney's Fees.    In the event of any litigation between the Parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both Parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the Parties' claims.

        9.14    Captions.    The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        9.15    No Strict Construction.    The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be used against any party hereto.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first hereinabove written.

divine, inc.
By:	/s/ ANDREW J. FILIPOWSKI
	Name:	Andrew J. Filipowski
	Title:	Chairman and Chief Executive Officer
DVC Acquisition Company
By:	/s/ ANDREW J. FILIPOWSKI
	Name:	Andrew J. Filipowski
	Title:	Vice President
Viant Corporation
By:	/s/ ROBERT L. GETT
	Name:	Robert L. Gett
	Title:	Chairman and Chief Executive Officer

[Signature page to agreement and plan of merger and reorganization]

 Annex B-1

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
BY AND AMONG
DIVINE, INC.,
DVC ACQUISITION COMPANY
and
VIANT CORPORATION

THIS AMENDMENT (the "Amendment") to the AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Merger Agreement") by and among DIVINE, INC., DVC ACQUISITION COMPANY and VIANT CORPORATION is made and entered into as of the 23rd day of July, 2002, by and among DIVINE, INC., a Delaware corporation ("Parent"), DVC ACQUISITION COMPANY, a Delaware corporation ("Merger Sub"), and VIANT CORPORATION, a Delaware corporation (the "Company" and, collectively with Parent and Merger Sub, the "Parties").

RECITALS:

        WHEREAS, the Parties hereto entered into the Merger Agreement as of April 5, 2002.

        WHEREAS, the Parties deem it to be in their best interest to amend the Merger Agreement as hereinafter provided.

        NOW, THEREFORE, the Parties hereto agree to amend the Merger Agreement as follows:

AGREEMENT:

        1.    Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to them in the Merger Agreement.

        2.    Section 4.1(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

          (a)    Conversion of Company Stock.    Subject to the provisions of Section 4.3 hereof, each share of common stock, par value $0.001 per share of the Company ("Company Shares") (including the associated Company Rights) issued and outstanding immediately prior to the Effective time (excluding any Company Shares described in Section 4.1(d)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive an amount per share equal to a number of shares (the "Stock Payment") of Parent's Class A common stock, par value $0.001 per share (the "Parent Common Stock") (and associated rights to purchase Parent's Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Parent Rights")) equal to the quotient of (x) the lesser of (i) the Merger Consideration (as defined below) or (ii) 19.99% of the number of shares of Parent Common Stock issued and outstanding as of the Closing Date, divided by (y) the number of Company Shares issued and outstanding as of the second business day prior to the Closing Date. The term "Merger Consideration" means a number of shares of Parent Common Stock equal to (1) if the Acknowledgement (as defined in Section 17 hereof) is delivered to Parent, the lesser of (i) $8,600,000 divided by the Average Market Value, or (ii) 19.99% of the number of shares of Parent Common Stock outstanding as of the

B-1-1

  Closing Date or (2) if such Acknowledgement is not delivered to Parent, then $7,500,000 divided by the Average Market Value. The term "Average Market Value" means the greater of (i) the lesser of (A) $2.9675 and (B) the volume weighted arithmetic average (rounded to the nearest five(5) decimal places) of the closing sale price per share of Parent Common Stock as reported on the NNM for the ten (10) consecutive trading days ending two (2) trading days prior to the Closing Date, or (ii) $2.0325. The shares of Parent Common Stock issuable in connection with the Merger and the transactions contemplated thereby are referred to herein as the "Parent Shares," and the Stock Payment, together with the applicable amount of cash in lieu of fractional shares, are referred to as the "Per Share Consideration." All Company Shares, together with the associated Company Rights, to be converted into the Per Share Consideration pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares and the associated Company Rights, except the right to receive for each of the Company Shares, together with the associated Company Rights, upon the surrender of such certificate in accordance with Section 4.2, the Per Share Consideration, as specified above.

        3.    Section 4.1(c) of the Merger Agreement is hereby amended in its entirety to read as follows:

          (c)    Outstanding Company Options.    Neither Parent nor the Surviving Corporation will assume or substitute options for any of the Company Options outstanding and unexercised pursuant to the Company's 1996 Stock Option Plan (the "1996 Option Plan") and the Company's 1999 Stock Option Plan as amended and restated (the "1999 Option Plan"). Accordingly, pursuant to Section 11(c) of the 1996 Option Plan and Section 13(c) of the 1999 Option Plan, respectively, on or before the date that is 18 days prior to the anticipated Closing Date, the Company shall take all necessary actions (including providing all required notices) to ensure that each outstanding Company Option, whether vested or unvested, that is then outstanding and unexercised pursuant to either such plan shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice (the "Option Exercise Period") and that each of the 1996 Option Plan and the 1999 Option Plan shall terminate upon expiration of the Option Exercise Period. The parties shall take steps to enable the holder of each Company Option to exercise the Company Option net of the exercise price and receive in respect thereof the Per Share Consideration and the Per Share Dividend Amount net of the exercise price thereof.

        4.    Section 4.1(e) of the Merger Agreement is hereby amended in its entirety to read as follows:

          (e)    Adjustment for Organic Changes.    In the event of any reclassification, stock split, distribution, stock dividend, reorganization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities or any other dividend or distribution in Parent Common Stock with respect to outstanding Parent Common Stock (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the number of Parent Shares, the Stock Payment and the Average Market Value, and all references to the number of Parent Shares, the Stock Payment and the Average Market

B-1-2

  Value in this Agreement shall be deemed to be to the number of Parent Shares, the Stock Payment and the Average Market Value as so adjusted.

        5.    Section 6.1(h) of the Merger Agreement is hereby amended in its entirety to read as follows:

          (h)  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, other than (i) in connection with the replacement of lost, stolen or destroyed certificates and (ii) the declaration and payment of a cash distribution not to exceed $72,500,000, provided, however, (A) if the Acknowledgement is delivered to Parent such distribution amount shall be increased by an amount, if any, equal to (x) $8,600,000, minus (y) the product of the Merger Consideration multiplied by the Average Market Value, and (B) if the Company receives any cash proceeds from the exercise of any Company Options after the date of this Agreement but on or prior to the expiration of the Option Exercise Period, such distribution amount shall be increased by an amount equal to such cash proceeds (the "Option Proceeds"), in the aggregate, to all holders of Company Shares on the record date for such dividend ("Dividend Amount" and, if such distribution is declared and paid, the amount of such distribution payable in respect of each Company Share as of the record date, shall be referred to as the "Per Share Dividend Amount");

        6.    Section 6.5 of the Merger Agreement is hereby amended in its entirety to read as follows:

          6.5    Registration Statement.    Parent will, as promptly as practicable after the date hereof, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus and form of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable in connection with the Merger and the other transactions contemplated hereby. The Company will, as promptly as practicable after the date hereof, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form mailed to the Company's stockholders is herein called the "Proxy Statement"). Each of the Company and Parent will, and will cause its respective accountants, lawyers and investment bankers or financial advisors to, use its commercially reasonable efforts to cause the S-4 Registration Statement to be declared effective by the SEC (the date the S-4 Registration Statement is declared effective being referred to as the "S-4 Effective Date") as promptly as practicable thereafter, including, without limitation, causing its respective accountants, lawyers and investment bankers or financial advisors to deliver necessary or required instruments such as opinions, consents and certificates, and will take or will cause its respective accountants and lawyers to take, any other action required or necessary to be taken or advisable or customary under federal or state securities laws or otherwise in connection with the registration process, it being understood and agreed that each of Wilson Sonsini Goodrich & Rosati Professional Corporation, counsel to the Company, and Katten Muchin Zavis Rosenman, counsel to Parent, will render, on the date the preliminary Proxy Statement is first filed with the

B-1-3

  SEC or on the date of any amendment thereto so long as it is rendered prior to the date on which the S-4 Registration Statement is declared effective, an opinion that the federal income tax consequences described in the Registration Statement are true and correct in all material respects. The Company will use its reasonable efforts to cause the Proxy Statement and the applicable form of proxy to be mailed to its stockholders at the earliest practicable date after the S-4 Effective Date and the Company shall each use its commercially reasonable efforts to hold the Company Stockholders Meeting as soon as practicable thereafter (subject to the requirements of laws and rules and regulations of the SEC). Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares in the Merger.

        7.    Section 6.20 of the Merger Agreement is hereby amended in its entirety to read as follows:

          6.20    Granting of Additional Parent Options.    Not later than 10 business days after the Effective Time, each employee of the Company who either becomes an employee of Parent or one of its Subsidiaries or continues as an employee of the Company after the Effective Time (a "Continuing Employee") shall receive a grant of options ("Additional Parent Options") to purchase a number of shares of Parent Common Stock under the Parent Option Plans equal to the number of options that would be granted under the Parent Option Plans to Parent employees with a salary equal to the annual salary of such Continuing Employee as in effect immediately prior to the Effective Time based on Parent's option guidelines as in effect as of the date of this Amendment, a true and complete copy of which has been provided to the Company prior on or prior to the date of this Amendment, multiplied by the number of whole years that such Continuing Employee has been employed by the Company. The Additional Parent Options shall be subject to Parent's standard terms and conditions, including vesting schedules. The exercise price for the Additional Parent Options shall be the closing sale price of Parent Common Stock on the NNM on the date of grant. The number of Additional Parent Options granted hereunder shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exchangeable for Parent Common Stock) reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time. The Parent Common Stock to be issued upon the exercise of such Additional Parent Options has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of Parent's applicable stock option plan, will be duly and validly issued, fully paid, nonassessable, free of any liens or encumbrances (other than any liens or encumbrances created by the holder thereof) and free of restrictions on transfer.

        8.    Section 6.22 of the Merger Agreement is hereby amended in its entirety to read as follows:

          6.22    Additional Company Covenant.    At Closing, the Company's cash and cash equivalents, prior to giving effect to the payment of the Dividend Amount, but after giving effect to any payments, obligations, contingencies or commitments by or on behalf of the Company or its Subsidiaries with respect to (i) the termination of the Company's lease of office space in Atlanta, Georgia which will be terminated prior to Closing, (ii) the cost of any insurance coverage contemplated pursuant to Section 17 of this Amendment, and (iii) fees and expenses incurred in connection with the Merger, this Amendment, the Merger Agreement and any of the transactions contemplated hereby or

B-1-4

  thereby, including without limitation, legal, accounting, and investment banking fees, regardless of whether such fees and expenses have been billed prior to the Closing, shall equal an amount no less than the sum of $100,000,000 plus any Option Proceeds.

        9.    Section 7.1(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

          (a)    this Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the stockholders of the Company;

        10.  Section 7.2(f) of the Merger Agreement is hereby amended in its entirety to read as follows:

          (f)    the Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, its tax counsel, in form and substance reasonably satisfactory to it, dated the Closing Date , to the effect that the Merger should constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code; provided, however, that if Wilson Sonsini Goodrich & Rosati, Professional Corporation, does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Katten Muchin Zavis Rosenman renders such opinion to the Company. The Company agrees to make such reasonable representations as may be requested by tax counsel in connection with the opinions referred to above; and

        11.  Section 7.3(d) of the Merger Agreement is hereby amended in its entirety to read as follows:

          (d)    Parent shall have received an opinion of Katten Muchin Zavis Rosenman, its tax counsel, in form and substance reasonable satisfactory to it, dated the Closing Date, to the effect that the Merger should constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code; provided, however, that if Katten Muchin Zavis Rosenman does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent and Merger Sub if Wilson Sonsini Goodrich & Rosati, Professional Corporation, renders such opinion to Parent. Parent agrees to make such reasonable representations as may be requested by tax counsel in connection with the opinions referred to above; and

        12.  Sections 8.2(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

          (a)    the Merger shall not have been consummated by the later of (i) September 13, 2002 and (ii) 35 calendar days from the effective date of the Registration Statement, but in no event shall such date be later than September 30, 2002; provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

        13.  Section 6.2(i) of the Merger Agreement is hereby amended in its entirety to read as follows:

          6.2(c)    Take, or agree to take, any of the actions described in Section 6.2(a) or (b) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 7.1 or 7.2, not to be satisfied.

B-1-5

        14.  The following Sections of the Merger Agreement are hereby deleted in their entirety: 6.2(c), (d), (e), (f), (g) and (h), 6.4(b), 7.2(d), 7.2(g), 8.2(d) and 8.3(b).

        15.    Requisite Board Approvals.

                (a)    The Board of Directors of Parent, at a meeting duly called and held on July 16, 2002, has approved this Amendment and (i) determined that this Amendment and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of Parent and the stockholders of Parent and declared the Merger to be advisable; and (ii) approved this Amendment.

                (b)    The Board of Directors of the Company, at a meeting duly called and held on July 20, 2002, has approved this Amendment and (i) determined that this Amendment and the transactions contemplated hereby, including the Merger, taken together to be in the best interests of the stockholders of the Company and declared the Merger to be advisable; (ii) approved this Amendment; and (iii) resolved to recommend that the stockholders of the Company adopt the Agreement, as amended by this Amendment, the Merger and the transactions contemplated hereby and thereby.

        16.    Parent Stockholder Approval.    Without limiting the foregoing terms of this Amendment, the Parent hereby represents and warrants that, after giving effect to this Amendment, the issuance of the Parent Shares in the Merger will not require the prior approval of Parent's stockholders pursuant to either the DGCL or the rules and regulations of the NNM. Based upon such representation and warranty, all references to such approval in the Merger Agreement and the requirement that Parent conduct a stockholders meeting with respect to such issuance are hereby waived without further action on the part of either party to the Merger Agreement, and any such requirements shall no longer be a condition to closing.

        17.    Adequacy of D&O Insurance.    No later than July 31, 2002, the Company shall deliver to Parent a certificate (the "Acknowledgement") which shall represent and warrant that pursuant to Section 6.13(c) of the Merger Agreement, (i) the directors' and officers' liability insurance policy described on Exhibit A to this Amendment was obtained by the Company, (ii) the insurance carrier and terms of such policy, each as described on Exhibit A, are acceptable to the Company and its directors, and (iii) such policy contains terms comparable to those applicable to the current directors and officers of the Company covering all periods prior to the Effective Time. The Acknowledgement also shall expressly state that neither Parent nor the Surviving Corporation has any further obligations pursuant to Section 6.13(c) of the Merger Agreement.

        18.    Reference to and Effect on the Merger Agreement.

                (a)    Upon the effectiveness of this Amendment, each reference in the Merger Agreement to "this Agreement," "hereunder," "hereof, " "herein," or words of like import shall mean and be a reference to the Merger Agreement as amended hereby.

                (b)    Except as specifically amended or modified herein, all terms and provisions contained in the Merger Agreement shall remain in full force and effect.

        19.    Counterparts.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

B-1-6

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first hereinabove written.

DIVINE, INC., a Delaware corporation
By:	/s/ JUDE SULLIVAN
Name:	Jude Sullivan
Its:	Senior Vice President and General Counsel

DVC ACQUISITION COMPANY a Delaware corporation
By:	/s/ JUDE SULLIVAN
Name:	Jude Sullivan
Its:	President
VIANT CORPORATION a Delaware corporation
By:	/s/ ROBERT L. GETT
Name:	Robert L. Gett
Its:	Chief Executive Officer

B-1-7

Annex B-2

SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
BY AND AMONG
DIVINE, INC.,
DVC ACQUISITION COMPANY
and
VIANT CORPORATION

THIS SECOND AMENDMENT (the "Second Amendment") to the AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Merger Agreement") by and among DIVINE, INC., DVC ACQUISITION COMPANY and VIANT CORPORATION is made and entered into as of the 2nd day of August, 2002, by and among DIVINE, INC., a Delaware corporation ("Parent"), DVC ACQUISITION COMPANY, a Delaware corporation ("Merger Sub"), and VIANT CORPORATION, a Delaware corporation (the "Company" and, collectively with Parent and Merger Sub, the "Parties").

RECITALS:

        WHEREAS, the Parties hereto entered into the Merger Agreement as of April 5, 2002.

        WHEREAS, the Parties hereto entered into an Amendment to Agreement and Plan of Merger as of July 23, 2002 (the "First Amendment").

        WHEREAS, the Parties deem it to be in their best interest to further amend the Merger Agreement and the First Amendment as hereinafter provided.

        NOW, THEREFORE, the Parties hereto agree to further amend the Merger Agreement and the First Amendment as follows:

AGREEMENT:

        1.    Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to them in the Merger Agreement.

        2.    Section 8.2(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

          (a)  the Merger shall not have been consummated by September 30, 2002; provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

        3.    Section 17 of the First Amendment is hereby amended in its entirety to read as follows:

          17.    Adequacy of D&O Insurance.    No later than August 7, 2002, the Company shall deliver to Parent a certificate (the "Acknowledgement") which shall represent and

B-2-1

  warrant that pursuant to Section 6.13(c) of the Merger Agreement, (i) the directors' and officers' liability insurance policy described on Exhibit A to the First Amendment was obtained by the Company, (ii) the insurance carrier and terms of such policy, each as described on Exhibit A to the First Amendment, are acceptable to the Company and its directors, and (iii) such policy contains terms comparable to those applicable to the current directors and officers of the Company covering all periods prior to the Effective Time. The Acknowledgement also shall expressly state that neither Parent nor the Surviving Corporation has any further obligations pursuant to Section 6.13(c)  of the Merger Agreement.

          4.    Reference to and Effect on the Merger Agreement and the First Amendment.

            (a)  Upon the effectiveness of this Second Amendment, each reference in the Merger Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import shall mean and be a reference to the Merger Agreement as amended by the First Amendment and further amended hereby.

            (b)  Except as specifically amended or modified herein, all terms and provisions contained in the Merger Agreement and the First Amendment shall remain in full force and effect.

          5.    Counterparts.    This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

          6.    Governing Law.    This Second Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

[Signature page to follow]

B-2-2

        IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first hereinabove written.

DIVINE, INC., a Delaware corporation
By:	/s/ JUDE SULLIVAN
Name:	Jude Sullivan
Its:	Senior Vice President and General Counsel

DVC ACQUISITION COMPANY a Delaware corporation
By:	/s/ JUDE SULLIVAN
Name:	Jude Sullivan
Its:	President
VIANT CORPORATION a Delaware corporation
By:	/s/ ROBERT L. GETT
Name	Robert L. Gett
Its:	Chief Executive Officer

B-2-3

 Annex C

OPINION OF SG COWEN

July 23, 2002

Board of Directors
Viant Corporation
89 South Street, 2nd Floor
Boston, MA 02111

Ladies and Gentlemen:

        You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Viant Corporation (the "Company") of the Transaction Consideration (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of April 5, 2002 (the "Original Agreement"), by and among the Company, DVC Acquisition Company ("Merger Sub") and divine, inc. ("Acquirer"), as proposed to be amended by an Amendment to the Agreement and Plan of Merger and Reorganization (the "Amendment", and collectively with the Original Agreement, the "Agreement"), by and among the Company, Merger Sub and Acquirer.

        As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall survive the Merger and become a wholly owned subsidiary of Acquirer (the "Transaction"). The Company has advised us that immediately prior to the effective time of the Transaction, the Company will make a cash distribution (the "Distribution") pro rata to the holders of common stock, par value $0.001 per share of the Company (the "Company Common Stock") not to exceed $72,500,000, provided, however, that the Distribution may be increased by amounts, if any, equal to (1) if the Acknowledgement (as defined in the Agreement) is delivered to the Acquirer an amount equal to (i) $8,600,000, minus (ii) the product of the Merger Consideration (as defined below) multiplied by the Average Market Value (as defined below) and (2) any cash proceeds from the exercise of Company employee stock options after the date of the Amendment but on or prior to the expiration of the Option Exercise Period (as defined in the Agreement). In addition, upon consummation of the Transaction, each share of Company Common Stock will be converted into the right to receive an amount per share equal to a number of shares of Acquirer's Class A common stock, par value $0.001 per share (the "Acquirer Common Stock") (and associated rights to purchase Acquirer's Series A Junior Participating Preferred Stock, par value $0.001 per share) equal to the quotient of (x) the lesser of (i) the Merger Consideration (as defined below) or (ii) 19.99% of the number of shares of Acquirer Common Stock issued and outstanding as of the closing of the Transaction, divided by (y) the number of shares of Company Common Stock issued and outstanding as of the second business day prior to the closing of the Transaction (the "Stock Consideration", and collectively with the Distribution, the "Transaction Consideration"). The term "Merger Consideration" means a number of shares of Acquirer Common Stock equal to (1) if the Acknowledgement is delivered to Acquirer, the lesser of (i) $8,600,000 divided by the Average Market Value, or (ii) 19.99% of the number of shares of Acquirer Common Stock outstanding as of the closing of the Transaction or (2) if such Acknowledgement is not delivered to Acquirer, then $7,500,000 divided by the Average Market Value (as defined below). The term "Average Market Value" means the greater of (i) the lesser of (A) $2.9675 and (B) the volume weighted arithmetic average (rounded to the nearest five (5) decimal places) of the closing sale price per share of Acquirer Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days ending two (2) trading days prior to the closing of the Transaction, or (ii) $2.0325. The terms and conditions of the Transaction are set out more fully in the Agreement.

        SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Acquirer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services and for providing this Opinion pursuant to the terms of our engagement letter with the Company, dated as of July 18, 2002. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and the Acquirer and have received fees for the rendering of such services.

        In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

  •
  a copy of the Original Agreement and a draft of the Amendment dated July 23, 2002;

  •
  certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to SG Cowen by the Company management;

  •
  certain publicly available financial and other information for Acquirer and certain other relevant financial and operating data furnished to SG Cowen by Acquirer management;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the "Company Forecasts") and (the "Acquirer Forecasts"), prepared and approved by the management of the Company and Acquirer, respectively;

  •
  discussions we have had with certain members of the managements of each of the Company and Acquirer concerning the historical and current business operations, financial conditions and prospects of the Company and Acquirer and such other matters we deemed relevant;

  •
  certain operating results, the reported price and trading histories of the shares of the Company Common Stock and Acquirer Common Stock as compared to operating results, the reported price and trading histories of certain publicly traded companies we deemed relevant;

  •
  certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

  •
  based on the Company Forecasts, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows;

  •
  a liquidation analysis of the Company prepared by the Company's management; and

  •
  such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

        In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Acquirer, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently verified, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquirer. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Company Forecasts and Acquirer Forecasts which we examined were reasonably prepared by the respective managements of the Company and Acquirer on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of the Company and Acquirer, and such forecasts, provide a reasonable basis for our opinion.

        We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Acquirer, nor have we been furnished with such materials. We have assumed with your consent that there are no legal issues with regard to the Company or the Acquirer that would affect our opinion. Our services to the Company in connection with the Transaction have been comprised solely of rendering an opinion to the Board of Directors of the Company as to the fairness, from a financial point of view, to the stockholders of the Company of the Transaction Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion, and we expressly disclaim any responsibility to do so. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

        For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. You have informed us, and we have assumed, that the Stock Consideration will be issued in a tax-free reorganization.

        It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and, except for reproduction in the proxy statement/prospectus to be distributed to the holders of Company Common Stock in connection with such holders' consideration and vote on the Transaction, may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We are not expressing any opinion as to what the value of Acquirer Common Stock will be when issued by the Acquirer. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction. Furthermore, we express no view as to the price or trading range for shares of Acquirer Common Stock following the consummation of the Transaction.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Transaction Consideration to be received in the Transaction is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,
/s/ SG COWEN SECURITIES CORPORATION SG Cowen Securities Corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 145(a) of the General Corporation Law of the State of Delaware provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the Court of Chancery or such other court shall deem proper.

        Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. divine has obtained directors' and officers' liability insurance.

        Article XII of divine's third amended and restated certificate of incorporation provides for indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of divine who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, because that person is or was serving as a director or officer of divine, or was serving at the request of divine as a director or officer of any other enterprise. divine also enters into indemnification agreements with its directors and executive officers that provide for the indemnification described above.

        The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and Article XII of divine's third amended and restated certificate of incorporation.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit Number	Exhibit
2.1*	Agreement and Plan of Merger and Reorganization, dated as of April 5, 2002, among divine, inc., DVC Acquisition Company and Viant Corporation, excluding exhibits and schedules thereto (included as Annex A to the proxy statement/prospectus in this Registration Statement).
2.2*	Amendment to Agreement and Plan of Merger and Reorganization, dated as of July 23, 2002, among divine, inc., DVC Acquisition Company and Viant Corporation, excluding exhibits and schedules thereto (included as Annex B-1 to the proxy statement/prospectus in this Registration Statement).
2.3	Second Amendment to Agreement and Plan of Merger and Reorganization, dated as of August 2, 2002, among divine, inc., DVC Acquisition Company and Viant Corporation (included as Annex B-2 to the proxy statement/prospectus in this Registration Statement).
3.1(c)	Conformed copy of Third Amended and Restated Certificate of Incorporation of divine, as amended (incorporated herein by reference to Exhibit 2.2 to the Form 10-Q for the period ended March 31, 2001, filed with the SEC on May 15, 2001).
3.2	Amended and Restated Bylaws of divine (incorporated herein by reference to Exhibit 3.2 to divine's Registration Statement on Form S-1/A, File No. 333-92851 filed with the SEC on February 14, 2000 (the "IPO Registration Statement")).
3.3	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 3, 2002).
4.1	Specimen stock certificate representing divine's class A common stock (incorporated herein by reference to Exhibit 4.1 to the IPO Registration Statement).
4.2	Rights Agreement dated as of February 12, 2001, between divine interVentures, inc., and Computershare Investor Services, LLC, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock setting forth the terms of the Series A Junior Participating Preferred Stock, par value $.001 per share, as Exhibit A, the form of Rights Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated herein by reference to Exhibit 1 to the Registration Statement on Form 8-A of divine filed with the SEC on February 13, 2001).
4.3	Amendment No. 1 to Rights Agreement, dated as of July 8, 2001, between divine and Computershare Investor Services, LLC, as Rights Agent, as Rights Agent (incorporated herein by reference to Exhibit 2 to the Registration Statement on Form 8-A/A of divine filed with the SEC on July 23, 2001).
4.4	Amendment No. 2 to Rights Agreement, dated as of August 15, 2001, between divine and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form 8-A/A of divine filed with the SEC on August 20, 2001).
4.5	Amendment No. 3 to Rights Agreement, dated as of May 29, 2002, between divine and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4 to the Registration Statement on Form 8-A/A of divine filed with the SEC on June 4, 2002).

4.6	Amendment No. 4 to Rights Agreement, dated as of July 16, 2002, between divine and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 6 to the Registration Statement on Form 8-A/A of divine filed with the SEC on July 31, 2002).
4.7	Amendment No. 5 to Rights Agreement, dated as of July 24, 2002, between divine and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 7 to the Registration Statement on Form 8-A/A of divine filed with the SEC on July 31, 2002).
4.8	Securities Purchase Agreement, dated as of May 29, 2002, by and between divine and the investors named therein (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on June 3, 2002).
4.9	Second Amended and Restated Securities Purchase Agreement, dated as of July 24, 2002, by and between divine and the investors named therein (incorporated herein by reference to Exhibit 4.1 to the Form 8-K/A filed with the SEC on July 25, 2002).
5	Opinion of Katten Muchin Zavis Rosenman regarding the shares of divine common stock issuable in the merger.
8.1	Opinion of Katten Muchin Zavis Rosenman regarding tax matters.
8.2	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding tax matters.
23.1	Consent of Katten Muchin Zavis Rosenman (included in Exhibits 5 and 23.1).
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.2).
23.3	Consent of KPMG LLP with respect to divine financial statements.
23.4	Consent of PricewaterhouseCoopers LLP with respect to Viant financial statements.
23.7	Consent of Luboshitz Kasierer with respect to Emicom Group Inc. financial statements.
23.8	Consent of Ernst & Young with respect to Data Return financial statements.
23.9	Consent of KPMG LLP with respect to RoweCom financial statements.
23.10	Consent of SG Cowen.
24.1**	Power of Attorney (included on the signature page of this Registration Statement).
99.2	Form of Proxy Card.
99.4**	Form of Voting Agreement.

*
The schedules and exhibits to the Agreement and Plan of Merger and Reorganization have been omitted pursuant to Item 601(b)(2) of Regulation S-K. divine agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.

**
Previously filed.

(b)
Financial Statement Schedules—None.

Item 22.    Undertakings.

        We hereby undertake as follows:

        (1)  To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (6)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (7)  That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (8)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (9)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 20, 2002.

divine, inc.
By:	/s/ MICHAEL P. CULLINANE Michael P. Cullinane Executive Vice President, Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on August 20, 2002.

Signature	Title

/s/ ANDREW J. FILIPOWSKI* Andrew J. Filipowski	Chairman of the Board and Chief Executive Officer
/s/ MICHAEL P. CULLINANE* Michael P. Cullinane	Executive Vice President, Chief Financial Officer, Treasurer and Director
/s/ PAUL L. HUMENANSKY* Paul L. Humenansky	President, Chief Operating Officer and Director
/s/ TOMMY BENNETT* Tommy Bennett	Director
John Cooper	Director
/s/ JAMES E. COWIE* James E. Cowie	Director
Michael H. Forster	Director

/s/ ARTHUR W. HAHN* Arthur W. Hahn	Director
J. Kevin Nater	Director
*By	MICHAEL P. CULLINANE, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit
2.1*	Agreement and Plan of Merger and Reorganization, dated as of April 5, 2002, among divine, inc., DVC Acquisition Company and Viant Corporation, excluding exhibits and schedules thereto (included as Annex A to the proxy statement/prospectus in this Registration Statement).
2.2*
Amendment to Agreement and Plan of Merger and Reorganization, dated as of July 23, 2002, among divine, inc., DVC Acquisition Company and Viant Corporation, excluding exhibits and schedules thereto (included as Annex B-1 to the proxy statement/prospectus in this Registration Statement).
2.3
Second Amendment to Agreement and Plan of Merger and Reorganization, dated as of August 2, 2002, among divine, inc., DVC Acquisition Company and Viant Corporation (included as Annex B-2 to the proxy statement/prospectus in this Registration Statement).
3.1(c)
Conformed copy of Third Amended and Restated Certificate of Incorporation of divine, as amended (incorporated herein by reference to Exhibit 2.2 to the Form 10-Q for the period ended March 31, 2001, filed with the SEC on May 15, 2001).
3.2
Amended and Restated Bylaws of divine (incorporated herein by reference to Exhibit 3.2 to divine's Registration Statement on Form S-1/A, File No. 333-92851 filed with the SEC on February 14, 2000 (the "IPO Registration Statement")).
3.3	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, (incorporated herein by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 3, 2002).
4.1	Specimen stock certificate representing divine's class A common stock (incorporated herein by reference to Exhibit 4.1 to the IPO Registration Statement).
4.2
Rights Agreement dated as of February 12, 2001, between divine interVentures, inc., and Computershare Investor Services, LLC, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock setting forth the terms of the Series A Junior Participating Preferred Stock, par value $.001 per share, as Exhibit A, the form of Rights Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated herein by reference to Exhibit 1 to the Registration Statement on Form 8-A of divine filed with the SEC on February 13, 2001).
4.3
Amendment No. 1 to Rights Agreement, dated as of July 8, 2001, between divine and Computershare Investor Services, LLC, as Rights Agent, as Rights Agent (incorporated herein by reference to Exhibit 2 to the Registration Statement on Form 8-A/A of divine filed with the SEC on July 23, 2001).
4.4
Amendment No. 2 to Rights Agreement, dated as of August 15, 2001, between divine and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form 8-A/A of divine filed with the SEC on August 20, 2001).
4.5
Amendment No. 3 to Rights Agreement, dated as of May 29, 2002, between divine and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4 to the Registration Statement on Form 8-A/A of divine filed with the SEC on June 4, 2002).

4.6
Amendment No. 4 to Rights Agreement, dated as of July 16, 2002, between divine and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 6 to the Registration Statement on Form 8-A/A of divine filed with the SEC on July 31, 2002).
4.7
Amendment No. 5 to Rights Agreement, dated as of July 24, 2002, between divine and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 7 to the Registration Statement on Form 8-A/A of divine filed with the SEC on July 31, 2002).
4.8
Securities Purchase Agreement, dated as of May 29, 2002, by and between divine and the investors named therein (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on June 3, 2002).
4.9
Second Amended and Restated Securities Purchase Agreement, dated as of July 24, 2002, by and between divine and the investors named therein (incorporated herein by reference to Exhibit 4.1 to the Form 8-K/A filed with the SEC on July 25, 2002).
5	Opinion of Katten Muchin Zavis Rosenman regarding the shares of divine common stock issuable in the merger.
8.1	Opinion of Katten Muchin Zavis Rosenman regarding tax matters.
8.2	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding tax matters.
23.1	Consent of Katten Muchin Zavis Rosenman (included in Exhibits 5 and 23.1).
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.2).
23.3	Consent of KPMG LLP with respect to divine financial statements.
23.4	Consent of PricewaterhouseCoopers LLP with respect to Viant financial statements.
23.7	Consent of Luboshitz Kasierer with respect to Emicom Group Inc. financial statements.
23.8	Consent of Ernst & Young with respect to Data Return financial statements.
23.9	Consent of KPMG LLP with respect to RoweCom financial statements.
23.10	Consent of SG Cowen.
24.1**	Power of Attorney (included on the signature page of this Registration Statement).
99.2	Form of Proxy Card.
99.4**	Form of Voting Agreement.

*
The schedules and exhibits to the Agreement and Plan of Merger and Reorganization have been omitted pursuant to Item 601(b)(2) of Regulation S-K. divine agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.

**
Previously filed.

QuickLinks

ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE VIANT SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
THE VOTING AGREEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2002
COMPARISON OF RIGHTS OF DIVINE STOCKHOLDERS AND VIANT STOCKHOLDERS
STOCKHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
  Annex A
TABLE OF CONTENTS
TABLE OF DEFINED TERMS
  Annex B-1
AGREEMENT
  Annex B-2
AGREEMENT
  Annex C
OPINION OF SG COWEN
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
EXHIBIT INDEX